      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2000

                                                      REGISTRATION NO. 333-35304
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------
                                 WIRELESS, INC.
             (Exact name of registrant as specified in its charter)

                                 --------------

          DELAWARE                                    3663                                   94-3269426
(State or other jurisdiction of            (Primary Standard Industrial                    (I.R.S. Employer
incorporation or organization)             Classification Code Number)                  Identification Number)

                              5452 BETSY ROSS DRIVE
                              SANTA CLARA, CA 95054
                                 (408) 727-8383
(Name and Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                                 --------------
                               WILLIAM J. PALUMBO
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 WIRELESS, INC.
                              5452 BETSY ROSS DRIVE
                              SANTA CLARA, CA 95054
                                 (408) 727-8383
       (Address, including zip code, and telephone number, including area code, of agent for service)
                                 --------------
                                   COPIES TO:

       WARREN T. LAZAROW, ESQ.
        DAVID G. ODRICH, ESQ.                   BLAIR W. WHITE, ESQ.
       JONATHAN G. SHAPIRO, ESQ.             CHRISTINE K. TALARIDES, ESQ.
         ANDREW R. HULL, ESQ.                   BLAIR M. WALTERS, ESQ.
    BROBECK, PHLEGER & HARRISON LLP         PILLSBURY MADISON & SUTRO LLP
        TWO EMBARCADERO PLACE                    2550 HANOVER STREET
           2200 GENG ROAD                        PALO ALTO, CA 94304
        PALO ALTO, CA 94303                        (650) 233-4500
         (650) 424-0160

                                 --------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                 --------------
     If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               -----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
********************************************************************************


                   SUBJECT TO COMPLETION, DATED JULY 18, 2000


PROSPECTUS

                                8,500,000 SHARES

                                 [WIRELESS LOGO]

                                  COMMON STOCK

                                 $     PER SHARE

                                 ---------------


       We are selling 8,500,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 1,275,000 additional shares of our common stock to cover over-allotments.


       This is an initial public offering of our common stock. We currently expect the initial public offering price of the common stock to be between $8.00 and $10.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "WLSS" subject to notice of issuance.


                                 --------------


       INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                   PER SHARE        TOTAL
                                                  -------------  -------------
Initial Public Offering Price                      $                $
Underwriting Discount                              $                $
Proceeds to Wireless, Inc. (before expenses)       $                $

       The underwriters expect to deliver the shares to purchasers on or about
                    , 2000.

                                 --------------

SALOMON SMITH BARNEY

            CIBC WORLD MARKETS

                    PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES

               , 2000

                               INSIDE FRONT COVER


     In the top left corner of the page on the light blue background is the Wireless logo, which consists of the word "Wireless" with the first four letters in black and the last four in blue, multi-colored dots appearing above the "i", "r" and "e", the capital letters "INC" in the top right corner, the letters "TM" in the lower right corner and a semi-circular blue line underneath. Underneath the logo are the words "Broadband without Boundaries." Below the Wireless logo are three colored bars with a photograph of a Wireless product superimposed on each of them. The colors of the bars correspond to the colors of the headings on the following 2 pages (the gatefold) which illustrate the architecture of point-to-multipoint, point-to-point and high capacity transport systems. On the first bar, which is blue, is a photograph of a WaveNet Access transmitter, above which are words "WaveNet Access." On the middle bar, which is red, is a photograph of a WaveNet Link system, above which are the words "WaveNet Link." On the lower bar, which is orange, is a photograph of a WaveNet Transport system, above which are the words "WaveNet Tarnsport." The word "WaveNet" is in bold, each time it appears.


                                    GATEFOLD


     The gatefold consists of three large columns stretching across both pages of the gatefold. A bar appears above the three columns which is colored blue over the first column, red over the second column and orange over the third column. The blue portion of the bar contains the words "Point-to-multipoint," the red portion of the bar contains the words "Point-to-point" and the orange portion of the bar contains the words "High-capacity transport". In the upper left corner of the left page above the bar is the Wireless logo, which consists of the word "Wireless" with the first four letters in black and the last four in blue, multi-colored dots appearing above the "i," "r" and "e," the capital letters "INC." in the top right corner, the letters "TM" in the lower right corner and a semi-circular blue line underneath.



     The first column contains two diagrams, one illustrating the operation of the WaveNet Access System and one illustrating the operation of the StarPort System. The first diagram consists of five small buildings, four of which are labeled "Insurance," "Office Supply," "Bank," "Retailer" and the fifth of which is not labeled. Red dots emanate from a Wireless product on the top of each building to a large telephone pole at the right of the column on which a Wireless device is mounted. Below the diagram are the words "WaveNet Access" in bold. The second diagram, which appears below the first, consists of four houses and a personal computer below the first house. There is a personal computer visible inside the first house as well. Both personal computers are connected to a small Wireless device. Red dots emanate from a Wireless product within each building to a large telephone pole at the right of the column on which a Wireless device is mounted. Below the diagram is the word "StarPort" in bold and underneath on a yellow background, the words "Under development."



     The second column contains a diagram illustrating the operation of the WaveNet Link system. A line connects the large pole on the right side of the first diagram in the WaveNet Access column to a large pole on the left side of the second column on which another Wireless device appears. A caption over the line connecting the two poles reads "Voice and data traffic" in bold and an arrow pointing between both poles appears under the caption. A second line connects the pole on the right side of the StarPort diagram in the first column to another pole on the left side of the second column. A caption over the line connecting the two poles reads "Internet traffic" and an arrow pointing between both poles appears under the caption. Red dots emanate from both poles on the left side of the second column to two poles on the right side of the second column, on which are mounted Wireless devices. In the center-right of the second column are the words "WaveNet Link," in bold.



     The third column contains a diagram illustrating the operation of the WaveNet Transport system. Two lines connect the two poles on the right side of the second column to a large box on the left side of the third column out of which a pole emerges with a microwave antenna at the top. Red dots emanate from the microwave antenna to another similar antenna on top of a building in the center of the third column. The words "Communication Service Provider" appear below the building in bold. A thick red line connects the building to the words "The Internet" in bold. In the center-left of the third column are the words "WaveNet Transport," in bold.

                                TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           -----

Prospectus Summary......................................................................................      4
Risk Factors............................................................................................      8
Forward-Looking Statements..............................................................................     20
Use of Proceeds.........................................................................................     21
Dividend Policy.........................................................................................     21
Capitalization..........................................................................................     22
Dilution................................................................................................     23
Selected Financial Data.................................................................................     24
Management's Discussion and Analysis of Financial Condition and Results of Operations...................     26
Business................................................................................................     37
Management..............................................................................................     49
Executive Compensation and Other Information............................................................     54
Certain Transactions....................................................................................     61
Principal Stockholders..................................................................................     66
Description of Capital Stock............................................................................     69
Material United States Federal Income and Estate Tax Consequences to Non-United States Holders..........     73
Shares Available for Future Sale........................................................................     75
Underwriting............................................................................................     77
Legal Matters...........................................................................................     79
Experts.................................................................................................     79
Additional Information..................................................................................     79
Index to Financial Statements...........................................................................    F-1

                                 --------------


       Until                         , 2000, all dealers that buy, sell or
trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS," AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.


                                   OUR COMPANY


     We are a provider of high-speed, or broadband, wireless access systems that enable international and domestic Internet and communications service providers, telephone operating companies and private network operators to deliver voice and high-speed data services to their customers. Our systems are designed as an alternative to fiber optic, copper-based or cable-based communication transmission methods and allow a service provider to rapidly deliver high-speed Internet access in a service area. In addition, our wireless systems transport voice and high-speed data traffic within a service provider's network.


     We offer two categories of wireless systems, point-to-point and point-to-multipoint. A point-to-point wireless system connects two locations, using two identical pieces of equipment. Each piece of equipment is first connected to an end-user's or service provider's network by a cable and a connector and then connected by an antenna cable to an antenna that is usually mounted on a rooftop or tower. The two antennas are then aimed at one another to create a wireless connection. A point-to-multipoint wireless system connects multiple facilities within a relatively small geographic location to a central hub. Our systems are available in a broad range of frequency assignments, enabling us to address the different regulatory requirements of multiple geographic markets.



     Our principal product family is called WAVENET and consists of three categories of systems, LINK, Transport and ACCESS. Our WAVENET LINK systems are point-to-point wireless systems that are typically used by Internet service providers to deliver high-speed Internet access to businesses and residential buildings. Our WAVENET TRANSPORT systems are point-to-point wireless systems similar to our WAVENET LINK systems but provide considerably higher data transmission rates. Our WAVENET TRANSPORT systems are typically used by communication service providers, cellular network operators and telephone operating companies to transport high-volume network traffic. Our WAVENET ACCESS systems are point-to-multipoint wireless systems that are typically used to facilitate high speed Internet access for small and medium sized businesses. In partnership with TRW, Inc., we intend to introduce in fall 2000 a new point-to-multipoint wireless system called STARPORT, to target the residential and small office/home office markets. STARPORT is expected to be well suited for these markets because it is designed to be easily installed by the consumer and we expect that it will not require a line of sight between transmission and reception locations.


     A substantial portion of our revenues is derived from outside the United States, as some of our customers have installed and are operating our systems in Argentina, Brazil, Chile, China, Mexico, Panama, the Philippines, Poland and the United States. Our international service organization provides customer support 24 hours per day, 7 days a week and offers network design and installation services as part of our wireless solution.


     Although we are optimistic about our future prospects, we face many challenges and risks. We have a limited operating history and did not ship our first wireless access product until the fall of 1998. We have not achieved, and may never achieve, profitability. In addition, we expect to incur net losses in the future, and these losses may be substantial. Moreover, we have significant future capital requirements related to the development of our products. If we are unable to fund these requirements, our business could be seriously harmed.



     Over the past decade, the amount of broadband data transmitted across communications networks has grown significantly due to the increased use of the Internet and data-intensive applications. The increase in network traffic has, in turn, created an increase in demand for data transmission capacity, or bandwidth, and broadband services to support it, including wire line technologies and wireless technologies. Broadband wireless technology enables rapid implementation of high-speed network access in a cost-effective manner relative to wired networks. We believe that wireless network providers will be able to gain a greater share of the network access market because, unlike local telephone companies, they are not required by federal law to share their wireless networks with competing service providers. In addition, a broadband wireless network is often the best option for high-speed communication in remote areas and in many developing countries due to the lack of an existing wired infrastructure. In these regions, wireless technologies provide clear advantages over wired networks, including lower cost, faster installation, greater flexibility and increased reliability.

     Our goal is to be the broadband wireless access solution of choice, both domestically and internationally, for Internet and communication service providers, telephone operating companies and private network operators. Our strategy for achieving this goal includes the following core elements:


     o    Introducing new broadband wireless access technologies;


     o    Leveraging our strategic relationships;

     o    Expanding our international market presence;

     o    Emphasizing research and development; and

     o    Continuing to deliver high-quality customer service and support.

                                 OUR BACKGROUND


     Wireless, Inc. was incorporated on May 7, 1997 in California and in August 1998 purchased Multipoint Networks, Inc., or Multipoint, a California corporation engaged in the manufacturing of point-to-multipoint data products. Wireless, Inc. reincorporated in Delaware in July 2000. Our principal executive offices are located at 5452 Betsy Ross Drive, Santa Clara, CA 95054 and our telephone number is (408) 727-8383. Our web site can be found at www.wire-less-inc.com. Information contained in our web site does not constitute a part of this prospectus.

                              THE OFFERING


  Common stock offered...................  8,500,000 Shares
  Common stock to be outstanding
  after the offering.....................  41,236,665 Shares
  Use of proceeds........................  $2.5 million of the proceeds will be paid to TRW in connection with the
                                           license of certain technology. In
                                           addition, $8.5 million of the
                                           proceeds will be paid to TRW in
                                           connection with accrued development
                                           costs incurred through June 30, 2000
                                           and up to $15.0 million of the
                                           proceeds will be paid to TRW in
                                           connection with future development
                                           costs. The remainder of the proceeds
                                           will be used for general corporate
                                           purposes, including working capital
                                           and capital expenditures. We may also
                                           use a portion of the remaining
                                           proceeds for possible acquisitions.
                                           See "Use of Proceeds."


  Proposed Nasdaq National Market symbol   "WLSS"
                                 --------------

Unless otherwise indicated all information in this prospectus:

       o assumes no exercise of the underwriters' over-allotment option; and

       o reflects the conversion of all of our outstanding preferred stock into common stock upon the effectiveness of the registration statement.

See "Description of Capital Stock" and "Underwriting."


       EXCEPT WHERE OTHERWISE NOTED, REFERENCES IN THIS PROSPECTUS TO 1998 AND 1999 REFER TO THE TWELVE MONTHS ENDING DECEMBER 31, 1998 AND DECEMBER 31, 1999, RESPECTIVELY, REFERENCES TO THE PERIOD FROM INCEPTION TO DECEMBER 31, 1997 REFER TO THE PERIOD BEGINNING MAY 7, 1997 AND ENDING DECEMBER 31, 1997 AND REFERENCES TO THE FIRST HALF OF 1999 AND 2000 REFER TO THE SIX MONTHS ENDING JUNE 30, 1999 AND 2000, RESPECTIVELY.

                                 --------------

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                          SUMMARY FINANCIAL INFORMATION
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following tables set forth our summary financial, operating and balance sheet data. You should read this information together with the financial statements and the related notes included elsewhere in this prospectus, as well as the information set forth under the captions "Selected Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


         The pro forma financial data presented below reflects as of June 30, 2000:

         o the conversion of all outstanding shares of preferred stock into common stock; and

         o the exercise of outstanding warrants to purchase 150,000 shares of common stock at a weighted-average exercise price of $3.00 per share, which by their terms expire or automatically convert within 30 days of the completion of this offering.


The pro forma, as adjusted balance sheet data presented below reflects the above factors as well as the estimated net proceeds from the sale of 8,500,000 shares of common stock at an assumed initial public offering price of $9.00 per share, the middle of the filing range, after deducting estimated underwriting discounts and commissions and our estimated offering expenses. See Note 1 of Notes to Financial Statements for a detailed explanation of the determination of the shares used to compute actual and pro forma basic and diluted net loss per share.



                                                              PERIOD FROM
                                                              MAY 7, 1997
                                                            (INCEPTION) TO
                                                             DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                           ------------------  --------------------------------------
                                                                 1997                1998                1999
                                                           ------------------  -----------------   ------------------

STATEMENT OF OPERATIONS DATA:
Revenue.................................................   $             201   $         11,172    $          20,329
Gross profit (loss).....................................                (220)             2,081                4,972
Total operating expenses................................               3,438              9,267               18,411
Operating loss..........................................              (3,658)            (7,186)             (13,439)
Net loss................................................   $          (3,644)  $         (7,476)   $         (13,866)
                                                           ==================  =================   ==================
Basic and diluted net loss per share....................   $              --   $          (6.02)   $           (4.18)
                                                           ==================  =================   ==================
Basic and diluted weighted average shares used in                                     1,242,617            3,316,344
   computation of net loss per share....................
Pro forma basic and diluted net loss per share..........                                           $           (0.85)
                                                                                                   ==================
Pro forma basic and diluted weighted average shares
   used in computation of net loss per share............                                                  16,334,797


                                                                 SIX MONTHS ENDED JUNE 30,
                                                           ---------------------------------------
                                                                 1999                 2000
                                                           -----------------   -------------------
                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.................................................   $          9,505    $           11,851
Gross profit (loss).....................................              3,052                 2,238
Total operating expenses................................              6,326                33,937
Operating loss..........................................             (3,275)              (31,699)
Net loss................................................   $         (3,497)   $          (31,686)
                                                           =================   ===================
Basic and diluted net loss per share....................   $          (1.07)   $            (3.33)
                                                           =================   ===================
Basic and diluted weighted average shares used in                 3,269,763             9,513,156
   computation of net loss per share....................
Pro forma basic and diluted net loss per share..........                       $            (1.06)
                                                                               ===================
Pro forma basic and diluted weighted average shares
   used in computation of net loss per share............                               29,996,681




                                                                                           AS OF JUNE 30, 2000
                                                                            --------------------------------------------------
                                                                                               (UNAUDITED)
                                                                                                                PRO FORMA,
                                                                              ACTUAL         PRO FORMA         AS ADJUSTED
                                                                            ------------   ---------------   -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................    $     4,289    $        4,739    $        73,334
Working capital.........................................................         (3,931)           (3,481)            65,114
Total assets............................................................         31,976            32,426            101,021
Long-term liabilities...................................................            239               239                239
Total stockholders' equity..............................................         12,163            12,613             81,208

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK.

                          RISKS RELATING TO OUR COMPANY


OUR MARKET IS NEW AND RAPIDLY EVOLVING AND WE HAVE ONLY RECENTLY BEGUN SELLING MOST OF OUR CURRENT PRODUCT LINE, WHICH MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND ASSESS OUR PROSPECTS FOR PROFITABILITY.

     We were incorporated in May 1997 and did not ship our first wireless access product or recognize revenue from such products until September 1998. In addition, most of our current systems were introduced within the past year. Accordingly, we have limited meaningful historical financial data upon which to base projected revenues and planned operating expenses and upon which investors may evaluate us and our prospects. Our ability to sell products and the level of success we achieve depends, in part, on the level of demand for broadband wireless access and networking products, which is difficult to predict given that we operate in a new and rapidly evolving market. In addition, because we have only recently begun commercial shipment of wireless systems, we have limited insight into trends that may emerge in our industry and affect our business. If we fail to respond to such trends and execute our business strategy, we may not be able to achieve and maintain profitability.


WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.


     As of June 30, 2000, we had an accumulated deficit of $56.7 million. We anticipate continuing to incur significant sales and marketing and general and administrative expenses and significantly increasing our research and development expenses as a result of products under development. As a result, we will need to generate significantly higher revenues to achieve or sustain profitability and we may not be able to generate these revenues. We incurred net losses of $3.6 million, $7.5 million, $13.9 million and $31.7 million in 1997, 1998, 1999 and the first half of 2000, respectively. We expect to continue to incur net losses for the foreseeable future.



DUE TO OUR LIMITED OPERATING HISTORY, THE NEW AND RAPIDLY EVOLVING NATURE OF OUR MARKET, OUR LARGE NUMBER OF FIXED EXPENSES, AND THE RISKS WE MAY ENCOUNTER, OUR OPERATING RESULTS AND STOCK PRICE ARE LIKELY TO FLUCTUATE.

     Our operating results have varied in the past and are likely to vary in the future due to a variety of factors, including our limited operating history and variations in the timing and size of orders from a discrete number of current and potential customers, which makes it difficult for us to estimate trends in demand. Because our operating expenses for personnel, new system development and inventory continue to increase, we must continue to generate increased sales to offset these increased expenses. We have limited ability to reduce expenses quickly in response to any revenue shortfall. In response to anticipated long lead times to obtain inventory and materials from our contract manufacturers and suppliers, we have in the past and may continue to need to order in advance of anticipated customer demand. Advance ordering has and may continue to result in higher inventory levels. To sell this increasing inventory, we have depended on and will continue to depend on an increase in customer demand. We do not know if our revenues will grow rapidly enough to absorb these costs. Any significant shortfall in customer demand would harm our quarterly and annual operating results. Accordingly, it is difficult to predict the quarterly revenues that we will recognize in any given period. It is possible that our revenues and operating results may be below the expectations of securities analysts or investors and if we fail to meet these expectations, the market price of our stock will likely decrease. If our quarterly operating results decline, because of these factors or the occurrence of any other risks discussed in this prospectus, such fluctuation could cause the market price of our common stock to decline. We do not believe that period-to-period comparisons of our revenues and operating results are necessarily meaningful. You should not rely on the results of any one quarter as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

WE CURRENTLY SELL A LIMITED NUMBER OF SYSTEMS AND BECAUSE OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE, THESE SYSTEMS MAY BECOME OBSOLETE AND WE MAY NOT BE ABLE TO ENHANCE EXISTING SYSTEMS AND INTRODUCE NEW SYSTEMS THAT ACHIEVE MARKET ACCEPTANCE IN A TIMELY AND COST-EFFECTIVE MANNER.

     Our WAVENET ACCESS 2400, WAVENET ACCESS 2458, WAVENET LINK, WAVENET TRANSPORT, and RAN SYSTEM and those systems that we resell are the only systems we have shipped to our customers. The market for broadband wireless access systems is characterized by rapidly changing technology and evolving industry standards. If we fail to introduce and achieve market acceptance of enhancements to our existing systems, as well as new systems and products, in a timely manner that meets changing customer requirements and evolving industry standards, or if we are forced to liquidate or write-off obsolete inventory, our business, operating results and financial condition will be materially harmed. In addition, our technology or our systems may become obsolete upon the introduction of alternative technologies by competitors. Following our acquisition of Multipoint we incurred a charge of approximately $1.2 million in 1999 for inventory obsolescence related to earlier legacy products acquired from Multipoint. We may incur such charges in the future if our products or those of companies we acquire become obsolete.



IF THE DEVELOPMENT OF OUR STARPORT SYSTEM IS MATERIALLY DELAYED OR FAILS TO PERFORM TO CUSTOMER EXPECTATIONS, OR IF OUR STRATEGIC RELATIONSHIP WITH TRW IS TERMINATED, OUR BUSINESS AND FUTURE GROWTH WILL BE SUBSTANTIALLY HARMED AND WE MAY LOSE OUR EXCLUSIVE LICENSE TO THE TECHNOLOGY.

     We obtained an exclusive license from TRW in January 2000 to use the technology employed by our STARPORT system in base stations configured for outdoor use. The STARPORT system is still under development and will require significant internal resources to complete, including requiring us to maintain a significant staff of qualified engineers. There is intense competition for qualified engineers in our industry and if we lose the engineers currently developing our STARPORT system we may not be able to find suitable replacements. If this were to happen, the commercial release of the STARPORT system could be delayed. If we do not offer a commercial version of a product containing the STARPORT technology for sale by July 14, 2001, unless the delay is the fault of TRW or attributable to specified reasons, we will lose our exclusivity with respect to the TRW license.

     Our current broadband wireless access systems are not designed for, or easily used in residential and small office/home office markets, where we believe there is a potentially significant market opportunity for broadband wireless access systems. Accordingly, we are devoting substantial resources to developing our STARPORT system for this market. Our future growth depends on the success of our STARPORT system and we are committed to spending substantial amounts of money to develop and commercialize products based upon STARPORT technology. STARPORT iscurrently being field tested and we have not yet begun accepting orders for this product. If we fail to successfully commercialize products containing STARPORT technology or if the development and commercialization of STARPORT costs significantly more than we anticipate, our prospects will be severely diminished. Moreover, if our STARPORT system does not perform to customer expectations once we completed development, our business will be substantially harmed. In addition, the STARPORT system represents a significant increase in design complexity and sophistication of operation from our current products and our WAVENET ACCESS 3500 system. Because our current products are not as complex as STARPORT, we may experience design or manufacturing difficulties that could delay or prevent our development or commercialization of the STARPORT system or enhancements to or based on that system. See "Business--Strategic Relationship with TRW" and "Certain Transactions--Strategic Relationship with TRW."



IF EITHER OUR CURRENTLY AVAILABLE BROADBAND WIRELESS ACCESS SYSTEMS OR THOSE UNDER DEVELOPMENT DO NOT FUNCTION WELL, OR DO NOT MEET CUSTOMER EXPECTATIONS, WE COULD LOSE SALES OPPORTUNITIES, SUFFER INJURY TO OUR REPUTATION, OR EXPERIENCE WARRANTY CLAIMS.

     Our broadband wireless access systems, including those under development, are extremely complex and once deployed may exhibit unanticipated operational inconsistencies when used in varying networks and physical environments. Factors that may cause such inconsistencies include:

     o    software design flaws;

     o    improper customer installation; and

     o    inclement weather

     If any of our current or future broadband wireless access systems fail, or do not function adequately for our customers' needs, we could experience:


     o    delays in, or losses of, sales opportunities;

     o    diversion of development resources;

     o    injury to our reputation; and

     o    increased service, warranty and replacement costs.


IF ANY OF OUR SYSTEMS FAIL TO COMPLY WITH INDUSTRY SPECIFICIATIONS OR ARE NOT COMPATIBLE WITH OTHER PRODUCTS, WE COULD EXPERIENCE LOST SALES OPPORTUNITIES OR DEVELOPMENT DELAYS WHICH WOULD SUBSTANTIALLY HARM OUR BUSINESS.

     We design our current products and those under development to comply with identified and known industry specifications for radio and networking operations. Our products are sometimes used by our customers with products manufactured by other companies, or with products that are not primarily intended for use in broadband wireless applications. Our current and future products may not be fully compatible, or may not remain operational when used in conjunction with other products. Failure of our current systems, or planned systems such as WAVENET ACCESS 3500 and STARPORT, to operate as expected could delay or prevent their adoption.


GOVERNMENT AGENCIES RETAIN BROAD AUTHORITY TO DESIGNATE THE PERMISSIBLE USES FOR VARIOUS RADIO FREQUENCIES AND IF THE RADIO FREQUENCY IN WHICH OUR WAVENET ACCESS 3500 SYSTEM IS DESIGNED TO OPERATE IS REASSIGNED, OUR BUSINESS WILL BE SUBSTANTIALLY HARMED.

     Various governing bodies and regulatory agencies have the right to reassign a radio frequency to a different use if they deem its current use does not best meet public needs. We have expended significant resources to design our WAVENET ACCESS 3500 system to operate in the 3.5 GHz frequency radio band. This frequency band was reassigned for broadband wireless access applications within the last five years and it could be reassigned for another use at any time. If the 3.5 GHz frequency band does not remain available for use by point-to-multipoint broadband wireless access systems at or subsequent to the time we develop and launch our WAVENET ACCESS 3500 system, we would be unable to sell this system and our business and future growth would be significantly harmed. The reassignment of the 3.5 GHz frequency band to services other than broadband wireless access applications would significantly harm our business.

OUR BUSINESS MODEL DEPENDS UPON OBTAINING AND PROTECTING OUR INTELLECTUAL PROPERTY, AND IF WE FAIL TO PROTECT OUR PROPRIETARY RIGHTS, OUR BUSINESS COULD BE HARMED.


     Our ability to compete depends substantially upon our internally developed technology, and, in particular, upon our ability to obtain and preserve patent and other intellectual property rights covering our systems and development and testing tools. Our efforts to obtain and maintain patent, trade secret, copyright and other intellectual property protection in connection with our products are likely to be expensive, may not be effective and may have unpredictable consequences. If we are not successful in protecting our intellectual property, our business could be substantially harmed.


     OUR PENDING PATENTS MAY NEVER BE ISSUED, AND EVEN IF ISSUED, MAY PROVIDE US WITH LITTLE PROTECTION.

     We regard the protection of patentable inventions as important to our future opportunities. We currently hold two U.S. patents and have two patent applications pending before the U.S. Patent and Trademark Office relating to our point-to-multipoint wireless networking technology. We also share ownership of two patent applications pending before the U.S. Patent and Trademark Office, obtained under a purchase and license agreement with TRW, relating to our STARPORT point-to-multipoint wireless networking technology. In addition, under our purchase and license agreement with TRW, we obtained rights in technology in the field of wireless communications systems that may lead to additional patent applications. However, a significant number of our sales are made internationally and none of our technology is patented outside of the United States nor do we currently have any international patent applications pending. In addition, any of the following events could significantly harm our business:

     o patents may not be issued to us from our currently pending or future applications;

     o our existing patents or any new patents may not be sufficient in scope to provide meaningful protection or any commercial advantage to us;

     o an issued patent may be successfully challenged by one or more third parties, resulting in our loss of the right to prevent others from exploiting the inventions claimed in the patents;

     o foreign intellectual property laws may not adequately protect our intellectual property rights, if at all; and

     o others may independently develop similar or superior products, duplicate our products or design around any patents issued to us.

     TO PROTECT OUR PROPRIETARY RIGHTS, WE RELY UPON TRADEMARKS, COPYRIGHTS AND TRADE SECRETS, WHICH ARE ONLY OF LIMITED VALUE.


     We rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have registered trademarks for the marks "WAVENET," and "RAN" and applications pending before the U.S. Patent and Trademark Office for additional marks, including "STARPORT," and the Wireless logo. However, none of our trademarks are registered outside of the United States, nor do we have any trademark applications pending outside of the United States. Moreover, despite any precautions we have taken:


     o laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

     o other companies may claim common law trademark rights based upon state or foreign law which precede our federal registration of such marks; and

     o policing unauthorized use of our systems and trademarks is difficult, expensive and time-consuming and, therefore, we are unable to determine the extent to which piracy of our systems and trademarks may occur, particularly overseas.

     The establishment of trade secrets, proprietary know-how and copyright rights used in our business relies upon confidentiality and other provisions in agreements with employees, consultants and other contracting parties. Such contracting parties may not comply with the terms of their agreements with us and we may not be able to adequately enforce our rights or, if enforceable, the remedies may be inadequate. In contracts with our suppliers, customers and others, we usually include indemnification provisions concerning intellectual property matters. Any indemnification that we receive may not adequately compensate us and any indemnification that we give may impose a significant liability on us that could harm our business.

     See "Business--Intellectual Property and Proprietary Rights."

WE MAY BECOME INVOLVED IN COSTLY AND TIME CONSUMING LITIGATION OVER PROPRIETARY RIGHTS WHICH COULD DELAY OR PREVENT SALES OF OUR CURRENT AND FUTURE PRODUCTS.


     Substantial litigation regarding intellectual property rights exists in our industry. Intellectual property rights are uncertain and involve complex legal and factual questions. Any litigation, brought by us or others, regardless of the outcome, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not to be resolved in our favor, we could become subject to substantial damage claims and be enjoined from the continued use of the technology at issue without a royalty or license agreement. These royalty or license agreements, if required, might not be available on acceptable terms, or at all, and could harm our business. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringing or similar technology on a timely and cost-effective basis, our business could be significantly harmed.


     We expect that software and hardware in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents that would be infringed by our products or technology. Any of these third parties could make a claim of infringement against us with respect to our products and technology.

     In particular, our STARPORT system under development relies upon a technology known as direct sequence spread spectrum technology, a technique that combines signals to produce a signal significantly greater in bandwidth than the original information signal with improved interference resistance. There are a number of patents relating to this technology held by different companies which may impact our STARPORT system. If our STARPORT system infringes any of these patents and we are unable to negotiate a license, then we may be required to redesign the STARPORT system or we may not be able to sell it.


OUR RELIANCE ON INTERNATIONAL OPERATIONS EXPOSES US TO ADDITIONAL RISKS UNIQUE TO THOSE MARKETS.


     Revenues from customers outside the United States accounted for 87% and 83% of our total revenues for 1999 and for the first half of 2000, respectively. During 1999 and the first half of 2000, a significant portion of our revenues was derived from system sales to a limited number of customers in Mexico and the Philippines. We anticipate that revenues from customers outside the United States will continue to account for a significant portion of our total revenues for the foreseeable future. Our reliance on international operations exposes us to numerous risks, which could harm our results of operations, including the following:


     o    difficulties of staffing and managing foreign operations;

     o longer customer payment cycles and greater difficulties in collecting accounts receivable;

     o unexpected changes in regulatory requirements, telecommunications standards, exchange rates, trading policies, tariffs and other barriers;

     o uncertainties of laws and enforcement relating to the protection of intellectual property;

     o    language barriers;

     o    potential adverse tax consequences; and

     o    political and economic instability.


IF WE ARE UNABLE TO EXPAND OUR DIRECT SALES OPERATION AND OUR DISTRIBUTION CHANNELS OR SUCCESSFULLY MANAGE OUR EXPANDED SALES ORGANIZATION, OUR ABILITY TO INCREASE OUR REVENUES WILL BE HARMED.

     Historically, we have relied primarily on our direct sales organization to sell our systems domestically and on a limited number of distributors to sell our systems internationally. We may not be able to successfully expand our direct sales organization and the cost of any expansion may exceed the revenue generated. To the extent that we are successful in expanding our direct sales organization, we still may not be able to compete successfully against the significantly larger, well-funded sales and marketing operations of many of our current and potential competitors. In addition, if we fail to develop relationships with significant distributors, or if these distributors are not successful in their sales or marketing efforts, sales of our systems may decrease and our business would be significantly harmed.



WE DEPEND ON A LIMITED NUMBER OF THIRD-PARTY DISTRIBUTORS, RESELLERS AND OTHER CHANNEL PARTNERS TO MARKET, SELL AND SUPPORT OUR SYSTEMS IN INTERNATIONAL MARKETS, AND IF WE ARE UNABLE TO RETAIN THESE PARTNERS AT ALL OR ON REASONABLE TERMS OUR ABILITY TO DERIVE REVENUES FROM SALES IN SUCH MARKETS MAY BE REDUCED.

     We derive a substantial portion of our revenues from sales to customers in international markets, where it is more cost effective for us to use third-party distributors, resellers and other channel partners to market, sell and support our systems. In addition, many of our customers prefer for us to use third-party distributors for these purposes. In many of the countries in which we sell our systems there are a limited number of quality third-party distributors, resellers and channel partners available. If we are unable to develop relationships with quality distributors, resellers and other channel partners because our competitors are already using them, or are unable to retain these other partners on reasonable terms, we will incur increased expenses selling our systems directly in the affected countries. Additionally, if these parties are not successful in their marketing, sales and support efforts, sales of our products could decrease.

WE DEPEND ON A LIMITED NUMBER OF CONTRACT MANUFACTURERS AND SOLE-SOURCE SUPPLIERS. IF THESE MANUFACTURERS OR SUPPLIERS ARE UNABLE TO FILL OUR ORDERS ON A TIMELY BASIS, WE MAY BE UNABLE TO DELIVER PRODUCTS TO MEET CUSTOMER ORDERS.


     We depend on a limited number of contract manufacturers and sole-source suppliers to manufacture our broadband wireless access systems. We operate on a purchase order basis and do not have long-term supply contracts with our contract manufacturers. Our contract manufacturers may terminate their contracts with us at any time. We manufacture only small quantities of products at our own facilities. Our manufacturers have in the past and may in the future be unable or unwilling to manufacture our components in required volumes to fulfill customers orders. In the event of a reduction or interruption of supply or a degradation of quality we would either need to delay or cancel the sale and delivery of the affected systems or identify and train acceptable alternate manufacturers, which could take as long as six months and could cause us to lose or delay the sales opportunity.



     In addition, many of our key components have long lead times, are purchased from sole-source vendors for which alternate sources are not currently available, and are complex to manufacture. It is possible that a sole-source supplier may not be available when needed, and we may not be able to satisfy our production requirements at acceptable prices and on a timely basis, if at all.



     Our reliance on a limited group of contract manufacturers and sole-source vendors involves several risks, including our dependence on them to obtain an adequate supply of required components and systems and our reduced control over the price, timely delivery, reliability and quality of such components and systems. Any significant interruption in supply would affect the allocation of our systems to customers, which in turn could cause us to lose customers and harm our business.



A MAJORITY OF OUR SALES ARE DERIVED FROM A RELATIVELY SMALL NUMBER OF CUSTOMERS AND THE LOSS OF ANY SUCH CUSTOMER COULD SIGNIFICANTLY REDUCE OUR REVENUES.



     Although our customers are geographically dispersed, a relatively small number of them have accounted for more than half of our revenues. Three customers in Mexico represented $4.4 million, or 36.8% of total revenues for the first half of 2000, each representing in excess of 10% of revenues for the first half of 2000. In 1999, one customer, Celular de Telefonia, accounted for approximately $3.0 million or 14.5% of our revenues. Although no other customer represented over 10% of revenues in 1999, approximately 57.4% of our revenues were derived from ten customers in 1999. We expect that for the foreseeable future the majority of our sales will be to fewer than 20 customers and the loss of any large customer, without acquiring a similar replacement customer, could significantly reduce our revenues.



BECAUSE WE DO NOT HAVE LONG-TERM CONTRACTS WITH THEM, MOST OF OUR CUSTOMERS MAY CEASE PURCHASING OUR SYSTEMS AT ANY TIME.

     We do not have long-term contracts with the majority of our customers. As a result, most of our agreements with our customers do not provide any assurance of future sales. Our customers can stop purchasing our systems at any time without penalty and are free to purchase systems from our competitors. In addition, in many cases, our customers are not required to make minimum purchases of our systems If our current customers were to cease purchasing our systems and we were unable to replace these lost customers with new ones, our business and operating results would be significantly harmed.



WE GENERALLY HAVE SHORT LEAD TIMES TO FULFILL PURCHASE ORDERS AND IF WE ARE UNABLE TO MEET THOSE LEAD TIMES WE MAY LOSE SALES OPPORTUNITIES.

     Our sales are typically made by individual purchase orders, often with extremely short lead times. In order to meet such lead times we must have a sufficient quantity of materials, equipment and human resources to fulfill orders quickly, which can be difficult to estimate. If we are unable to fulfill these orders in a timely fashion, we will lose sales and customers and our business will be significantly harmed.

MANY NETWORKS THAT INCLUDE OUR SYSTEMS REQUIRE SYSTEM INTEGRATION EXPERTISE AND THIRD-PARTY FINANCING, WHICH WE ARE UNABLE TO PROVIDE. IF SOURCES FOR SYSTEM INTEGRATION OR FINANCING CANNOT BE OBTAINED AS NEEDED, CUSTOMERS MAY NOT BUY OUR SYSTEMS.


     Some customers using our systems purchase them as a part of a larger network installation program that can require capital expenditures in the hundreds of millions of dollars. In some circumstances, these customers require their equipment vendors to integrate equipment into these larger networks and to finance the installation. We are unable to provide integration services or financing and must rely on the ability of our system integrators and other third parties to integrate or finance these transactions. In the event that we are unable to identify distributors and system integrators that are able to provide integration services or financing on our behalf, we would be unable to compete for the business of some customer accounts and our business would be harmed.



WE HAVE EXPANDED AND CONTINUE TO EXPAND OUR OPERATIONS WHICH STRAINS OUR RESOURCES, AND IF NOT MANAGED EFFECTIVELY COULD SERIOUSLY HARM OUR BUSINESS AND FINANCIAL CONDITION.


     We have expanded our operations in recent years and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and future expansion is expected to place, a significant strain on our management, technical, operational, administrative and financial resources. We have recently hired new employees, including a number of key managerial and operations personnel, who have not yet been fully integrated into our operations.

     Our current and planned expansion of personnel, systems, procedures and controls may be inadequate to support our future operations. We may be unable to manage further growth in our relationships with our distributors and other third parties. If we are unable to manage growth effectively, our business, financial condition and results of operations could be harmed.


WE DEPEND UPON TECHNOLOGY LICENSED FROM THIRD PARTIES, AND IF WE DO NOT MAINTAIN THESE LICENSE ARRANGEMENTS, OUR BUSINESS WILL BE SERIOUSLY HARMED.

     We license technology that is used in both our current broadband wireless access systems and our systems under development from third parties under agreements of limited duration. If we are unable to renew these licenses on affordable terms, we would not be able to sell the affected systems, and our business would be seriously harmed.



CONTROL BY OUR EXISTING STOCKHOLDERS COULD DISCOURAGE POTENTIAL ACQUISITIONS OF OUR BUSINESS THAT OTHER STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Upon completion of this offering, our executive officers, directors and 5% or greater stockholders and their affiliates will beneficially own 21,279,528 shares or approximately 51.6% of the outstanding shares of common stock. Acting together, these stockholders would be able to control all matters requiring approval by stockholders, including the election of directors. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could harm the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.


OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DISCOURAGE POTENTIAL ACQUISITIONS OF OUR BUSINESS BY THIRD PARTIES THAT STOCKHOLDERS MAY CONSIDER FAVORABLE AND THIS MAY REDUCE THE PRICE OF OUR COMMON STOCK.

     Some provisions of our certificate of incorporation and bylaws and of Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. This may reduce the market price of our common stock. A summary of these provisions is included in "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

OUR HEADQUARTERS AND MANY OF OUR CONTRACT MANUFACTURERS ARE LOCATED IN NORTHERN CALIFORNIA WHERE NATURAL DISASTERS MAY OCCUR AND WE DO NOT HAVE REDUNDANT SITE CAPACITY IF A DISASTER DISRUPTS OUR OPERATIONS.

     Currently, our corporate headquarters and many of our contract manufacturers are located in Northern California. Northern California historically has been vulnerable to natural disasters such as earthquakes, fires and floods, which at times have disrupted the local economy and posed physical risks to our and our manufacturers' property. We presently do not have redundant site capacity in the event of a natural disaster. In the event of a natural disaster, our business would suffer.

WE MAY HAVE LIABILITY FOR OPTIONS WE GRANTED AND STOCK WE ISSUED IN VIOLATION OF SECURITIES LAWS.

     We granted stock options to various individuals between June 1997 and April 2000 under our 1997 stock option/stock issuance plan. A substantial portion of the shares of our common stock that are subject to the grants were not qualified or exempted under applicable state securities laws and therefore the options may have been granted in violation of these laws. As a result, we may have potential liability under state securities laws to the individuals and entities to whom the options were granted or who purchase shares of our common stock upon the exercise of those options. Any liability to the option holders will be in the form of a rescission offer to them in which they will have the opportunity to rescind their option grants in return for a cash payment from us based upon a percentage of the exercise price payable under their options, and any liability to individuals or entities who actually purchase shares under the options will be in the form of an offer from us to repurchase those shares for a cash amount equal to the exercise price paid for the shares, together with interest due to both the option holders and the stock purchasers who accept the offers which is to accrue from the date of the option grant and the date of the option exercise, respectively. We are currently analyzing this matter and cannot, at this time, ascertain the extent of our potential liability, if any. Nevertheless, the exercise prices in effect for the options granted prior to this offering range from $0.05 to $5.74 per share, and accordingly, we expect our maximum potential liability associated with these option grants to be no more than $275,000 in the aggregate.

                         RISKS RELATING TO OUR INDUSTRY


THE WIRELESS ACCESS MARKET IS NEW AND RAPIDLY EVOLVING AND IF IT DOES NOT GROW AS WE EXPECT OUR OPERATING RESULTS WILL BE SIGNIFICANTLY HARMED.

     Our future operating results depend upon the continued growth and increased availability and acceptance of advanced radio-based wireless telecommunications systems and services in the United States and internationally. The volume and variety of the markets for of wireless telecommunications systems and services may not continue to grow as anticipated. Because these markets are relatively new, predicting which market segments will develop and at what rate they will grow is difficult. We have recently invested and will continue to invest significant time and resources in the development of new products. If the markets for these new products and related services for our systems fail to grow, or grow more slowly than anticipated, our revenue will also fail to grow, adversely affecting our results of operations. We believe that our potential to grow and increase our market acceptance depends principally on the following factors, some of which are beyond our control:

     o our product and service differentiation and quality among broadband system providers;

     o    the extent of our wireless coverage;

     o the performance of our products and customer service compared to our competition;

     o our distribution and pricing strategies as compared to our competitors;

     o    our industry reputation; and

     o    general economic conditions such as downturns in the computer markets.


SOME OF OUR SYSTEMS HAVE LONG SALES CYCLES, WHICH WILL LIKELY CAUSE OUR RESULTS OF OPERATIONS AND STOCK PRICE TO FLUCTUATE.


     Some of our systems have sales cycles that are long and unpredictable. Accordingly, our revenues will likely fluctuate from quarter to quarter and fail to correspond with our expenses and as a result our operating results and stock price will likely fluctuate. In addition, the delays inherent in our sales cycle raise additional risks of customer decisions to cancel or change their product plans. Our business could be harmed if a significant customer reduces or delays orders or chooses not to install networks incorporating our systems. Our customers typically perform numerous tests and extensively evaluate our systems before incorporating them into networks. The time required for testing, evaluation, design and integration of our systems into a customer's network typically ranges from two to six weeks. If a customer decides to supply commercial service using our systems, it can take an additional six to twelve months before it can commence installation of our products. Some additional factors that affect the length of our sales cycle include:

     o    acquisition of roof rights;

     o    installation and planning of network infrastructure;

     o    complexity of a given network;

     o    scope of a given project;

     o    availability of radio frequency; and

     o    regulatory issues.

SOME OF OUR COMPETITORS AND POTENTIAL COMPETITORS ARE LARGE, WELL CAPITALIZED FIRMS WITH SIGNIFICANT RESOURCES AND INTENSE COMPETITION IN THE MARKET FOR COMMUNICATIONS EQUIPMENT COULD PREVENT US FROM INCREASING OR SUSTAINING REVENUES OR ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for high-speed, wireless, point-to-point and point-to-multipoint communications equipment is rapidly evolving, highly competitive and requires significant investments in product development and marketing. We may not have sufficient resources to make these investments or we may not be able to make the technological advances necessary to be competitive. As a result, we may not be able to compete effectively against our competitors. Increased competition is likely to result in price reductions, shorter product life cycles, reduced gross margins, longer sales cycles and loss of market share, any of which would harm our business. As a provider of high-speed wireless communications equipment, we compete with a number of large, well capitalized communications equipment suppliers in the point-to-multipoint market, including Adaptive Broadband Corporation, BreezeCOM, Ltd., Gigabit Wireless, Inc., Lucent Technologies, Inc., Netro Corporation, and Wavtrace Inc., as well as with smaller start-up companies. We also compete with communications equipment suppliers, such as BreezeCOM, Digital Microwave Corporation, Lucent and P-Com, Inc., in the point-to-point market. In addition, well-capitalized companies such as Ericsson, Inc., Motorola, Inc., Nokia Corporation, QUALCOMM Corporation and Siemens AG are potential entrants into either market. Our broadband wireless access technology also competes with wired solutions such as cable, DSL, fiber optic systems and high-speed lines leased from communication service providers, such as T-1 lines.

     Our larger competitors and potential competitors may have resources to develop competing products that offer superior performance or lower prices to ours, which may prevent us from competing in various markets. We expect our competitors to continue to improve the performance of their current systems and to introduce new systems or new technologies that may supplant or provide lower cost alternatives to our systems. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support and we may not have sufficient resources to make these investments.

WE EXPECT AVERAGE SELLING PRICES OF OUR BROADBAND WIRELESS ACCESS SYSTEMS TO DECREASE WHICH WOULD REDUCE GROSS MARGINS OR REVENUES, AND, AS A RESULT, WE MUST CONTINUE TO REDUCE OUR SYSTEM COSTS IN ORDER TO PRICE OUR SYSTEMS COMPETITIVELY.

     The market for broadband wireless access systems is characterized by declining average selling prices resulting from factors such as increased competition, the introduction of new products and systems and competitive pressures from traditional wired broadband network access technologies. We anticipate that average selling prices will decrease in the future in response to product and system introductions by competitors, or in response to other factors, including pricing pressures from significant customers. For example, we have one large customer to which we have provided volume discounts in the past, which reduces our profit margins. Competitive factors may require us to provide similar or other discounts in the future. Additionally, because lower prices are typically charged on sales made through indirect channels, increased indirect sales could adversely affect our average selling prices and result in lower gross margins. Therefore, we must continue to develop and introduce on a timely basis new systems that incorporate features that can be sold at higher average selling prices. Failure to do so would cause our revenues and gross margins to decline, which would significantly harm our business.

     We may be unable to reduce the cost of our systems sufficiently to enable us to compete with others. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures or lead to improved gross margins. In order to be competitive, we must continually reduce the cost of manufacturing our systems through design and engineering changes. We may not be successful in redesigning our systems or delivering our systems to market in a timely manner. Any redesign may not yield sufficient cost reductions to allow us to reduce the price of our systems to be competitive or improve our gross margin.

A MAJORITY OF SERVICE PROVIDERS THAT USE WIRELESS TECHNOLOGIES SUCH AS OURS ARE EMERGING COMPANIES WITH UNPROVEN BUSINESS MODELS, AND IF THEY DO NOT REMAIN IN BUSINESS OR DO NOT GENERATE SUFFICIENT REVENUES, THEY WILL NOT BE ABLE TO PURCHASE OUR PRODUCTS AND OUR BUSINESS WOULD BE HARMED.

     Many of our customers are service providers that are using wireless technologies to attract and retain new end-user customers. Many of these service providers are emerging companies with a limited degree of success in the broadband wireless access industry. These service providers may therefore become under-capitalized and may not be able to remain in business for a substantial period of time. The broadband wireless access market is intensely competitive, and the service providers typically are forced to reduce the monthly access charges they impose upon their subscribers in order to attract and retain additional subscribers. The reduction in monthly access charges reduces the amount of capital available for service providers to invest in additional wireless infrastructure. The failure or loss of these service providers as customers would significantly harm our business.


SYSTEMS WE DESIGN FOR SALE IN THE UNITED STATES MUST COMPLY WITH THE REGULATORY REQUIREMENTS OF THE FEDERAL COMMUNICATIONS COMMISSION AND ANY FAILURE TO COMPLY WITH SUCH REGULATIONS COULD PREVENT SALES IN THE UNITED STATES AND HARM OUR BUSINESS.

     Our systems that are sold for use in the United States are subject to the rules and regulations of the Federal Communications Commission, or FCC, which determines the rules, regulations and procedures under which radio transmission products sold in the United States must be certified. If we fail or are unable to comply with the rules and regulations of the FCC, we would be unable to sell and install the non-complying systems in the United States and our business could be harmed. The FCC is also responsible for establishing which frequency bands can be allocated for use by systems that are intended to provide broadband wireless access and networking systems. In the United States, operation of unlicensed radio communications equipment is subject to the conditions that no harmful interference is caused to authorized users of the band, and that interference, including interference that may cause undesired operation, must be accepted from all other users of the band. This includes other unlicensed operators, authorized operators such as amateur licensees, industrial, scientific and medical equipment, and U.S. Government operations. Unlicensed operators that cause harmful interference to authorized users, or that exceed permitted radio frequency emission levels, may be required to cease operations until the condition causing the harmful interference or excessive emissions has been corrected. If any of our systems interfere with these authorized operators, or if any authorized operators cause interference resulting in undesired operation, we may be prevented from operating these systems or we may need to redesign our systems at significant expense and our business may be harmed. See "Business--Government Regulation."


SYSTEMS WE DESIGN FOR SALE OUTSIDE THE UNITED STATES MUST COMPLY WITH THE REGULATORY REQUIREMENTS OF THE HOST COUNTRY AND ANY FAILURE TO COMPLY WITH SUCH REGULATIONS COULD PREVENT SALES IN SUCH COUNTRY AND HARM OUR BUSINESS.

     Outside of the United States, our products are subject to the rules and regulations as set forth by the governing bodies for radio transmission and telecommunications of the host country. In most cases, the rules and regulations differ substantially between countries, and radio design is therefore significantly affected. We do not presently have radio technology that meets the local rules and regulations for all countries. If significant market opportunities were to develop in those countries where our products do not meet the local rules and regulations, we would lose sales opportunities in such countries until such time as we could meet the local rules and regulations. We may not be able to redesign our systems to meet all local rules and regulations or such redesigns may cause us to incur significant expenses and our business could be harmed. See "Business--Government Regulation."

THERE MAY BE POTENTIAL HEALTH AND SAFETY RISKS RELATED TO OUR BROADBAND WIRELESS ACCESS SYSTEMS WHICH COULD NEGATIVELY AFFECT SALES.

     There has been recent public concern regarding the potential health and safety risks of electromagnetic emissions. Our broadband wireless access systems intentionally emit electromagnetic radiation. If safety or health issues do arise, our system sales could decline or cease. Even if safety concerns ultimately prove to be without merit, negative publicity could materially harm our ability to market our systems. In addition, we may be subject to litigation, with or without basis in fact, alleging that we are responsible for injuries or illnesses relating to this radiation. If this litigation were not resolved in our favor, our results of operation could be materially harmed. Moreover, even if the litigation were resolved in our favor, the costs of litigating or of settlement could be significant.

BECAUSE OF INTENSE COMPETITION, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN QUALIFIED PERSONNEL NECESSARY TO DEVELOP OUR PRODUCTS AND ACCOMPLISH OUR BUSINESS OBJECTIVES.

     Our growth in operations has placed significant demands on our management, engineering staff and facilities and could harm our ability to develop systems on a timely basis. Continued growth will require us to hire more engineering, manufacturing, sales and administrative personnel. We may not be able to attract and retain the necessary qualified personnel to accomplish our business objectives and we may experience constraints that could harm our ability to satisfy customer demand in a timely fashion or to support our customers and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process. We will need to train new sales and marketing personnel before they achieve full productivity. The design and installation of broadband wireless access technology can be complex. Accordingly, we need highly trained professional services and customer support personnel to service our customers. In addition, recently hired employees may not successfully integrate into our management team. The inability to attract and retain qualified personnel or to assimilate them into our business could significantly harm our business.

WE MAY BE HARMED BY DELAYED YEAR 2000 PROBLEMS.

     Although the date is now past January 1, 2000, and we have not experienced immediate harm from the transition to the year 2000, it is possible that we or our suppliers and customers have been affected in a manner that is not yet apparent. In addition, some computer programs that were date sensitive to the year 2000 may not have been programmed to process the year 2000 as a leap year, and any negative consequential effects remain unknown. In particular, we are subject to:

     o costs associated with the failure of our products to be year 2000 compliant, including potential warranty or other claims from our customers, which may result in significant expenses to us;

     o business shutdowns or slowdowns as a result of a failure of the internal management systems we use to run our business, which could disrupt our business operations;

     o interruption of system or component supplies, or a reduction in product quality, as a result of the failure of systems used by our suppliers; and

     o reductions or deferrals in sales activities as a result of year 2000 compliance issues of our distributors and system integrators.

As a result, we will continue to monitor our year 2000 compliance and the year 2000 compliance of our suppliers and customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

                         RISKS RELATING TO THIS OFFERING


MARKET VOLATILITY AMONG TECHNOLOGY STOCKS, GENERAL ECONOMIC CONDITIONS, OR THE OCCURRENCE OF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ARE LIKELY TO SUBJECT OUR STOCK TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS.

     Stock prices and trading volumes for many technology companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility,as well as volatility caused by general domestic or international economic, market and political conditions, could materially adversely affect the price of our common stock without regard to our operating performance. If these or other risks discussed in this prospectus were to occur, the market price of our common stock would likely significantly decrease.

THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN SINCE IT HAS NOT BEEN PUBLICLY TRADED AND MAY HAVE A LIMITED MARKET, AND THE INITIAL OFFERING PRICE NEGOTIATED BY US AND THE UNDERWRITERS MAY NOT ACCURATELY REFLECT MARKET DEMAND.

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. In this offering, we intend to sell our common stock primarily to a limited number of institutional investors, which could limit the development of an active trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. In addition, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which our common stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


SUBSTANTIAL NUMBERS OF SHARES OF OUR COMMON STOCK WILL BECOME AVAILABLE FOR SALE IN THE PUBLIC MARKET SIMULTANEOUSLY, WHICH COULD CAUSE THE MARKET PRICE OF OUR STOCK TO DECLINE.

     Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could cause the market price of our common stock to decline. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. See "Shares Available for Future Sale."


     After this offering, if certain conditions are met, the holders of a substantial number of shares of common stock and the holders of warrants to purchase shares of common stock will be entitled to require us to register their shares under the Securities Act. These shareholders and holders of additional warrants also have the right to participate in any registration of our shares which we undertake on our own. If these shareholders exercise their registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempted to raise money through a registration and sale of our stock and these shareholders forced us to allow them to participate in the registration, our ability to raise the amount of money we need to execute our business plan could be adversely affected. See "Description of Capital Stock--Registration Rights."


YOU WILL NOT HAVE CONTROL OVER MANAGEMENT'S USE OF THE PROCEEDS FROM THIS OFFERING AND THE PROCEEDS MAY NOT BE APPROPRIATELY USED.


     $2.5 million of the proceeds will be paid to TRW in connection with the license of the STARPORT technology. In addition, $8.5 million of the proceeds will be paid to TRW in connection with accrued development costs through June 30, 2000 related to the STARPORT product and up to $15.0 million of the proceeds will be paid to TRW in connection with future development costs related to STARPORT. We expect to use the remaining proceeds from the offering for general corporate purposes, including working capital, product development and capital expenditures. We may also use a portion of the remaining proceeds to invest in complementary businesses or products or to obtain the right to use complementary technologies. However, we will have broad discretion in how we use the proceeds from the offering that will not be paid to TRW, and we may ultimately decide to use these proceeds for purposes other than working capital, product development, capital expenditures or investments and we may not use these proceeds for any of these purposes. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds of this offering or to approve these decisions. If our management uses poor judgment in spending our proceeds or if the proceeds are not used effectively, our business will be harmed.

                           FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements which involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS


       Our net proceeds from the sale and issuance of the 8,500,000 shares of common stock offered are estimated to be $68.6 million at an assumed initial public offering price of $9.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our estimated net proceeds will be $80.0 million. We are conducting this offering primarily to increase our equity capital, to create a public market for our common stock and to facilitate our future access to public equity markets. $2.5 million of the proceeds will be paid to TRW, Inc. upon completion of this offering in connection with the license of the STARPORT technology. In addition, $8.5 million of the proceeds will be paid to TRW upon completion of this offering in connection with accrued development costs incurred through June 30, 2000 associated with the STARPORT product and up to an additional $15.0 million of the proceeds will be paid to TRW in connection with future development costs related to STARPORT. We intend to use the remainder of the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. We may also use a portion of the remaining proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We currently have no agreements or commitments with respect to any acquisition or investment. Pending these uses, we will invest the net proceeds of the offering in short-term, interest-bearing investment-grade securities. See "Risk Factors--You will not have control over management's use of the proceeds from this offering and the proceeds may not be appropriately used" and "Certain Transactions--Strategic Relationship with TRW."


                                 DIVIDEND POLICY

       We have never declared or paid dividends on our capital stock. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our loan agreement with Silicon Valley Bank prohibits the payment or declaration of dividends without its prior written consent. Consequently, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any.

                                 CAPITALIZATION


       The following table sets forth our capitalization as of June 30, 2000 on the following three bases:

       o on an actual basis;

       o on a pro forma basis to give effect to:

             o the conversion of all outstanding shares of preferred stock into common stock; and

             o the exercise of outstanding warrants to purchase 150,000 shares of common stock at a weighted-average exercise price of $3.00 per share, which by their terms expire or automatically convert within 30 days of the completion of this offering.

       o on a pro forma, as adjusted basis to give effect to the sale of 8,500,000 shares of common stock by us at an assumed initial public offering price of $9.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses.

       You should read this table in conjunction with our financial statements and the notes to our financial statements appearing elsewhere in this prospectus.


                                                                                            AS OF JUNE 30, 2000
                                                                                 -------------------------------------------
                                                                                                               PRO FORMA,
                                                                                     ACTUAL      PRO FORMA     AS ADJUSTED
                                                                                 ------------  -------------  --------------
                                                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Capital lease obligations, less current portion.....................             $       239   $        239   $         239
Stockholders' equity:
Convertible Preferred Stock, issuable in series, $0.001 par value per share, 25,000,000 shares authorized actual and pro forma; 5,000,000 shares, $0.001 par value per share, authorized pro forma, as adjusted;
   20,277,898, no shares and no shares issued and outstanding actual, pro forma and pro forma as adjusted,
   respectively.....................................................                  37,297             --              --
Common Stock, 50,000,000 shares, $0.001 par value per share, authorized, actual; 100,000,000 shares, $0.001 par value per share, authorized, pro forma and pro forma, as adjusted; 12,071,838 shares, issued and outstanding actual; 32,736,665 shares, issued and outstanding pro forma;
   41,236,665 shares, issued and outstanding pro forma,
   as adjusted......................................................                      12             33              41
Additional paid-in-capital..........................................                  36,547         74,273         142,860
Note receivable from stockholder....................................                    (169)          (169)           (169)
Deferred stock-based compensation...................................                  (4,852)        (4,852)         (4,852)
Accumulated deficit.................................................                 (56,672)       (56,672)        (56,672)
                                                                                  ------------  -------------  --------------
     Total stockholders' equity.....................................                  12,163         12,613          81,208
                                                                                  ------------  -------------  --------------
     Total capitalization...........................................             $    12,402   $     12,852   $      81,447
                                                                                  ============  =============  ==============



       The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000, and excludes:

       o 2,241,878 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $3.33 per share;

       o 452,622 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2000 at a weighted average exercise price of $1.18 per share;

       o 330,576 shares of common stock issuable upon conversion of an outstanding $1 million convertible promissory note, as of June 30, 2000;

       o 8,750,000 shares of common stock reserved for issuance under our 2000 stock incentive plan that incorporates our 1997 stock option plan; and

       o 250,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan.

For additional information regarding these shares, see "Executive Compensation and Other Information--Employee Benefit Plans," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

                                    DILUTION

       Dilution is the amount by which the initial public offering price paid by the purchasers of shares of common stock in the offering exceeds the net tangible book value per share of common stock after the offering. The pro forma net tangible book value per share of common stock is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date of which such book value is determined.


       Our pro forma net tangible book value at June 30, 2000, was approximately $(1.6) million, or $(0.05) per share. After giving effect to the conversion of all outstanding shares of preferred stock into common stock and the sale of the shares of common stock offered by us at the assumed initial public offering price of $9.00 per share, and after deducting underwriting discounts and estimated offering expense, our pro forma net tangible book value at June 30, 2000, would have been $67.0 million, or $1.63 per share. This represents an immediate increase in net tangible book value of $1.68 per share to existing stockholders and an immediate dilution of $7.37 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this dilution:




Assumed initial public offering price per share............................................                $9.00
   Pro forma net tangible book value per share at June 30, 2000............................     $(0.05)
   Pro forma increase per share attributable to new investors..............................       1.68
                                                                                              ---------
Pro forma net tangible book value per share after the offering.............................                 1.63
                                                                                                         --------
Pro forma dilution per share to new investors..............................................                $7.37
                                                                                                         ========



       The following table summarizes, at June 30, 2000, on a pro forma basis, the total number of shares and consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $9.00 per share before deducting the estimated underwriting discounts and commissions and estimated offering expenses:


                                                  SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                               -----------------------  --------------------------     PRICE
                                                  NUMBER     PERCENT        AMOUNT       PERCENT     PER SHARE
                                               ------------- ---------  ---------------  ---------  -------------
Existing stockholders.......................     32,736,665     79.39%  $   60,477,991      44.15%  $       1.85
New investors...............................      8,500,000     20.61       76,500,000      55.85           9.00
                                               ------------- ---------  ---------------  ---------  -------------
   Total....................................     41,236,665     100.0%  $  136,977,991      100.0%
                                               ============= =========  ===============  =========



       The above computations are based on the number of shares of common stock outstanding as of June 30, 2000 and exclude:

       o 2,241,878 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $3.33 per share;

       o 452,622 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2000 at a weighted average exercise price of $1.18 per share;

       o 330,576 shares of common stock issuable upon conversion of an outstanding $1 million convertible promissory note, as of June 30, 2000;


       o 8,750,000 shares of common stock reserved for issuance under our 2000 stock incentive plan that incorporates our 1997 stock option plan; and

       o 250,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan.


       To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. For additional information regarding these shares, see "Capitalization," "Executive Compensation and Other Information--Employee Benefit Plans," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

                             SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


         You should read the following selected financial data in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from May 7, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from the audited financial statements of Wireless, Inc. included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are unaudited. See Note 1 of Notes to Financial Statements for a detailed explanation of the determination of the shares used to compute actual and pro forma basic and diluted net loss per share. The historical results are not necessarily indicative of results to be expected for future periods.



                                                             PERIOD FROM
                                                             MAY 7, 1997
                                                           (INCEPTION), TO         YEAR ENDED DECEMBER 31,
                                                            DECEMBER 31,       -----------------------------------
                                                                 1997               1998               1999
                                                          -------------------  ---------------   -----------------

STATEMENT OF OPERATIONS DATA:
Revenue................................................   $              201   $       11,172    $         20,329
Cost of revenue........................................                  421            9,091              15,357

                                                          -------------------  ---------------   -----------------
         Gross profit (loss)...........................                 (220)           2,081               4,972
                                                          -------------------  ---------------   -----------------

Operating expenses
   Research and development............................                  708            2,324               3,221
   Sales and marketing.................................                  902            3,811               7,443
   General and administrative..........................                  258            1,316               2,689
   In-process research and development costs acquired..                   --              817                  --
   Amortization of intangibles.........................                   --              359               1,102
   Impairment of an intangible asset...................                1,500               --                  --
   Amortization of deferred stock compensation*........                   69              640               3,956
                                                          -------------------  ---------------   -----------------
         Total operating expenses......................                3,438            9,267              18,411
                                                          -------------------  ---------------   -----------------
Operating loss.........................................               (3,658)          (7,186)            (13,439)
Interest expense (income), net.........................                  (14)             290                 427
                                                          -------------------  ---------------   -----------------
         Net loss......................................   $           (3,644)  $       (7,476)   $        (13,866)
                                                          ===================  ===============   =================
Net loss per share:
   Basic and diluted...................................                  (**)  $        (6.02)   $          (4.18)
                                                                               ===============   =================
   Weighted average number of shares used in                                        1,242,617           3,316,344
      computation......................................
Pro forma net loss per share (unaudited):
   Pro forma basic and diluted loss....................                                          $          (0.85)
                                                                                                 =================
   Weighted average number of shares used in                                                           16,334,797
      computation......................................


                                                              SIX MONTHS ENDED JUNE 30,
                                                         ---------------------------------------
                                                              1999                 2000
                                                         ----------------   --------------------
                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue................................................  $         9,505    $            11,851
Cost of revenue........................................            6,454                  9,613

                                                         ----------------   --------------------
         Gross profit (loss)...........................            3,052                  2,238
                                                         ----------------   --------------------

Operating expenses
   Research and development............................            1,492                 15,864
   Sales and marketing.................................            3,080                  4,326
   General and administrative..........................              514                  2,014
   In-process research and development costs acquired..               --                  7,600
   Amortization of intangibles.........................              497                  1,655
   Impairment of an intangible asset...................               --                     --
   Amortization of deferred stock compensation*........              743                  2,477
                                                         ----------------   --------------------
         Total operating expenses......................            6,326                 33,937
                                                         ----------------   --------------------
Operating loss.........................................           (3,275)               (31,699)
Interest expense (income), net.........................              222                    (13)
                                                         ----------------   --------------------
         Net loss......................................  $        (3,497)   $           (31,686)
                                                         ================   ====================
Net loss per share:
   Basic and diluted...................................  $         (1.07)   $             (3.33)
                                                         ================   ====================
   Weighted average number of shares used in                   3,269,763              9,513,156
      computation......................................
Pro forma net loss per share (unaudited):
   Pro forma basic and diluted loss....................                     $             (1.06)
                                                                            ====================
   Weighted average number of shares used in                                         29,996,681
      computation......................................


                                                                                    AS OF DECEMBER 31,
                                                                             ---------------------------------
                                                                                  1998              1999          JUNE 30, 2000
                                                                             ---------------   ---------------   ---------------
                                                                                                                  (UNAUDITED)
         Balance Sheet Data:
Cash and cash equivalents.................................................   $          358    $        1,140    $        4,289
Working capital...........................................................           (4,174)            4,566            (3,931)
Total assets..............................................................           13,215            16,685            31,976
Capital lease obligations, less current portion...........................               84               239               239
Total stockholders' equity................................................              662             8,882            12,163
--------------




                                                               YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                                        ---------------------------------------   --------------------------------
                                                          1997          1998           1999            1999              2000
                                                        ----------   ------------   -----------   ----------------   -------------
   (*)   Amortization of deferred compensation:
         Cost of revenue............................    $      13    $        48    $      253    $           100    $        188
         Research and development...................           14            120         1,517                197             941
         Sales and marketing........................           19             81           513                150             384
         General and administrative.................           23            391         1,673                296             964
                                                        ----------   ------------   -----------   ----------------   -------------
               Total                                    $      69    $       640        $3,956    $           743    $      2,477
                                                        ==========   ============   ===========   ================   =============
--------------

  (**) net loss per share is not presented in the period from May 7, 1997 (inception) to December 31, 1997 as all common shares as of December 31, 1997 were unvested and subject to repurchase and, accordingly, are not considered outstanding for the computations of net loss per share.

         The pro forma financial data presented above reflects:


         o the conversion of all outstanding shares of preferred stock into common stock; and


         o the exercise of outstanding warrants to purchase 150,000 shares of common stock at a weighted-average exercise price of $3.00 per share, which by their terms expire or automatically convert upon the completion of this offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


        We are a provider of high-speed, or broadband, wireless access systems that enable international and domestic Internet and communications service providers, telephone operating companies and private network operators to deliver voice and high-speed data services to their customers. Our systems are designed as an alternative to fiber optic, copper-based or cable-based communication transmission methods and allow a service provider to rapidly deliver high-speed Internet access in a service area. In addition, our wireless systems transport voice and high-speed data traffic within a service provider's network.



        We offer two categories of wireless systems, point-to-point and point-to-multipoint. A point-to-point wireless system connects two locations, using two identical pieces of equipment. Each piece of equipment is first connected to an end-user's or service provider's network by a cable and a connector and then connected by an antenna cable to an antenna that is usually mounted on a rooftop or tower. The two antennas are then aimed at one another to create a wireless connection. A point-to-multipoint wireless system connects multiple facilities within a geographic location to a central hub. Our systems are available in a broad range of frequency assignments, enabling us to address the different regulatory requirements of multiple geographic markets.


        Each of our systems allows end-users to transmit voice and data simultaneously via Internet protocol, or IP, or asynchronous transfer mode, or ATM, architectures, two leading industry standards for telecommunication transport. Our broadband wireless access solutions address a wide range of customer requirements in different markets, including:

        o  enabling Internet service providers to offer direct Internet access;

        o  rapidly installing new networks for communication service providers;

        o  supplementing telephone operating companies' existing wired networks;

        o establishing communication networks in regions without existing infrastructures; and

        o  establishing private corporate networks.


        We were incorporated in California on May 7, 1997 to develop advanced wireless access communications systems for networking and telephony interconnection solutions. In 1997, under a master distributor agreement with Innova Corporation, later acquired by Digital Microwave Corporation, we introduced the ADR series, a family of high capacity digital radios. All of our 1997 revenues and approximately 54% of our 1998 revenues and 26% of our 1999 revenues were derived from this distributor agreement. We subsequently renamed the ADR series as the WAVENET TRANSPORT DX.



        In 1998, we released our ACCESS series of point-to-point digital radios under a license and technology transfer and manufacturing agreement with Wi-LAN, Inc. We also introduced the N2-ACCESS series, a point-to-point digital radio to offer a smaller, cost-competitive package for cellular and personal communication services, or PCS, networks. We subsequently renamed the N2-ACCESS series as the WAVENET LINK series.


        On August 26, 1998 we acquired Multipoint Networks, Inc., a California corporation. The acquisition was accounted for by the purchase method and is included in our operating results from the date of acquisition forward. Multipoint developed, manufactured and marketed point-to-point and point-to-multipoint digital wireless radios for customers connecting lottery terminals, bank automated teller machines, and point-of-service networks. Just prior to the acquisition, Multipoint designed the WAVENET IP 2400. Initial shipments of the WAVENET IP 2400 were made in early 1998. In May 1999, we introduced the WAVENET IP 2458. We subsequently renamed the WAVENET IP series as the WAVENET ACCESS series.

        We market our products through our direct sales force, complemented by indirect sales channels consisting of agents, distributors, resellers, system integrators and value-added resellers. Sales to markets outside the United

States were $9.8 million, or 83% of total sales for the first half of 2000, $17.7 million, or 87% of total sales for 1999, and $10.2 million, or 91% of total sales for 1998. All of our international sales are denominated in U.S. dollars. We expect our sales to international customers to grow in absolute dollars, however, we expect the percentage of international revenue to total revenue to decline gradually over the foreseeable future as product sales in the United States increase. We expect that international revenues, however, will likely continue to make up the majority of our revenues.


        REVENUE. Revenue consists of product and service revenue. Product revenue is recognized when all of the following occur:

        o  the product has been shipped;

        o  title and risk of loss have passed to the customer;

        o we have the right to invoice the customer and collection of the receivable is probable; and

        o  all pre-sales obligations have been fulfilled.


        We classify our product revenue into four categories: WAVENET ACCESS, WAVENET LINK, WAVENET TRANSPORT and legacy products. WAVENET ACCESS consists of WAVENET ACCESS 3500, 2458 AND 2400 products. WAVENET LINK consist of WAVENET LINK EX and 4X products. WAVENET TRANSPORT consist of WAVENET TRANSPORT DX and MX products. Our legacy products in all periods presented consist of low data rate capacity network products called the RAN series which were developed by Multipoint or sold to us by third party developers for resale to our customers.


        Service revenue is comprised principally of installation and system design services and have not been material to date. Trial sales, reflecting sales of demonstration equipment to customers, are made directly to the end users and are not recognized as revenue until the trial has been completed and the product has been accepted by the customer. Our product sales and services to date have generally not been recurring, however, once a service provider purchases our products we believe they are likely to buy additional products from us as they expand their networks.

        COST OF REVENUE. Cost of revenue consists of materials, manufacturing labor and overhead, outsourced contract manufacturing costs and cost of acquiring finished products from original equipment manufacturers.


        RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related personnel expenses, contract engineering services, consulting fees, software development tools, and prototype expenses related to the design, development, testing and enhancement of our products. All research and development costs are expensed as incurred until technological feasibility of the product is established. After technological feasibility is established, material development costs are capitalized. To date, the period between technological feasibility and general release of the product has been short and development costs have been insignificant. Accordingly, we have expensed all development costs. We expect these expenses to continue in the future as we seek to develop new products and enhance existing products. A significant portion of the increase in research and development expenses is expected to result from the contracting of independent third party research and development vendors in connection with the development of our STARPORT system. See "Certain Transactions--Strategic Relationship with TRW."


        SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and related personnel expenses of our sales agents and direct sales force. In addition, sales and marketing expenses consist of travel, trade show, advertising, promotional and public relations expenses. Also included are costs related to testing and certifying our products to meet regulatory requirements in various foreign countries. We intend to pursue sales and marketing campaigns aggressively and therefore expect these expenses to increase in the future.

        GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and related personnel expenses for executive, accounting and administrative personnel, as well as accounting and legal fees and other general corporate expenses. As we add personnel and incur additional costs related to the growth of our business and operating as a public company, we expect that general and administrative expenses will also increase. We allocate the total costs for information services and facilities to each functional area that uses the information services and facilities based on our relative headcount. These allocated costs include medical insurance premiums, communication charges and rent and other facility-related costs.


        AMORTIZATION OF DEFERRED STOCK COMPENSATION. In connection with granting stock options to our employees, directors and consultants, we recorded deferred stock-based compensation totaling approximately $12.0 million through June 30, 2000. This amount represents the total difference between the exercise prices of stock options and the deemed fair market value of the common stock for accounting purposes on the date these stock options were granted or other measurement dates. We revalue non-employee options on a quarterly basis and record the resulting compensation expense on an accelerated basis. We have recorded stock-based compensation expense of $0.6 million during the year ended December 31, 1998, and approximately $4.0 million in 1999, and $2.5 million during the first half of 2000, leaving $4.9 million to be amortized in future periods.


        INTEREST EXPENSE (INCOME), NET. Interest expense consists primarily of interest expense paid on bank borrowings, short-term promissory notes from investors and a $1.0 million convertible promissory note due on September 1, 2004 that bears interest at a fixed rate of 10% per annum. See "--Liquidity and Capital Resources." Interest income consists of interest earned on excess cash. Interest income represents interest earned on our invested cash equivalents.


        INCOME TAXES. We have incurred net losses in each quarter since our inception. As of June 30, 2000, we had an accumulated deficit of $56.7 million. Our net losses resulted from significantly higher manufacturing, marketing, selling, service and research and development expenditures relative to our sales levels. We expect to continue experiencing increases in operating expenses, particularly in research and development and sales and marketing. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future.



        We have not made a provision for federal or California state income taxes for any period because we have incurred operating losses since inception. As of June 30, 2000, we had approximately $30 million of net loss carryforwards for federal income tax purposes and approximately $17 million of net loss carryforwards for California state income tax purposes. Utilization of the net operating loss carryforwards is subject to our ability to generate future profits and, in addition, may be subject to annual limitations due to an ownership change as defined in Section 382 of the Internal Revenue Code.


RESULTS OF OPERATIONS

        The following table presents selected financial data for the periods indicated as a percentage of total revenue.




                                                                       PERIOD FROM
                                                                       MAY 7, 1997          YEARS ENDED           SIX MONTHS ENDED
                                                                     (INCEPTION), TO        DECEMBER 31,             JUNE 30,
                                                                      DECEMBER 31,     ----------------------  ---------------------
                                                                          1997           1998        1999        1999        2000
                                                                    -----------------  ----------  ----------  ---------   ---------
STATEMENTS OF OPERATIONS DATA:
Revenue..........................................................                100%        100%        100%       100%       100%
Cost of revenue..................................................              209.7        81.4        75.5       67.9       81.1
   Gross profit (loss)...........................................             (109.7)       18.6        24.5       32.1       18.9
Operating expenses:
   Research and development......................................              352.8        20.8        15.8       15.7      133.9
   Sales and marketing...........................................              449.3        34.1        36.6       32.4       36.5
   General and administrative....................................              128.7        11.8        13.2        5.4       17.0
   In-process research and development costs acquired............                 --         7.3          --         --       64.1
   Amortization of intangibles...................................                 --         3.2         5.4        5.3       14.0
   Impairment of an intangible asset.............................              747.3          --          --         --         --
   Amortization of deferred stock compensation...................               34.4         5.7        19.5        7.8       20.9
     Total operating expenses....................................            1,712.5        82.9        90.6       66.6      286.4
Operating loss...................................................           (1,822.2)      (64.3)      (66.1)     (34.5)    (267.5)
Interest expense (income), net...................................               (6.9)        2.6         2.1        2.3       (0.1)
   Net loss......................................................           (1,815.3)%     (66.9)%     (68.2)%    (36.8)%   (266.5)%

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 2000

    REVENUE. Total revenue increased from $9.5 million for the first half of 1999 to $11.9 million for the first half of 2000. The increase was as a result of increases in sales of approximately $0.8 million of WAVENET ACCESS products, $2.5 million of WAVENET LINK products, and $1.4 million of WAVENET TRANSPORT products offset by reductions of approximately $2.4 million in sales of legacy products. Sales for the first half of 1999 included a non-recurring sale of legacy equipment to a single customer for which we were a reseller accounting for approximately $1.5 million, or 16%, of our total revenue for the first half of 1999. Sales for the first half of 2000 increased over the first half of 1999 as a result of a 15% increase in unit sales and a 9% increase in average selling prices of our products. We anticipate sales of our WAVENET ACCESS, WAVENET LINK and WAVENET TRANSPORT products to increase and sales of our legacy products to remain the same or decline in the foreseeable future. In the first half of 2000, three customers, Telefonia Celular del Norte, Wireless Inc. de Mexico, and Celular de Telefonia each accounted for over 10% of our revenues and together accounted for approximately 36.8% of our revenues. No other customer accounted for more than 10% of our revenues during the first half of 2000. We expect that for the foreseeable future the majority of our sales will be to fewer than 20 customers.



       COST OF REVENUE AND GROSS PROFIT. Cost of revenue increased from $6.5 million for the first half of 1999 to $9.6 million in the first half of 2000. Gross profit as a percentage of revenue was 32.1% for the first half of 1999 compared to 18.9% for first half of 2000. The product mix in any quarter will vary depending on the products and average selling price, and therefore, our cost of revenues will fluctuate on a quarterly basis. Our gross profit in the first half of 2000 was negatively impacted by incremental inventory and warranty reserves of $0.7 million, a decline in the average selling prices of our legacy products and certain WAVENET ACCESS products offset by improved average selling prices of our WAVENET TRANSPORT products. We expect that cost of revenue as a percentage of revenue will decline in future quarters and as a result our gross profit margin will increase.



       RESEARCH AND DEVELOPMENT. Research and development expenses increased from $1.5 million for the first half of 1999 to $15.9 million for the first half of 2000. The increase of $14.4 million, or 962.9%, was primarily due to $12.9 million in contract research and development expense related to the development of STARPORT. The remaining increase of $1.5 million was related to increases in engineering staff and consulting expenses related to other products under development. As a percentage of revenue, research and development expenses were 15.7% for the first half of 1999 compared to 133.9% for the first half of 2000. Research and development expenses are expected to remain at the same level or decline in absolute dollars during the second half of 2000 in conjunction with ongoing development of STARPORT and with the expansion of our engineering staff to support the increasing number of research and development projects. We expect research and development as a percentage of revenue to decline during the balance of 2000.



       SALES AND MARKETING. Sales and marketing expenses increased from $3.1 million for the first half of 1999 to $4.3 million for first half of 2000. The increase of $1.2 million or 40.5%, was attributable primarily to the addition of sales and marketing staff and related supporting expenses and increases in sales commissions on increased revenue. As a percentage of revenue, sales and marketing expenses were 32.4% for the first half of 1999 compared to 36.5% for the first half of 2000. We expect sales and marketing expenses to remain the same or decline as a percentage of revenue during the balance of 2000.



       GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $0.5 million for the first half of 1999 to $2.0 million for the first half of 2000. The increase of $1.5 million, or 291.6%, was due primarily to increases in salaries related to additional staff and legal, accounting and consulting expenses related to our transition to a publicly traded company. As a percentage of revenue, general and administrative expense increased from 5.4% for the first half of 1999 to 17.0% for the first half of 2000. Also included in general and administrative expenses was a provision of $0.2 million for potential bad debts and $0.3 million associated with stock options issued to non-employees for services rendered in the first half of 2000. We expect general and administrative expenses to increase in absolute dollars and remain the same or decline as a percentage of revenue during the balance of 2000.



       IN-PROCESS RESEARCH AND DEVELOPMENT COSTS ACQUIRED. In-process research and development expense increased from zero in the first half of 1999 to $7.6 million for the first half of 2000. In January 2000, we entered into a technology purchase and license agreement with TRW, Inc. to acquire the rights to the technology underlying our STARPORT product. STARPORT is currently in field testing and is expected to provide broadband wireless Internet access to residential, small office and home office customers.

       We issued to TRW 3,429,352 shares of common stock valued at $5 per share and made a commitment to pay TRW $2.5 million in cash to acquire the STARPORT technology license upon completion of this offering. The amount allocated to intangible assets was $19.6 million based on the fair market value of our common stock and the $2.5 million commitment. We conducted an independent valuation of the acquired technology which resulted in a $7.6 million allocation to in-process technology that was immediately expensed. At the time of the agreement, the


STARPORT technology was an in-process technology under development for a number of years at TRW which had not yet achieved technological feasibility, had no alternative future use and was not expected to generate any significant sales for one to three years.

       The value of the purchased in-process technology was determined by estimating the cost to develop the purchased in-process technology into a commercially viable product. We estimated the resulting net cash flows from STARPORT assuming an expected economic product life of 5 years, the revenue generated in each future period and the corresponding operating expenses. These cash flows were adjusted for taxes and charges related to fixed assets and working capital. These cash flows were then discounted to their present value to estimate the fair market value of the acquired in-process technology. The technology was approximately 45% complete as of the acquisition date based on the ratio of costs incurred to total development. A discount rate of 25% was used for the in-process technology, reflecting a weighted average cost of capital of 17% for industry-comparable companies and an 8% premium for technological and market risk associated with commercializing the acquired technology.

       The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products were approximately $25-30 million in the aggregate through 2001. We expected to begin realizing the benefit of the purchased in-process technology during 2001 with estimated total revenues from the purchased in-process technology expected to peak in its as-developed state during 2004. The estimated selling, general and administrative costs were expected to more closely approximate our future cost structure. These revenue growth and ultimate earnings projections are only achievable based on the assumption that we can commercialize and mass produce the purchased in-process technology. In the event that we are unable to fully develop the technology into a commercially viable product, our future financial performance and growth will be harmed.


       AMORTIZATION OF INTANGIBLES. Amortization of intangibles increased from $0.5 million for the first half of 1999 to $1.7 million for the first half of 2000. Amortization expense during the first half of 1999 relates specifically to intangible assets resulting from the acquisition of Multipoint while for the first half of 2000, amortization of intangibles also includes amortization of capitalized license and technology related to the TRW purchase and license agreement as well as other acquired technology.



       AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation increased from $0.7 million during the first half of 1999 to $2.5 million during the first half of 2000. The increase of $1.7 million, or 233.5%, is due to amortization associated with new options granted during 1999 and additional options granted during the first half of 2000 which were subsequently determined to have been granted at below their deemed fair value.



       INTEREST EXPENSE (INCOME), NET. Interest expense (income), net changed slightly from a $0.2 million expense during the first half of 1999 to income of $13,000 during the first half of 2000.



COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1999

       REVENUE. Total revenue increased from $11.2 million in 1998 to $20.3 million in 1999. The increase in revenue in 1999 was attributable to higher sales resulting from the introduction of the WAVENET ACCESS 2458 and a full year of sales of our WAVENET LINK series which contributed approximately $3.4 million and $2.5 million in sales, respectively, in 1999. In addition, sales of our WAVENET ACCESS 2400 contributed an incremental $1.5 million in revenue in 1999. Sales of our legacy products contributed an incremental $2.8 million in revenue in 1999, the majority of which related to a non-recurring sale of equipment to a single customer of product for which we were a reseller. The increase in sales in 1999 as compared to 1998 was due to a 150% increase in unit sales offset by a decrease in average selling prices principally due to a change in product mix. In 1999, one customer, Celular de Telefonia, accounted for approximately 14.5% of our revenues. No other customer represented over 10% of our revenues in 1999. Approximately 57.4% of our revenues were derived from ten customers in 1999.

       COST OF REVENUE AND GROSS PROFIT. Cost of revenue increased from $9.1 million in 1998 to $15.4 million in 1999, primarily due to the related increase in revenue. As a percentage of revenue, cost of revenue decreased from 81.4% to 75.5% during the same period, primarily due to a change in the mix of products sold, the introduction of our WAVENET ACCESS 2458 and WAVENET LINK families of systems and the distribution of manufacturing costs over a greater number of units sold. Cost of revenue in 1999 included a provision of approximately $1.5 million for inventory obsolescence related to the earlier legacy products acquired from Multipoint. Gross profit increased from 18.6% in 1998 to 24.5% in 1999.

       RESEARCH AND DEVELOPMENT. Research and development expenses increased from $2.3 million in 1998 to $3.2 million in 1999. The increases in research and development expenses were primarily attributable to the addition of engineering personnel and associated support required to expand and enhance our product lines. Research and development as a percentage of total revenues decreased from 20.8% in 1998 to 15.8% in 1999.

       SALES AND MARKETING. Sales and marketing expenses increased from $3.8 million in 1998 to $7.4 million in 1999. The increase in sales and marketing was related to the expansion of our sales and marketing organization, trade show expenses and the increase in commission expenses resulting from higher revenue. Sales and marketing expense as a percentage of total revenue increased from 34.1% in 1998 to 36.6% in 1999.

       GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $1.3 million in 1998 to $2.7 million in 1999 due primarily to increases in salaries and legal, accounting and consulting expenses. Also included in general and administrative expenses for 1999 was a one-time building lease termination charge of $0.2 million. We also made a provision for approximately $1.0 million for potential bad debts in 1999. General and administrative expenses as a percentage of total revenue increased from 11.8% in 1998 to 13.2% in 1999.

       IN-PROCESS RESEARCH AND DEVELOPMENT COSTS ACQUIRED. In-process research and development of $0.8 million was fully expensed in 1998 upon our acquisition of Multipoint as a result of our determination that the acquired technology had not yet achieved technological feasibility and that the technology did not have an alternative future use.

       On August 26, 1998, we acquired Multipoint. Multipoint was incorporated in California in 1987. It was expected that Multipoint's wireless data communication products could be used for point-to-point or point-to-multipoint networks with major applications in the rapidly growing Internet market. The acquisition provided us with an opportunity to gain access to additional technology and diversify our product line by adding wireless data transmission capability to our telephony-based product offerings. WAVENET ACCESS 2400, jointly developed with WaveAccess, Inc., an Israeli company, was Multipoint's first wireless point-to-multipoint router. At the time of acquisition, a new product, WAVENET ACCESS 2458, was under development. WAVENET ACCESS 2458 was designed to be the next generation, high-capacity point-to-multipoint router with greater bandwidth than the existing WAVENET ACCESS 2400.

       The acquisition was accounted for using the purchase method of accounting. The allocation of purchase price to in-process technology was determined based upon a valuation conducted through an independent third-party appraisal. At the time of the acquisition, WAVENET ACCESS 2458 had not yet achieved technology feasibility and was not expected to generate any significant sales for one to two years.

       The value of the purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into a commercially viable product, estimating the resulting net cash flows from WAVENET ACCESS 2458 and related products and discounting the net cash flows back to their present value. The technology was approximately 85% complete as of the acquisition date. A discount rate of 25% was used for the developed technology and 30% for the in-process technology. These rates of return reflected Multipoint's historical results as of the acquisition date and the risks associated with revenue growth and profitability. These rates of return were also consistent with our overall weighted average cost of capital due to the revenues attributable to future, as yet unidentified, products.

       The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products were approximately $1.0 million in the aggregate through 1999. We completed the development of WAVENET ACCESS 2458 in March 1999 with actual costs incurred since the acquisition of approximately $0.8 million. We expected to begin realizing the benefit of the purchased in-process research and development during 1999, with estimated total revenues from the purchased in-process technology expected to peak in 2001 and decline rapidly in 2002. Cost of sales as a percentage of revenues was expected to be in the range of 40% to 45%. The estimated selling, general and administrative costs were expected to more closely approximate our cost structure. These revenue growth and ultimate earnings projections were only achievable based on the assumptions that the purchased in-process technology could be further developed by us and that Multipoint could benefit from our experience in the wireless communications industry. In the event that we are unable to fully develop the technology into a commercially viable product, our future financial performance and growth will be harmed.

     AMORTIZATION OF INTANGIBLES. All recorded intangible assets through 1999 relate to the acquisition of Multipoint. Amortization expense associated with intangible assets was $0.4 million in 1998 and $1.1 million in 1999 due to amortization associated with new options granted during 1999 which were subsequently determined to have been granted below their deemed fair value. As of December 31, 1999, the remaining balance to be amortized by the end of 2003 was $3.1 million.

       IMPAIRMENT OF AN INTANGIBLE ASSET. In 1997, we entered into a license and technology transfer and manufacturing agreement with Wi-LAN, Inc. Under this license agreement, Wi-LAN agreed to license and transfer technology to us in exchange for 3,000,000 shares of our Series A preferred stock, valued at $0.50 per share. An asset worth $1.5 million was recorded for the licensed and transferred technology. In 1997 we determined that the licensed and transferred technology was not applicable to our needs. As such, we recorded an impairment charge of $1.5 million related to this acquired technology. On June 3, 1998 the license agreement was replaced by a new license agreement and a manufacturing agreement. In February 2000, we terminated the manufacturing agreement due to a discontinuance of the product line and the license agreement terminated by its own terms.

       AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation increased from $0.6 million in 1998 to $4.0 million in 1999. As of December 31, 1999, the remaining balance to be amortized by the end of 2003 was $5.3 million.

       INTEREST EXPENSE (INCOME), NET. Interest expense, net changed from $0.3 million in 1998 to $0.4 million in 1999 reflecting increases in various bridge financings from investors as well as utilization of bank credit facilities.

COMPARISON OF PERIOD FROM INCEPTION TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998

       REVENUE. Total revenue increased from $0.2 million from inception through December 31, 1997 to $11.2 million in 1998. The increase in revenue in 1998 reflected the sale of our WAVENET TRANSPORT system to a single large customer, the introduction of our WAVENET LINK series point-to-point radios in September 1998 and the inclusion of revenue of Multipoint from the date of acquisition on August 26, 1998. The increase in sales in 1998 as compared to 1997 was due to principally to an increase in unit sales.

       COST OF REVENUE AND GROSS PROFIT (LOSS). Cost of revenues from inception through December 31, 1997 represented mainly manufacturing overhead and the cost of equipment that we resold. Cost of revenue increased from $0.4 million in 1997 to $9.1 million in 1998 primarily due to the related increase in revenue. As a percentage of revenue, cost of revenue decreased from 209.7% to 81.4% during the same period, primarily due to a change in the mix of products sold, the introduction of our WAVENET ACCESS 2400 and WAVENET LINK families of systems and the distribution of manufacturing costs over a greater number of units sold. Gross loss in the period from inception through December 31, 1997 was a negative 109.7% compared to gross profit of 18.6% in 1998.

       RESEARCH AND DEVELOPMENT. Research and development expenses increased from $0.7 million from inception through December 31, 1997 to $2.3 million in 1998. The increase in research and development expenses were primarily attributable to the addition of engineering personnel and associated support required to expand and enhance our product lines. Research and development as a percentage of total revenues decreased from 352.8% in 1997 to 20.8% in 1998.

       SALES AND MARKETING. Sales and marketing expenses increased from $0.9 million from inception through December 31, 1997 to $3.8 million in 1998. The increase in sales and marketing was related to the expansion of our sales and marketing organization, trade show expenses and the increase in commission expenses resulting from higher revenue. Sales and marketing expense as a percentage of total revenue decreased from 449.3% in 1997 to 34.1% in 1998.

       GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $0.3 million from inception through December 31, 1997 to $1.3 million in 1998 due primarily to increases in salaries and legal, accounting and consulting expenses. General and administrative expenses as a percentage of total revenue decreased from 128.7% in 1997 to 11.8% in 1998.

       AMORTIZATION OF DEFERRED STOCK COMPENSATION. Amortization of deferred stock compensation increased from $0.1 million from inception through December 31, 1997 to $0.6 million in 1998 due to amortization associated with new options granted during 1998 which were subsequently determined to have been granted below their deemed fair value.

       INTEREST EXPENSE (INCOME), NET. Interest expense (income), net changed from interest income of $14,000 from inception through December 31, 1997 to interest expense of $0.3 million in 1998 reflecting increases in various bridge financings from investors as well as utilization of bank credit facilities.


QUARTERLY RESULTS OF OPERATIONS


       Set forth below is our revenue for the eight quarters ended June 30, 2000. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                  THREE MONTHS ENDED
                  ------------------------------------------------------------------------------------
                  SEP. 30,  DEC. 31,    MAR. 31,   JUN. 30,  SEP. 30,  DEC. 31,   MAR. 31,   JUN. 30,
                    1998      1998        1999       1999      1999      1999       2000       2000
                  --------- ----------  ---------- --------- --------- ---------  ---------  ---------
                                                    (IN THOUSANDS)
Revenue........   $  4,411  $   4,059   $   6,276  $  3,230  $  5,000  $  5,823   $  5,535   $  6,317



       Revenue for the first quarter of 1999 was $6.3 million, significantly higher than 1998 fourth quarter revenue of $4.1 million primarily due to the non-recurring resale of legacy products to a single customer. Revenue for the second quarter of 1999 was $3.2 million. The decrease from the first quarter of 1999 relates to a decrease in sales of our WAVENET TRANSPORT and other legacy products due to a temporary decline in demand partially offset by an increase in sales of WAVENET ACCESS products. The increase in revenue for the third quarter of 1999 compared to the second quarter of 1999 relates to increases in sales related to our WAVENET LINK and WAVENET TRANSPORT products. Our sales of WAVENET LINK increased during this quarter principally due to the introduction of this product to customers in Central America. The increase in revenue for the second quarter of 2000 compared to the first quarter of 2000 relates to increases in sales of our WAVENET TRANSPORT and WAVENET LINK products offset by decreases in sales of our WAVENET ACCESS and legacy products. The increase in sales of our WAVENET TRANSPORT products was due to increased demand from customers in Mexico. The increase in sales of WAVENET LINK products was due to the introduction of our WAVENET LINK 4X during the quarter and a full quarter of sales of our WAVENET LINK EX introduced during the first quarter of 2000. The decline in sales of our WAVENET ACCESS products was due to delays in the expansion of a system in China utilizing our WAVENET ACCESS 2458 product and certain component shortages from several suppliers partially offset by the introduction of our WAVENET ACCESS 3500 product in the later part of the second quarter of 2000.


       Our operating results have in the past, and may in the future, fluctuate on a quarterly and annual basis as a result of various factors. These factors include, among others:

       o the size, timing and terms of customer orders;

       o a decrease in the average selling prices of our systems due to competition;

       o the relatively long sales and development cycles for our systems;

       o our ability to develop and market new systems;

       o the ability to obtain regulatory approval of system installation in foreign countries;

       o the ability to reach and maintain required production volumes and quality levels for our systems;

       o general domestic and international economic conditions;

       o market acceptance of our systems and our customers' services;

       o introduction of products and systems by our competitors;

       o our ability to respond to fluctuations in customer order levels;

       o the timing and provision of returns from our distributors; and

       o whether our customers buy from a distributor, an original equipment manufacturer or directly from us.

Therefore, we believe that period-to-period comparisons of our quarterly operating results are not necessarily meaningful. You should not rely on them to predict future performance.

LIQUIDITY AND CAPITAL RESOURCES

       Since inception, we have financed our operations primarily from sales of our preferred stock totaling $37.3 million and other financing activities, including a bank credit facility, convertible notes for working capital and capital leases for the purchase of equipment.


       Cash used by operating activities was $9.7 million during the first half of 2000 compared to $3.2 million during the first half of 1999. The increase in cash used by operating activities from the first half of 1999 to the first half of 2000 resulted principally from an increase in net loss of $28.2 million, as adjusted for increases in non-cash items including amortization of deferred stock-based compensation, in-process research and development and amortization of intangibles of $1.7 million, $7.6 million and $1.2 million, respectively offset by increases in accruals related to work performed by TRW of $8.5 million as well as the $2.5 million liability to TRW payable upon completion of our initial public offering. Cash used in operating activities was also due to increases in prepaid and other current assets of $1.0 million associated with deferred costs of this offering. Cash used by operating activities was $2.8 million during 1998 compared to $11.5 million during 1999. The increase in cash used by operating activities from 1998 to 1999 resulted principally from additional net losses incurred, an increase in accounts receivable from $3.7 million to $4.8 million, a decrease in accounts payable from $5.1 million to $3.4 million and an increase in inventory from $3.8 million to $5.0 million. The increase in accounts receivable reflects an increase in sales. The decrease in accounts payable reflects an increase in cash payments to suppliers as a result of bringing current our accounts payable. The increase in inventory levels reflects anticipated higher sales levels. These increases in cash used by operating activities are partially offset by non-cash charges such as amortization of deferred stock compensation, amortization of intangibles and depreciation and amortization of fixed assets.



       Cash used by investing activities for the first half of 2000 was $1.9 million compared to cash used in investing activities of $0.3 million in the first half of 1999. The increase in cash used by investing activities was due to an increase in purchases of equipment principally related to the expansion of our engineering facilities and the purchase of licensed technology. Cash used by investing activities during 1999 was $0.5 million compared with cash provided by investing activities of $0.1 million in 1998. The decrease in cash flow from investing activities from 1998 to 1999 was primarily due to purchases of property and equipment, including computer equipment, furniture, manufacturing fixtures, testing equipment and leasehold improvements relating to our new facility in Santa Clara, California.



       Cash provided by financing activities for the first half of 2000 was $14.8 million compared to $3.4 million for the first half of 1999. The increase was due principally to the sale of Series F preferred stock to TRW. Cash provided by financing activities was $2.8 million in 1998 and $12.8 million in 1999. The increase in cash flow provided by financing activities from 1998 to 1999 was primarily the result of $12.7 million in proceeds from the issuance of common and preferred stock.



       As of June 30, 2000 our liabilities included current liabilities of $19.6 million and non-current liabilities of $0.2 million. Our current liabilities consisted principally of accounts payable and accrued expenses totaling $7.0 million. The accounts payable relate to liabilities associated with inventory purchases and vendor services, including those associated with this offering. The accrued liabilities include warranty, reserves, payroll related liabilities, customer advances and liabilities related to purchased license technology. The accrued liabilities also include a liability to TRW for development services rendered through June 30, 2000 of approximately $8.5 million and a liability to reimburse TRW for $2.5 million upon the completion of our initial public offering. We currently operate under a letter agreement with TRW which provides contract research and development services to us on a time and materials basis. We expect our expenses associated with TRW's efforts to remain the same or decline during the balance of this year. See "Risk Factors--If the development of our STARPORT system is materially delayed or fails to perform to customer expectations or if our strategic relationship with TRW is terminated, our business and future growth will be substantially harmed and we may lose our exclusive license to the technology." Our ability to continue to utilize TRW for such services is dependent upon our ability to raise sufficient financing in this offering. In the event that we fail to raise such financing we might be required to significantly curtail TRW's development efforts which in turn would potentially delay the completion and introduction of STARPORT. See "--Results of Operations" and "Business--Strategic Relationship with TRW."

       We generally commit to purchase products based on customer forecasts to be delivered within the next 120 days. As of June 30, 2000, we have committed to make purchases totaling $6.5 million from these manufacturers. In some instances, we issue blanket purchase orders for specific quantities and delivery schedules over 12 to 18 months to obtain price discounts. If we cancel the purchase order before its term ends, we would be obligated for the difference between the regular price and the discounted price plus the cost of components bought by the manufacturer specifically for our products. Based on current sales projections, we do not believe that we will incur any material obligations under these purchase orders.

       As of June 30, 2000, cash and cash equivalents were $4.3 million. We have a $2.0 million bank credit facility with Silicon Valley Bank secured by substantially all of our assets which is subject to certain restrictions relating to eligible accounts receivable and liquidity. Borrowings under this facility accrue interest at the prime rate plus 2.5%. As of June 30, 2000, we had not drawn against this facility and there is no outstanding balance due. This facility expires on February 23, 2001. In connection with an amendment of this facility, we agreed to issue a warrant to Silicon Valley Bank for the purchase of 37,500 shares of our common stock at an exercise price of $4.00 per share if we did not complete an initial public offering before May 31, 2000. On June 1, 2000, this warrant was issued. We have issued a convertible promissory note to AMT Capital, Ltd. for $1.0 million which matures on September 1, 2004 and bears interest at a fixed rate of 10% per annum. The note is convertible at the option of AMT Capital Ltd. into Series E preferred stock at $3.125 per share at any time at or prior to maturity. If the note is converted, the holder will receive a warrant to purchase 32,000 shares of common stock at $0.75 per share.



       We have experienced a substantial increase in our expenditures since our inception consistent with growth in our operations and personnel. We expect to devote substantial additional resources to our research and development efforts, our sales, support, and marketing organizations, establishing additional facilities worldwide and building the infrastructure necessary to support our current and future products, including our STARPORT system. We believe that the net proceeds of this offering, together with cash and cash equivalents and funds available under existing credit facilities will be sufficient to meet our working capital requirements for at least the next 12 months. We may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financings or from other sources. We have received capital commitments of $2.5 million each from Dynamics Technology, Inc., Gemini Investors LLC, Stratford Equity Partners, L.P., Crossroads Venture Capital, LLC and TRW, Inc. Except for Stratford Equity Partners, each of these entities is a 5% or greater stockholder and is affiliated with a member of our board of directors. To date we have not called upon these capital commitments. The $12.5 million in commitments, if required, will be documented in the form of convertible promissory notes bearing interest at a fixed rate of 10% per annum. If not prepaid, the notes will convert into shares issued in our next round of equity financing of at least $15.0 million. In connection with obtaining these commitments, we issued warrants to purchase 10,000 shares of our common stock to each of these five investors at a price of $4.00 per share and agreed to issue additional warrants for up to 30,000 shares of our common stock to each of these five investors at the then fair market value per share if the loan commitments are exercised. These warrants expire upon the earlier of 5 years or 30 days after the consummation of an initial public offering. We do not know whether additional financing will be available on acceptable terms, if at all. In addition, although there are no present understandings, commitments or agreements with respect to acquisitions of other businesses, products or technologies, we may, from time to time evaluate these acquisitions. In order to consummate potential acquisitions, we may issue additional securities or need additional equity or debt financing and any financing we undertake may be dilutive to existing investors.


YEAR 2000 COMPLIANCE

       In August 1998, we initiated a year 2000 compliance program. The program was directed by our Director of Management Information Systems and included an intra-company task force with members from each of our principal departments, including accounting, engineering, manufacturing, sales and marketing. The task force was charged with identifying areas of potential risk within each department and making evaluations, modifications, upgrades or replacements, as appropriate.

       With the change of the new year, we experienced no major problems associated with year 2000. The year 2000 task force continued to monitor the hardware and software systems used until February 2000. After February, the task force no longer proactively monitored systems and concluded that we met all year 2000 compliance standards. As an ongoing effort, we will continue to upgrade hardware and software systems to cut costs and improve performance.

       Despite our efforts and our experience with year 2000 so far, we may discover year 2000 compliance problems in our systems that will require substantial revision. In addition, third-party software, hardware and services incorporated into our information systems may need to be revised or replaced, all of which could be time-consuming and expensive and result in the following, any of which could adversely affect our business, financial condition and results of operations:

       o delay or loss of revenue;

       o cancellation of customer contracts;

       o diversion of development resources;

       o damage to our reputation;

       o increased service and warranty costs; and

       o litigation costs.

       Our failure to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions.

RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after January 1, 2001. We do not believe the adoption of SFAS No. 133 will have a material effect on our financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

       We develop products in the United States and sell such products in North, Central and South America, Africa, Asia and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. We do not use derivative instruments to hedge our foreign exchange risk. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

OVERVIEW


       We are a provider of high-speed, or broadband, wireless access systems that enable international and domestic Internet and communications service providers, telephone operating companies and private network operators to deliver voice and high-speed data services to their customers. Our systems are designed as an alternative to fiber optic, copper-based or cable-based communication transmission methods and allow a service provider to rapidly deliver high-speed Internet access in a service area. In addition, our wireless systems transport voice and high-speed data traffic within a service provider's network.


       Our line of systems allows end-users to transmit voice and data simultaneously via Internet protocol, or IP, or asynchronous transfer mode, or ATM, architectures, two leading industry standards for telecommunication transport. Our broadband wireless access solutions address a wide range of applications in different markets, including:

       o enabling Internet service providers to offer direct Internet access;

       o rapidly installing new networks for communication service providers;

       o supplementing telephone operating companies' existing wired networks;

       o establishing communication networks in regions without existing infrastructures; and

       o establishing private corporate networks.


       Our systems are available in a broad range of frequency assignments, enabling us to address the different regulatory requirements of multiple geographic markets. Our systems operate in both licensed and license-exempt frequency assignments. A licensed frequency assignment requires that prior to installing our systems the operator obtain a conditional license from the appropriate regulatory body for a specific frequency allocation.



       We have systems installed and operating in Argentina, Brazil, Chile, China, Mexico, Panama, the Philippines, Poland and the United States. In 1999 and the first half of 2000, 87% and 83% of our revenues, respectively, were derived from outside the United States. Our international service organization provides customer support 24 hours per day, 7 days a week and offers network design and installation services as part of our wireless solution.


INDUSTRY BACKGROUND

THE DEMAND FOR HIGH-SPEED NETWORK ACCESS


       As the Internet and public and private communication networks have become essential for communication, electronic commerce and information exchange, the volume of voice and high-speed data traffic worldwide has increased dramatically. In addition, user applications, such as electronic mail, telecommuting and business-to-business exchanges have further increased the amount of network traffic. This increase in network traffic has resulted in a demand for greater transmission capacity, or bandwidth, and broadband services to support it.


       Bandwidth limitations between service providers' central offices and end-users, often referred to as the last mile bottleneck, have constrained service providers from delivering broadband services to the end-user. We believe that traditional dial-up modem technology is insufficient to support the growth in network traffic and demand for high-speed data transmission. Although wired access network infrastructures using cable, digital subscriber line, or DSL, and fiber optic systems can deliver greater bandwidth than that provided by dial-up modem technology, these systems are not universally available to end-users. This last mile bottleneck is frustrating a broad base of business, residential and small office/home office users, many of whom require high-speed access to data.

WIRED SOLUTIONS

       The demand for broadband access continues to accelerate, pressuring service providers to improve and expand existing wired infrastructures. Wired broadband access solutions that are intended to address this demand include cable modem service, DSL and fiber optic technology. Often, these technologies require a trained installation technician and are characterized by a lengthy implementation process.

       COAXIAL CABLE MODEM. Coaxial cable modem technology is currently the most common wired solution for broadband network access. The cable solution is limited in its effectiveness, however, because:

       o performance deteriorates as more subscribers are added because the users share a common transmission medium;

       o performance difficulties worsen as users transmit more data because transmission capacity has been allocated primarily to receiving data, or downstream transmission, and cannot be easily reallocated to transmitting data, or upstream transmission;

       o there are inherent privacy limitations because all users share a common link rather than using an individual link; and

       o the current infrastructure is primarily geared towards residential service, and is unavailable to most business customers.

       DSL. DSL service is delivered over existing copper-based wired infrastructure and is gaining wide acceptance by both residential and business markets for high-speed Internet access. However, DSL service is limited in its effectiveness because:

       o the length and quality of available copper wires limit transmission rates;

       o the condition of many of the copper lines between the subscriber and central office prohibits the use of DSL technology; and


       o federally mandated regulations require local telephone companies to offer competing service providers access to their copper wire. As a result, service providers are reluctant to upgrade their infrastructures, and copper wire infrastructures are not keeping pace with the increase in demand for high-speed Internet access.



       FIBER OPTIC. Fiber optic transmission systems offer far greater transmission rates than either cable modem or DSL service offerings. Although many wide-area networks have been upgraded to fiber optic cable, fiber optic technology is not a cost effective solution to the last mile bottleneck due to its high installation cost. Similarly, dedicated leased lines providing high speed Internet access, such as T-1 lines, also have high and monthly installation costs that deter most business customers from pursuing them.


WIRELESS SOLUTIONS


       Non-movable, or fixed, broadband wireless access technology can solve many of the problems imposed by wired networks. Broadband wireless technology enables rapid implementation of high-speed network access in a cost-effective manner relative to wired networks. We believe that wireless network providers will be able to gain a greater share of the network access market because, unlike local telephone companies, they are not required by federal law to share their wireless networks with competing service providers. Moreover, a broadband wireless network is often the best option for high-speed communication in remote areas and in many developing countries due to the lack of an existing wired infrastructure. In these regions, wireless technologies provide clear advantages over wired networks, including lower cost, faster installation, greater flexibility and increased reliability.


       Broadband wireless technologies are classified as either point-to-point or point-to-multipoint:


             POINT-TO-POINT. A point-to-point wireless system connects two locations, using two identical pieces of equipment. Each piece of equipment is first connected to an end-user's or service provider's network by a cable and a connector and then connected by an antenna cable to an antenna that is usually mounted on a rooftop or tower. The two antennas are then aimed at one another to create a wireless connection. Point-to-point wireless technology is used to transport data traffic from one location to a second location, typically in local distribution applications. Point-to-point wireless systems can interconnect high-speed data networks between buildings or facilities within the same metropolitan area. Point-to-point wireless systems can also be used to transport high density network traffic. However, implementing a large wireless network based on point-to-point technology becomes costly and cumbersome as the number of locations increases. As a result, this technology is not practical for interconnecting a large number of buildings or facilities.


             POINT-TO-MULTIPOINT. A point-to-multipoint wireless system connects multiple facilities within a relatively small geographic location to a central hub. Point-to-multipoint wireless technology is used to transport data traffic from one location to many locations, typically to interconnect a large number of facilities in a relatively small geographic area. Point-to-multipoint wireless technology overcomes the limitations of point-to-point technology by designating a single radio transceiver as the central base station. The base station uses a radio protocol to control and manage end-user devices so that data is transmitted and received among multiple locations with minimal interference. An area served by a single base station is often referred to as a cell. In order to serve a larger geographic region and a larger number of facilities, multiple cells are interconnected using point-to-point technology. As a result, point-to-multipoint systems are combined with point-to-point technology to deliver broadband wireless access service to a large geographic area.



       Broadband wireless access technology has disadvantages and limitations. In contrast to mobile wireless access solutions, the systems we currently offer require line-of-site installation, which often requires the end-user to obtain roof rights from third parties. Wireless systems may also experience problems due to radio signal interference, which may occur if multiple wireless systems are operating on the same radio frequencies and in the same geographic areas.



       Historically, most broadband wireless manufacturers focused on delivering either point-to-multipoint or point-to-point systems. Few companies have merged both technologies to deliver a single broadband wireless access solution for large geographic areas that meets the needs of business and residential end-users over the last mile. The absence of a single broadband wireless solution is magnified internationally, where the lack of wire-based infrastructure and the prohibitive costs associated with building new wired infrastructure render wireless broadband technology the economically feasible alternative for high-speed network access. We believe that in order to serve the international broadband wireless access market, a network solution must integrate point-to-multipoint and point-to-point technologies on a cost-effective basis. In addition, a solution must be certified by the applicable regulatory agencies for installation domestically and internationally.


OUR SOLUTION

       Our line of broadband wireless access systems includes point-to-multipoint and point-to-point wireless products that connect end-users to the Internet and public and private communication networks. Our systems allow a service provider to offer high-speed network access to the end-user as a cost-effective alternative to wired services. These systems assure service providers a quick time-to-market by permitting rapid installation of complete high-speed communication networks. In addition, we design our systems to be compliant with domestic and international standards. We incorporate a worldwide service organization that provides customer support 24 hours a day, 7 days a week and offers network design and installation services.

       The following describes the key benefits of our broadband wireless access solution:

             COST-EFFECTIVE DESIGN AND IMPLEMENTATION. Our systems provide a cost-effective combination of point-to-multipoint broadband wireless access and high-speed point-to-point voice and data transmission.

             RAPID INSTALLATION. Our systems are shipped off-the-shelf and are easy to install. We believe that our systems are reliable. Our license-exempt products do not require frequency coordination or licensing, eliminating many of the time-consuming processes required in planning, coordinating and installing traditional radio technology. License-exempt operation permits rapid installation to meet customer demand for broadband wireless access.

             SCALABILITY. Our systems are scalable. As more users are added to a network, a central base station that may have initially been equipped with a single transmitter can be easily upgraded to accommodate up to ten transmitters.

             REMOTE MANAGEMENT. Our standard network management applications include a simple network management protocol and a secure Web-based browser interface. These interfaces allow the system to be managed and administered remotely through the Internet.

             NETWORK COMPATIBILITY. Our wireless systems provide built-in routing and support industry standard protocols that allow data to be transported at carrier-quality standards.

       Our systems address a broad range of applications in different markets. Examples of these applications include:


       o ENABLING INTERNET SERVICE PROVIDERS TO OFFER DIRECT INTERNET ACCESS. Digital Wireless Communications, a wireless Internet service provider based in Savannah, Georgia, focuses on delivering high-speed Internet service to the small office/home office marketplace. Our WAVENET LINK product permits Digital Wireless Communications to establish direct Internet access for its customers. This eliminates the need to coordinate line access with the incumbent communication service provider and enables faster availability of services to its customers.

       o RAPIDLY INSTALLING NEW NETWORKS FOR COMMUNICATION SERVICE PROVIDERS. Central City Online, also known as EZNET Total Access, an Internet service provider based in Huntington, West Virginia, uses our WAVENET wireless systems to provide high-speed Internet access in direct competition with the local telephone company. EZNET used our WAVE NET systems to offer high-speed wireless Internet services, and as a result did not need to lease copper wire facilities from the local telephone company, which can be a time consuming process.


       o SUPPLEMENTING TELEPHONE OPERATING COMPANIES' EXISTING WIRED NETWORKS. Northern Indiana Telephone Company, or NetNITCO, was unable to meet customer demand for high-speed Internet access due to limitations in copper-based DSL. Our WAVENET ACCESS system enabled NetNITCO to provide high-speed data services to its entire service area.


       o ESTABLISHING COMMUNICATION NETWORKS IN REGIONS WITHOUT EXISTING INFRASTRUCTURES. In many parts of the world, communication networks are incapable of supporting the increasing amount of high-speed data traffic due to inadequate or poorly maintained equipment. Netcom, S.A., a communication service provider based in Haiti, determined that reliable dial-up service was not available in Haiti. By installing our WAVENET broadband wireless system, Netcom is now able to supply its Haitian customers with more reliable high-speed data services.


STRATEGY


       Our goal is to be the broadband wireless access solution of choice, both domestically and internationally, for Internet and communication service providers, telephone operating companies and private network operators. Our strategy for achieving this goal includes the following core elements:

             INTRODUCING NEW BROADBAND WIRELESS ACCESS TECHNOLOGIES. We are devoting substantial resources to the development of new point-to-multipoint broadband wireless access technologies. For example, this year we expect to introduce STARPORT, a broadband access system designed for the residential and small office/home office markets. Also this year, we expect to begin shipping the WAVENET ACCESS 3500, a point-to-multipoint system designed exclusively for use in the licensed spectrum in the international market.

             LEVERAGING OUR STRATEGIC RELATIONSHIPS. We have entered into a strategic relationship with TRW which provides us with technology that we use in our STARPORT system. We anticipate forming strategic relationships with additional partners to market and sell STARPORT into the residential and small office/home office markets. These partners may include Internet and communication service providers and telephone operating companies. We intend to leverage these relationships in order to develop an international market for STARPORT once the system is completed. In the future we may enter into additional strategic relationships to enhance existing or develop new market opportunities.

             EXPANDING OUR INTERNATIONAL MARKET PRESENCE. We intend to add additional direct sales and sales support resources within the United States and to increase our direct sales presence in Europe, Asia and Latin America. In addition to expanding our field sales and systems engineering forces, we intend to continue to build additional sales channels, both in the United States and international markets, to expand the distribution of our products. We expect to continue to establish distribution relationships with service providers, distributors and value-added resellers to further penetrate our target markets.



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


             EMPHASIZING RESEARCH AND DEVELOPMENT. We have invested significant resources in research and development, particularly in the areas of radio frequency engineering, software and network protocol development. We intend to increase our investment in research and development substantially in order to maintain and enhance our technological position. By building on our expertise in developing broadband wireless access technology, we intend to develop high-performance product lines that will address the needs of international wireless broadband markets.

             CONTINUING TO DELIVER HIGH-QUALITY CUSTOMER SERVICE AND SUPPORT. We provide pre- and post-installation support, with 24 hours per day, 7 days a week coverage on an international basis. We are committed to providing exceptional service, and we intend to continually enhance our customer service and support capabilities in order to address the needs of existing and new markets.


TECHNOLOGY

       We believe that we have industry-leading multidisciplinary expertise in the development of broadband wireless access solutions and that our products incorporate several technologies that provide us with advantages relative to our competitors.

             POINT-TO-MULTIPOINT PROTOCOLS. We have applied our software design expertise to develop robust point-to-multipoint networking protocols that allow multiple users to have access in a radio environment without interfering with each other. We have implemented a sophisticated set of software resources, including digital signal processing, network routing and network management, to address many of the unique challenges of wireless environments. Some of these challenges include interference, signal fading, path obstructions, signal absorption, security, capacity requirements and shared operations with other radio systems.

             SPREAD SPECTRUM TECHNOLOGY. Spread spectrum transmission is a method whereby the original signal is spread over a wide range of frequencies so that the original signal is difficult to detect and is very resistant to interference from other signals. Some of our WAVENET ACCESS systems use a form of radio transmission technology known as frequency hopping spread spectrum. In frequency hopping, the transmitter sends at one frequency for a period of time and then hops to another frequency and sends again with the original signal being decoded at the receiving end. Our STARPORT system uses a form of radio transmission technology known as direct sequence spread spectrum, a technique that combines an information signal with a pseudo-random signal to produce a final signal significantly greater in bandwidth than the original information signal, with improved interference resistance. We believe that our STARPORT system will deliver extremely reliable operation in situations where other wireless-based technologies might suffer from degraded performance.


          IP-OVER-ATM. Our STARPORT system transmits data via Internet protocol, or IP, and voice using asynchronous transfer mode, or ATM, transmission. IP is a method for transporting data by splitting the data into small sets of data, called packets, and transmitting the data packets to a destination where they are recombined into their original form. Asynchronous transfer mode is a method for grouping voice and data information into discrete units called cells, and transmitting the cells to a destination where the information is reassembled into its original form. The principal difference between IP and asynchronous transfer mode is that IP transports data packets that may be of indeterminate size whereas asynchronous transfer mode transports fixed cells that always contain an identical amount of information. IP is the leading industry standard for data transmission within the information technology sector and is typically used by Internet access providers to transmit data over the Internet. Asynchronous transfer mode is the preferred telecommunications industry standard for switching and transmission of voice and data, and is typically used by telephone operating companies in their networks. IP using asynchronous transfer mode, or IP-over-ATM, transmission is a method for carrying IP traffic over asynchronous transfer mode-based networks. We offer solutions based on IP, asynchronous transfer mode and IP using asynchronous transfer mode transmission, allowing us to market our products to both Internet service providers and telephone operating companies with minimum disruption to their network architectures.


             ROUTER-BASED WIRELESS NETWORKS. We use a router-based architecture for our WAVENET ACCESS wireless systems, versus many of our competitors who use bridge-based architectures. The advantages of routing systems include scalability, control and security. Unlike bridge-based systems where IP traffic is bridged to all network nodes, in a router-based system, IP traffic is routed to desired locations eliminating excess


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

       broadcast traffic. By reducing the excess broadcast traffic, our router-based systems greatly improve the bandwidth efficiency of our networks in comparison to systems that do not have internal router capability.

             DIGITAL COMMUNICATION TECHNOLOGY. Our strategic relationship with TRW provides us with access to advanced digital communication technology, including innovative protocols, algorithms and digital signal processing. Scientific technology licensed to us by TRW as part of the STARPORT initiative includes direct sequence spread spectrum waveforms, multiple access control schemes, quality of service mechanisms and element management interfaces.

             WEB-BASED NETWORK MANAGEMENT. Our products come with WIRELESS NETMANAGER, a secure Web-based network management system that gives our clients the ability to easily manage their networks, download software upgrades, and change or configure software parameters. Additionally, WIRELESS NETMANAGER allows us to access and analyze our customers' systems from any location through the Internet, giving us the ability to provide remote customer support to clients, 24 hours per day, 7 days a week.

PRODUCTS


       We manufacture a complete suite of broadband wireless access systems that provide point-to-multipoint, point-to-point and high-capacity transport. Our systems provide IP and asynchronous transfer mode transport via wireless broadband service for high-speed network access. These systems are designed as an alternative to copper-based DSL or cable-based broadband technologies and allow a service provider to rapidly install high-speed access throughout a service area. Our technology enables service providers to respond quickly to meet the demand for high-speed network access, and allows businesses to build high-performance wireless networks to supplement wired offerings from service providers. We also offer high-capacity products to transport traffic from a central base station to a service provider's network. In addition, we manufacture peripheral products that complete our total network solution.


WAVENET

       Our WAVENET broadband wireless access series is a family of systems providing broadband wireless access using point-to-multipoint, point-to-point and high-capacity transport technology that can transmit data over distances of up to 20 miles. These systems allow a service provider to offer broadband wireless access as an economic alternative to cable, DSL and fiber optic technologies. This series includes the following products:


            WAVENET ACCESS. Our WAVENET ACCESS point-to-multipoint system interconnects a large number of facilities in a relatively small area. In order to serve a larger geographic region and a larger number of facilities, multiple WAVENET ACCESS systems are interconnected using point-to-point technology. Connection into the end user's local area network from the remote WAVENET ACCESS terminal is accomplished through an industry standard Ethernet cable. WAVENET ACCESS systems are typically used to facilitate high-speed Internet access for small and medium sized businesses.


           o WAVENET ACCESS 3500. The WAVENET ACCESS 3500, which is currently under development, will operate in the international
                3.5 gigahertz, or GHz, band currently accepted as the preferred frequency assignment for fixed broadband radio access. Once completed, up to 3.25 Mbps of throughput will be available to the user. Central base stations will be able to be scaled to support transmission rates from 2 Mbps to 26 Mbps. This system is being specifically designed for point-to-multipoint applications in markets outside the United States.

           o WAVENET ACCESS 2458. The WAVENET ACCESS 2458 operates as a full duplex radio by using both the 2.4 GHz and 5.8 GHz license-exempt bands. Using the 2.4 GHz band for downstream transmission and the 5.8 GHz band for upstream transmission provides a unique solution in high interference environments. Up to 1.2 Mbps throughput is available to each user. Central base stations can be scaled to support transmission rates from 1 to 7 Mbps. This system is designed for point-to-multipoint applications in the United States and selected international markets.

           o WAVENET ACCESS 2400. The WAVENET ACCESS 2400 operates in the 2.4 GHz license-exempt band and is European Telecommunications Standards Institute, or ETSI-approved. With user throughput of up to 1 Mbps and central base stations which are scaled to support transmission rates of up to 10 Mbps, it allows an economical alternative to T-1 and other dedicated leased lines.

            WAVENET LINK. The WAVENET LINK series is a family of point-to-point products using the license-exempt 5 GHz band, available in the United States and in an increasing number of other countries. Our WAVENET LINK system transports data traffic from one location to another, typically in local distribution applications. Our WAVENET LINK systems can interconnect high-speed data networks between buildings or facilities within the same metropolitan area and are characterized by low end-to-end signal delay, ease of installation and simplicity in use. WAVENET LINK systems are typically used by Internet service providers to deliver high-speed Internet access to businesses and high-density residential buildings.


           o WAVENET LINK EX. The WAVENET LINK EX is a cost-effective product capable of transporting up to 16 Mbps over a distance of up to 10 miles. The radio is mounted outdoors, close to the antenna, to minimize transmission losses, and is connected to the user's local access network or in-building distribution system with an industry standard Ethernet cable. Although primarily used in point-to-point applications, the product can be used to implement a point-to-multipoint system with a 100 Mbps effective central base station capacity and a 16 Mbps user throughput.

           o WAVENET LINK 4X. The WAVENET LINK 4X provides a cost-effective solution for access requirements as well as cellular base station connectivity with capacities of up to 4 x
                2.048 Mbps. This system features an embedded simple network management protocol. The indoor unit, or IDU, provides all user interfaces including 2.048 Mbps ports, simple network management protocol access and external alarm input.


             WAVENET TRANSPORT. Our WAVENET TRANSPORT high-capacity wireless systems are similar to our point-to-point systems but provide considerably higher data transport rates. WAVENET TRANSPORT systems are typically used by communications service providers, cellular network providers and telephone operating companies to transport high-density network traffic between base stations and backbone systems. Like our point-to-point systems, our WAVENET TRANSPORT systems are characterized by low end-to-end signal delay and simple installation.


           o WAVENET TRANSPORT DX. The WAVENET TRANSPORT DX series is a family of licensed digital microwave radios operating from 13 to 38 GHz, with digital capacities of up to 34 Mbps. This system is targeted toward high-speed data transport in selected international markets.

           o WAVENET TRANSPORT MX. The WAVENET TRANSPORT MX is a line-of-sight digital radio transmission solution operating in millimeter wave frequency bands for voice, high-speed data, Internet and video traffic. The WAVENET TRANSPORT MX supports extensive scalable data rates up to 100 Mbps.

STARPORT


     We believe there will be a significant increase in demand for broadband services in the residential and small office/home office markets. We believe that communication companies will adopt wireless solutions as a more cost-effective method than wired solutions to meet this demand, since it allows them to deploy broadband Internet access services more rapidly than would be possible if they had to lease copper wire from the local telephone company. We are currently testing in the field a new system called STARPORT, which, once the system is completed, we intend to commercially introduce in fall 2000. STARPORT is a point-to-multipoint broadband wireless access system that does not require a line-of-sight between transmission and reception points and provides high-speed Internet access using asynchronous transfer mode transmission. The current architecture supports operation in the 5.8 GHz license-exempt frequency band and we expect future development to support operation in additional frequency bands. STARPORT is designed as a cost-effective alternative to wire-based cable, DSL or fiber-optic technologies and is intended to allow a service provider to rapidly supply services, such as high-speed Internet access, throughout a service area. STARPORT is designed to be installed by the consumer without the need for the communication service provider to supply a professional technician. STARPORT consists of base station units and customer premises units. STARPORT is specifically designed for the residential, small office/home office markets. We expect that the consumer will be able to connect an interface cable from STARPORT to a personal computer and then automatically receive broadband service at data rates comparable to typical DSL service. The base station units can support data rates of up to 4.3 Mbps per end-user. STARPORT uses an asynchronous transfer mode-based network architecture allowing communication service providers to deliver bandwidth on demand to their end-users. The technology used in this system is licensed from TRW, Inc. and is subject to certain restrictions. See "--Strategic Relationship with TRW" and "Certain Transactions--Strategic Relationship with TRW."



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

LEGACY PRODUCTS

       Multipoint developed, manufactured and marketed point-to-point and point-to multipoint network products, called the RAN series, prior to its acquisition by Wireless, Inc. The RAN 64/25 and 128/50 are licensed wireless systems for low data rate connectivity. The RAN 64/25 and 128/50 support a 64 kilobit per second, or kbps, data circuit in a 25 kilohertz, or kHz, radio channel or a 128 kbps data circuit in a 50 kHz radio channel, respectively. These systems are typically used to support low-speed traditional data networks, such as automated teller machine networks.

CUSTOMERS


     We have a globally diversified customer base consisting of Internet and communication service providers, telephone operating companies and private network operators. In the first half of 2000, three cusotmers, Telefonia Celular de Norte, Wireless Inc. de Mexico and Celular de Telefonia each accounted for over 10% of our revenues and together accounted for approximately 36.8% of our revenues. No other customer accounted for more than 10% of our revenues during the first half of 2000. In addition, in the first half of 2000, 21 customers each purchased more than $100,000 of our products and 6 customers each purchased more than $500,000 of our products. In 1999, one custoemr, Culular de Telefonia, accounted for approximately 14.5% of our revenues. No other customer accounted for more than 10% of our revenues in 1999. In addition, in 1999, 39 customers each purchased more than $100,000 of our products and 9 customers each purchased more than $500,000 of our products.


SALES AND MARKETING

       We market our systems and services globally through our direct sales force and through a distribution network. We have sales and service offices located in the United States, Europe, Latin America and Asia. Our distribution network includes the following channels: systems integrators and distributors, value added resellers, telephone operating companies and Internet and communication service providers.

       Our direct sales managers provide support to all of the distribution channels in their geographic territories. They work closely with our channel partners, participating in end-user briefings, proposals, product training sessions, end-user seminars, trade shows and other demand-generating activities. In addition, in partnership with our indirect channels, our direct sales managers are involved in generating and qualifying end-user leads that result in sales.

       Our distributors are responsible for identifying potential business customers, selling our systems as part of complete solutions and installing and supporting the equipment at end-user sites. We generally establish relationships with distributors through written agreements that provide pricing, terms and conditions under which they may purchase our systems for resale. These agreements are generally non-exclusive, may be terminated at will and do not prevent these distributors from carrying competing lines or require them to attain specific sales levels. We provide significant sales, marketing, training and technical support to our distributors.

CUSTOMER SUPPORT

       We complement our products with a worldwide service organization that provides product support, network and radio system design, turnkey installation, maintenance and field engineering. Our distributors are typically responsible for installation, maintenance and support services to their customers, and we offer our distributors assistance in providing customer service and support 24 hours per day, 7 days a week.

       We offer a 12-month warranty on our systems and provide both in-warranty and out-of-warranty repair and return services. Tracking of field returns is handled by our on-line return material authorization system. Our manufacturing department uses an on-line material control system allowing us to track product and customer trends and history.

       Our customer service department also issues technical support notes, customer service bulletins, and field support notes to keep our customers and distributors apprised of any changes, issues or concerns regarding product performance or need for upgrades.


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

RESEARCH AND DEVELOPMENT

       We have assembled a team of engineers with significant telecommunications and networking industry experience. Our engineers have expertise in radio design, wireless networking protocols, data networking, hardware and software.

       Our current product development plans focus on the commercialization of our STARPORT point-to-multipoint system and other next generation systems. We use digital signal processors and other digital components to reduce the cost of our systems.

       We have made, and will continue to make, a substantial investment in research and development. We believe that our research and development efforts are key to our ability to maintain technical competitiveness and to deliver innovative products that address the needs of the market. However, our product development efforts may not result in commercially successful products and may be rendered obsolete by changing technology or new product announcements by other companies.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

       We rely upon a combination of patents, trademarks, trade secrets, copyrights and a variety of other measures to protect our intellectual property. We currently hold two U.S. patents and have two patent applications pending before the U.S. Patent and Trademark Office relating to our point-to-point wireless networking technology. We also share ownership of two patent applications pending before the U.S. Patent and Trademark Office, obtained under a purchase and license agreement with TRW, relating to our STARPORT point-to-multipoint wireless networking technology. In addition, under the purchase and license agreement with TRW, we obtained rights in technology in the field of wireless communications systems that may lead to additional patent applications. We currently also have registered trademarks for the marks "WAVENET," and "RAN" and applications pending before the U.S. Patent and Trademark Office for additional marks, including "STARPORT," and the Wireless logo. Although we rely on patent, copyright, trade secret and trademark laws to protect our technology, we believe that factors such as the technological and creative skill of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining technology leadership position.

       We generally enter into confidentiality or license agreements with our employees, consultants, service providers, customers and corporations with whom we have strategic relationships, and generally control access to and distribution of our software, documentation and other proprietary information. In addition, we often incorporate the network designs of our customers into our solutions and have obligations with respect to the use and disclosure of this information.

       We rely on licensed technology for use in our broadband wireless access systems. We may not be able to maintain these licensing arrangements, or we may be unable to maintain them on affordable terms. If these license agreements were not renewed, our business would be severely harmed, and we would not be able to ship product for the broadband wireless access market. See "Risk Factors--We depend upon technology licensed from third parties, and if we do not maintain these license arrangements, our business will be seriously harmed."

       The market for broadband wireless access products and systems is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, we may receive notice of claims of infringement of other parties' proprietary rights. Any claims of infringement, whether or not they have merit, could result in litigation which could severely harm our business. See "Risk Factors--Our business model depends upon obtaining and protecting our intellectual property, and if we fail to protect our proprietary rights, our business could be harmed" and "--We may become involved in costly and time consuming litigation over proprietary rights which could delay or prevent sales of our current and future products."

GOVERNMENT REGULATION


       Our systems intentionally radiate radio frequency energy, and therefore must comply with regulations in the countries where we sell and install our systems. The process of verifying compliance with radio and network regulations is known as system certification, and this must be granted before a system is offered commercially for sale. The Federal Communications Commission, or FCC, certifies systems we sell and install in the United States. Some regions of the world, such as Latin America and the Philippines, accept FCC certification as sufficient approval for operation within these regions. The European Telecommunications Standards Institute, or ETSI, certifies systems we sell and install in Europe. Many countries also require additional testing to certify compliance to local standards and requirements, in addition to FCC or European Telecommunications Standards Institute rules.


    Our systems operate in both licensed and license-exempt frequency assignments. A licensed frequency assignment requires that, prior to installing our systems, the operator obtain a license from the appropriate regulatory body for a specific frequency allocation. A license-exempt frequency assignment allows an operator to install and activate our systems without notifying any authority once we have received certification for the systems. In the United States, operation of unlicensed radio communications equipment is subject to the conditions that no harmful interference is caused to authorized users of the band, and that interference, including interference that may cause undesired operation, must be accepted from all other users of the band. This includes other unlicensed operators, authorized operators such as amateur licensees, industrial, scientific and medical equipment, and U.S. Government operations. Unlicensed operators that cause harmful interference to authorized users, or that exceed permitted radio frequency emission levels, may be required to cease operations until the condition causing the harmful interference or excessive emissions has been corrected.



       The delays inherent in this regulatory approval process may cause the rescheduling, postponement or cancellation of the installation of telecommunications systems by our customers which, in turn, may significantly reduce sales of systems to these customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations in a particular country could result in the suspension or cessation of sales in that country, restrictions on our development efforts and those of our customers, render current systems obsolete, expose us to fines, or increase the opportunity for additional competition. These regulations or changes in interpretation of these regulations could require us to modify our products and incur substantial compliance costs.


MANUFACTURING

       Our manufacturing operations occupy 38,000 square feet of our facility in Santa Clara, California and consist of planning, procurement, final assembly, testing, quality control, shipping, receiving and stock management.

       We design and develop a number of the key components of our products, including printed circuit boards, mechanical enclosures and software. We outsource the majority of our sub-assembly operations, and we utilize strategic ISO 9000 certified local and offshore manufacturing partners to provide sub-assembly of the printed circuit boards and key components. We also outsource the sub-assembly of the printed circuit boards for some of our WAVENET ACCESS and WAVENET LINK systems. We provide exact specifications to our manufacturing partners that provide the sub-assemblies and components for each product. We then conduct final assembly, burn-in, test and shipment of our products from our headquarters in Santa Clara, California.

       Our manufacturing team works closely with our engineers to manage the supply chain. We determine the components that are incorporated in our products and select the appropriate suppliers of these components. All materials used in our products are processed through a full qualification cycle and are controlled by an approved vendor list.

       Our approach to manufacturing provides the flexibility of outsourcing while maintaining quality control of delivered products to customers. We believe that this approach allows us to respond to rapid growth and sudden market shifts. Key factors that influence our manufacturing operations are cost reduction, quality, time-to-market and supply of materials. Any interruption in the operations of our manufacturing partners or material suppliers would harm our ability to meet scheduled product deliveries to our customers.

       We use a rolling four-month forecast based upon anticipated product orders to determine our material requirements. Lead times for the materials and components that we order vary significantly and depend on factors such as specific supplier, contract terms and demand for a component at a given time. We, along with our contract manufacturers, may terminate our contracts without cause at any time. At that time, the terminating party must honor all open purchases. We obtain parts and components through purchase orders and have no long-term commitments regarding supply or price from these suppliers. We have established second source manufacturing and material suppliers to provide parts and components within weeks of losing these suppliers. However, the loss of any of our suppliers could prevent us from meeting our scheduled product deliveries to our customers and could materially harm our business, results of operations and financial condition.

STRATEGIC RELATIONSHIP WITH TRW

    We entered into a purchase and license agreement with TRW on January 14, 2000. Under the agreement, we purchased and obtained exclusive license rights in point-to-multipoint wireless networking technology, generally referred to as the STARPORT technology. Any products we develop based on such technology may only be sold by us with base stations configured for outdoor use. Sales of products containing the STARPORT technology with base stations configured for indoor use or to the U.S. Government--including organizations in which the U.S. is a member, such as NATO--must be made through TRW or its licensees. TRW also has a license in any improvements made by us upon the STARPORT technology. If we do not offer a commercial version of a product containing the STARPORT technology for sale by July 14, 2001, unless the delay is the fault of TRW or attributable to specified reasons, we will lose our exclusive license with TRW. The STARPORT technology was originally developed by TRW Systems and Information Technology Group for military communications. TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the U.S. Government in the automotive, aerospace and information systems markets. In connection with this agreement, TRW acquired approximately 18% of our capital stock outstanding prior to this offering. See "Risk Factors--If the development of our STARPORT system is materially delayed or fails to perform to customer expectations, or if our strategic relationship with TRW is terminated, our business and future growth will be substantially harmed and we may lose our exclusive license to the technology" and "Certain Transactions--Strategic Relationship with TRW."

COMPETITION

       The broadband wireless access market is rapidly evolving and highly competitive. We believe that our business is affected by the following competitive factors:

       o cost;

       o ease of installation;

       o technical support and service;

       o sales and distribution capability;

       o breadth of product line;

       o conformity to industry standards; and

       o implementation of additional product features and enhancements.


     Our competition is dependent on the product line under consideration. The primary sources of competition to WAVENET TRANSPORT are from DMC Stratex Networks, Inc. and P-Com Corporation. We have not yet established WAVENET TRANSPORT as a major competitor to comparable offerings from either of these companies. The primary sources of competition to WAVENET LINK are from BreezeCOM Wireless Access Solutions, Proxim, Inc. and WaveWireless. We believe that WAVENET LINK is competitive with comparable offerings from each of these companies. The primary sources of competition to WAVENET ACCESS are from Adaptive Broadband Corporation, BreezeCOM, Floware and Lucent Technologies,
Inc. We believe that WAVENET ACCESS is competitive with comparable offerings from each of these companies as well. In addition, well-capitalized wireless equipment manufacturers including Ericsson, Inc., Motorola, Inc., Nokia Corporation, QUALCOMM Incorporated and Siemens AG are potential entrants into any of these markets. Our WAVENET products also compete with wired solutions such as cable, DSL, fiber optic systems and high-speed lines leased from communication services providers, such as T-1 lines.

     STARPORT faces significant competition and challenges from both wire-based and wireless access technologies. The primary sources of competition to STARPORT from wired technologies include cable modem service and DSL service, currently the dominant forms of broadband services in the residential and small office/home office markets. Adaptive Broadband Corporation and NextNet Wireless, Inc. are the predominant providers of systems competitive with STARPORT. Other manufacturers including DMC Stratex Networks, Inc., Ensemble Communications, Inc., Netro Corporation, P-Com, Inc. and Triton Networks Systems, Inc. have introduced point-to-point multipoint technologies, that while not offering equivalent operation to STARPORT, can competitively provide high-speed Internet access. In addition, Cisco Systems, Inc. and Nortel Networks Corporation have indicated that they intend to provide broadband wireless access products in the near future. We believe that STARPORT, once introduced, will be competitive with each of these products.


       Increased competition is likely to result in price reductions, shorter product life cycles, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business. Many of our competitors have longer operating histories, larger installed customer bases, substantially greater name recognition, and greater financial, sales and marketing, technical, manufacturing, and distribution resources than us. We may not be able to compete successfully against current or future competitors and the competitive pressures we face may seriously harm our business and results of operations.

FACILITIES

       Our principal operations are located in Santa Clara, California. We lease approximately 55,000 square feet for our corporate headquarters that includes manufacturing, sales and marketing, research and development, customer service and support, and finance and administration. This lease expires on July 31, 2006. In addition, we have short-term leases for our various sales offices. We believe our current facilities will be adequate to meet production needs for the foreseeable future.

EMPLOYEES


       As of June 30, 2000 we had a total of 135 employees, of which 36 were in operations and manufacturing, 35 were in sales and marketing, 39 were in research and development, 8 were in customer service and support, and 17 were in finance and administration. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider relations with our employees to be good.



TRADEMARKS

       Our trademarks and service marks include WIRELESS, WAVENET, WAVENET ACCESS, WAVENET LINK, WAVENET TRANSPORT, STARPORT, RAN and BROADBAND WITHOUT BOUNDARIES with the accompanying design and the Wireless logo. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.


LEGAL PROCEEDINGS

       We are not currently a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


       The following table sets forth certain information regarding our executive officers and directors as of June 30, 2000:


               NAME                   AGE                                  POSITION
               ----                   ---                                  --------
 William E. Gibson................     60      Chairman of the Board of Directors
 William J. Palumbo...............     57      President, Chief Executive Officer and Director
 Mark A. Byington.................     48      Executive Vice President
 Antonio Canova...................     38      Executive Vice President, Chief Financial Officer and Secretary
 William E. Kunz..................     42      Senior Vice President, Engineering and Chief Technology Officer
 Charles C. Pai...................     58      Senior Vice President, Finance
 Donald H. MacLeod................     50      Senior Vice President, International
 James D. Bletas..................     55      Vice President, Sales--Americas
 Ralph M. Gushiken................     56      Vice President, Manufacturing
 Thomas L.F. Ohlsson..............     44      Vice President, Marketing
 Andrew I. Fillat.................     52      Director
 Denny R.S. Ko....................     60      Director
 David F. Millet..................     55      Director
 Patrick A. Rivelli...............     63      Director
 Mark S. Silverman................     41      Director


       WILLIAM E. GIBSON, one of our co-founders, has served as Chairman of our board of directors since our inception. Prior to October 1999, Mr. Gibson also served as our President and Chief Executive Officer. Mr. Gibson is the founder and has served as Managing Member of Crossroads Venture Capital LLC, a private equity fund, since its inception in October 1996 and serves as Managing Partner of several private equity funds of which Crossroads Venture Capital LLC is the General Partner. Since June 1995, Mr. Gibson has served as President and Chief Executive Officer of Pu'u'ala Corporation, a certified organic farm and ranch located in Hawaii. Mr. Gibson was a founder of Digital Microwave Corporation, a manufacturer of high-frequency digital microwave radios, and served as its President and Chief Executive Officer from 1984 through 1991 and as President of DMC Telecom International from August 1991 until June 1995. Previously, Mr. Gibson held various management positions at the Farinon division of Harris Corporation, a manufacturer of digital microwave radios, including Vice President and General Manager. He also serves on the boards of directors of Mobicom Corporation, a designer of GSM cellular telephone handsets, Momentum Laser, Inc., a manufacturer of laser-based construction tools and Oncologic, Inc., a biotechnology company focusing on the development of a cancer detection and therapy process. Mr. Gibson holds a M.B.A. and a B.S. in Engineering from the College of Notre Dame.


       WILLIAM J. PALUMBO has served as our President, Chief Executive Officer and as a member of our board of directors since October 1999. Mr. Palumbo served as President and CEO of 2 Dot3.com, a research company focusing on the operation of broadband services, from April 1998 to October 1999. Mr. Palumbo served as Vice President of Sales and Marketing of SpectraLink Corp., a manufacturer of indoor wireless products, from July 1990 to March 1998. From 1987 to 1990, Mr. Palumbo was the Vice President, Sales and Marketing at Digital Microwave Corporation. He founded Communication Office Machines, Inc., a virtual network equipment manufacturer, and served as its President and Chief Executive Officer from 1983 to 1987. Previously, from 1976 to 1983, Mr. Palumbo held the position of Vice President of Sales for Honeywell Action Communication. Mr. Palumbo holds a B.S. in Marketing from Southern Illinois University.


     MARK A. BYINGTON has served as our Executive Vice President since December 1999. From May 1997 to December 1999, Mr. Byington held various positions including Vice President, Engineering, Senior Vice President, Engineering and Chief Technology Officer of Wavespan Corporation, a wireless networking equipment manufacturer. From March 1996 to May 1997, he was the Vice President, Marketing, Wireless Products of Netro Corporation, a wireless equipment manufacturer. Previously, from February 1984 to March 1996, he held various managerial and technical positions at Digital Microwave Corporation including Vice President, Engineering. From March 1976 to February 1984, Mr. Byington held the positions of Development Engineer and Senior Development Engineer for the Farinon division of Harris Corporation. From June 1974 to November 1975, Mr. Byington worked for Computer Curriculum Corporation as a Development Engineer. Mr. Byington holds a B.S. in Electrical Engineering from Stanford University.

       ANTONIO CANOVA has served as our Executive Vice President, Chief Financial Officer and Secretary since April 2000. From July 1995 to April 2000, Mr. Canova was an audit partner in the Information, Communication and Entertainment practice group of KPMG LLP where he focused principally on telecommunications-related companies. Previously, from July 1990 to July 1995, Mr. Canova was a Senior Manager with KPMG specializing in technology companies. Mr. Canova is a certified public accountant and holds a B.S. in Business from Santa Clara University.

       WILLIAM E. KUNZ has served as our Senior Vice President, Engineering and Chief Technology Officer since January 1999. From May 1998 to January 1999, Mr. Kunz served as our Vice President, Engineering. From July 1979 to May 1998, Mr. Kunz held various management and technical positions at Hewlett Packard, Inc., including LMDS Base Station Program Manager of Video Division-Wireless Systems, Engineer Scientist at HP Laboratories and Development Engineer in the Network Measurements Division. Mr. Kunz holds a B.S.E.E. from the University of California, Davis and a M.S.E.E. from the University of California, Berkeley.


       CHARLES C. PAI, one of our co-founders, has served as our Senior Vice President, Finance since our inception. Prior to April 2000, Mr. Pai also served as our Chief Financial Officer and Secretary. From May 1996 to June 1997, Mr. Pai was the Vice President, Finance of SSE Telecom Products, a manufacturer of satellite transceivers and data modems. He was a co-founder of Spatial Systems, a software mapping company, and served as its Chief Executive Officer from September 1993 to May 1996. He served as the Vice President, Finance of Digital Microwave Corporation from January 1985 to September 1993. Previously, from 1972 to 1984, Mr. Pai held various financial management positions at Plantronics, Inc., a telephone headset manufacturer, Fairchild Camera and Instrument, a semiconductor technology developer and fabricator and Xerox Corporation. Mr. Pai serves as a director of Mobicom Corporation. Mr. Pai holds a M.B.A. from Columbia University and a B.S. in Electrical Engineering from Cornell University.



       DONALD H. MACLEOD, one of our co-founders, has served as our Senior Vice President, International since December 1999. Mr. MacLeod also served as our Senior Vice President, Sales and Marketing from July 1998 to December 1999 and as our Vice President, Asia from September 1997 to July 1998. From September 1996 to September 1997, Mr. MacLeod was employed as General Manager, Asia by MAS Technology, Ltd., a manufacturer of digital microwave products. From 1993 to September 1996, he was employed by Digital Microwave Corporation as Vice President, Asia. Mr. MacLeod holds an M.B.A. from Concordia University of Canada and a B. Eng from McMaster University of Canada.


       JAMES D. BLETAS has served as our Vice President, Sales--Americas since June 1999. From September 1998 to May 1999, Mr. Bletas was a consultant to Comtier Corporation, a satellite network communication system company. From March 1997 to August 1998, he served as Executive Vice President, Sales and Marketing, Systems and Customer Services at SSE Telecom Products. From June 1996 to February 1997, Mr. Bletas was the Executive Vice President, Sales, Marketing and Systems for First Pacific Networks, a service provider in the broadband cable modem market. From May 1993 to June 1996, Mr. Bletas served as President of the Telecommunication Transmission System division of California Microwave. From October 1975 to March 1993, he served in various positions with the Farinon division of Harris Corporation, including Vice President, International. Mr. Bletas holds B.A. in Electrical Engineering from Concordia University of Canada.

       RALPH M. GUSHIKEN has served as our Vice President, Manufacturing since August 1997. From February 1989 to August 1997, Mr. Gushiken held various manufacturing positions at Digital Microwave Corporation including Director of Manufacturing, Spectrum Division, Director of Technology Transfer and Director of Production. Previously, from January 1971 to February 1989, Mr. Gushiken served in various manufacturing positions at the Farinon division of Harris Corporation. Mr. Gushiken holds a B.S. in Industrial Technology from California State University, San Jose.

       THOMAS L.F. OHLSSON has served as our Vice President, Marketing since November 1999. From March 1991 to November 1999, he served in various roles with SpectraLink Corporation, including Director of Marketing. From November 1990 to March 1991, Mr. Ohlsson served as Senior Product Marketing Manager with Cylink Corp., a manufacturer of data communication products which is now part of P-Com, Inc. From November 1987 to November 1990, Mr. Ohlsson served in various roles with Digital Microwave Corporation, including Director of Product Marketing. Previously, from 1978 to 1987, Mr. Ohlsson held various product management and engineering positions at the Lenkurt division of GTE Corporation, DSC Communication and DCA/Cohesive Networks, all manufacturers of telecommunications products. Mr. Ohlsson holds a M.B.A. and a B.S. in Electrical Engineering from Santa Clara University.


       ANDREW I. FILLAT has served as a member of our board of directors since August 1998 and served as a member of Multipoint's board of directors from September 1994 until the acquisition of Multipoint in August 1998. Since 1989, he has been a Managing Director of Advent International Corporation, a private equity fund focusing on high growth sectors, including cable media, information technology, specialty chemicals, health care, consumer products and retailing. He also serves on the board of Advanced Radio Telecom, a public company that provides broadband Internet protocol service, as well as on the boards of several private companies. Mr. Fillat holds a M.B.A. from Harvard University, a M.S. in Computer Science from the Massachusetts Institute of Technology and a B.S. in Computer Science from the Massachusetts Institute of Technology.


       DENNY R. S. KO has served as a member of our board of directors since August 1998. Since August 1997, Dr. Ko has been the Managing General Partner of DynaFund Ventures, a private equity fund that focuses on internet, software, communications, electronics, photonics and related fields. Since October 1976 he has served as the Chairman and Chief Executive Officer of Dynamics Technology. He serves on the boards of several technology companies, including Gadzoox Networks, Inc., a developer of hardware and software equipment in the SAN (storage area network) market. Dr. Ko holds a Ph.D. in Aeronautics & Applied Math from the California Institute of Technology, a M.S. in Aeronautical Sciences from the University of California, Berkeley and a B.S. in Mechanical Engineering from National Taiwan University.

       DAVID F. MILLET has served as a member of our board of directors since September 1999. Since June 1997, he has been a Managing Director of Gemini Investors, a private equity fund that focuses on middle market companies in technology and business services. Since August 1993, he has served as the President of Thomas Emery & Sons. Since 1998, he has also served as President of Chatham Venture Corporation. Mr. Millet serves on the boards of View Tech, Inc., National Telemanagement Corporation, Eloquent, Inc. and Holographix, Inc. Mr. Millet holds a B.A. in Physical Sciences from Harvard College.

       PATRICK A. RIVELLI has served as a member of our board of directors since September 1999. Since 1987, Mr. Rivelli has been a general partner of Sunwestern Investment Group, a private equity fund that focuses on data, telecommunications, and computer related ventures. Mr. Rivelli serves on the boards of Vista Information Solutions, an Internet-based provider of real estate information, and several privately-held companies. He holds a M.S. in Electrical Engineering from the University of Pennsylvania and a B.S. in Electrical Engineering from Northeastern University.

       MARK S. SILVERMAN has served as a member of our board of directors since January 2000. Since October 1999, Mr. Silverman has served as Vice President, Strategic Development for the Aerospace and Information Systems Sector of TRW, Inc. From 1995 to October 1999, Mr. Silverman served as Vice President, Planning and Development for the Systems and Information Technology Group of TRW, Inc. From 1993 to 1995, Mr. Silverman became director of planning and business development for the TRW Engine Components Group, becoming Vice President in 1994. Previously, from 1983 to 1993, Mr. Silverman held various management and technical positions with TRW. Mr. Silverman holds a M.B.A. from Case Western Reserve University's Weatherhead School of Management and a B.S. in Management Information Systems from Case Western Reserve University.

COMPOSITION OF THE BOARD

       Immediately prior to the completion of this offering, we will amend and restate our certificate of incorporation. Under our amended and restated certificate of incorporation, our board of directors will be divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Our Board has resolved that Messrs. Millet and Fillat will be Class I directors whose term will expire in 2001, Mr. Rivelli and Dr. Ko will be Class II directors whose terms will expire in 2002 and Messrs. Gibson, Palumbo and Silverman will be Class III directors whose terms will expire in 2003. With respect to each class, a director's term will be subject to the election and qualification of their successor, or their earlier death, resignation or removal. In addition, under our amended and restated certificate of incorporation, cumulative voting for directors will be eliminated.

BOARD COMMITTEES

       We have established an audit committee composed of independent directors, which reviews and supervises our financial controls, including the selection of our auditors, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts, as well as other matters which may come before it or as directed by the board. The audit committee currently consists of three directors, Messrs. Millet and Fillat and Dr. Ko.

       We have established a compensation committee, which reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of two directors, Messrs. Fillat and Rivelli. None of our compensation committee members is, or ever was, an employee of ours. None of our executive officers serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

DIRECTOR COMPENSATION

       Directors who are also employees do not receive additional compensation for serving as directors. Non-employee directors receive $10,000 for each year of board service following each annual meeting. Non-employee directors also receive $1,000 for attending each regular and special meeting of the full Board of Directors and $500 for attending each regular or special meeting of a board committee, plus, in each case, reimbursement for reasonable expenses. Non-employee directors are also eligible to receive discretionary option grants and stock issuances under our 2000 stock incentive plan. In addition, under the 2000 stock incentive plan, non-employee directors receive automatic option grants to purchase 30,000 shares of common stock upon becoming directors and automatic option grants to purchase 5,000 shares of common stock on the date of each annual meeting of stockholders. The 2000 stock incentive plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value. See "Executive Compensation and Other Information--Employee Benefit Plans."

LIMITATION OF LIABILITY AND INDEMNIFICATION

       Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

       o any breach of their duty of loyalty to the corporation or its stockholders;

       o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

       o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

       o any transaction from which the director derived an improper personal benefit.

       Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.


       We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer of Wireless, any subsidiary of Wireless or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

EMPLOYMENT, SEVERANCE AND OTHER ARRANGEMENTS

       We have entered into an employment agreement with Antonio Canova, dated March 30, 2000, which provides for Mr. Canova's employment as Executive Vice President and Chief Financial Officer on an at-will basis. The agreement became effective on April 10, 2000. The agreement provides for Mr. Canova to receive a base salary of $180,000 plus a bonus of $50,000 upon completion of audited financial statements for 2000. Mr. Canova was also granted options to purchase 350,000 shares of our common stock at $5.00 per share. The agreement provides that, in the event that there is a change of control of Wireless and all of the shares granted to Mr. Canova have not vested, 50% of his unvested shares will vest immediately and the remaining unvested shares will vest if he is constructively terminated within one year of the change of control. Constructive termination is defined as a relocation of Mr. Canova's principal place of business by more than 40 miles or a reduction in his duties, authority, responsibility, title, salary or bonus in effect immediately before the change of control. Further, the agreement provides that in the event that Mr. Canova's employment is terminated without cause, even if no change of control has occurred, we will pay his base salary for a period of six months if he was employed by us less than two years at the time of his termination, or twelve months if he was employed by us more than two years at the time of his termination, and that he and his dependents will be eligible to participate in our health benefit plans for six or twelve months, respectively.

       We do not have employment arrangements with any of our other employees which obligate us to make severance payments, accelerate the vesting or exercisability of unvested shares or convertible securities or take any other action upon the occurrence of certain events or the termination of employment. All of our employees are employed on an at-will basis.


EXECUTIVE OFFICERS

       Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors, officers or key employees.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The following table sets forth the compensation paid or awarded by us in 1999 to our Chief Executive Officer, our former Chief Executive Officer and each of our four other most highly compensated executive officers for the year ended December 31, 1999. These individuals are referred to in this prospectus as the named executive officers. The compensation table below excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or ten percent of the total annual salary and bonus of each of the named executive officers in 1999.

     No individual who would otherwise have been includable in the compensation table on the basis of salary and bonus earned during 1999 has resigned or otherwise terminated his or her employment during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                  ANNUAL COMPENSATION        COMPENSATION
                                                 ----------------------   --------------------
    NAME AND PRINCIPAL POSITION                                                SECURITIES             ALL OTHER
                                        YEAR                               UNDERLYING OPTIONS       COMPENSATION
                                        ENDED     SALARY($)    BONUS($)           (#)                    ($)
-------------------------------------  -------   ----------   ---------   --------------------    ----------------
William J. Palumbo (1)..............     1999    $ 34,597     $ 25,000               1,250,000(2)               --
     President and Chief Executive
     Officer

William E. Gibson (3)...............     1999     180,000           --                 850,961(4)               --
     Chairman of the Board of
     Directors and former Chief
     Executive Officer

William E. Kunz.....................     1999     143,058           --                  93,055                  --
     Senior Vice President,
     Engineering and Chief
     Technology Officer

Charles C. Pai......................     1999     125,112           --                  63,697(5)               --
     Senior Vice President, Finance

Donald H. MacLeod...................     1999     108,750           --                  59,380      $    38,621 (6)
     Senior Vice President,
     International

--------------

     (1) Mr. Palumbo has served as our President and Chief Executive Officer since October 1999 and, therefore, these amounts are for less than a full year.

     (2) 250,000 of these option shares become immediately vested upon the successful consummation of our initial public offering prior to December 31, 2000 or meeting certain revenue and profit targets in 2000.
     (3) Mr. Gibson served as our President and Chief Executive Officer from May 1997 until October 1999.
     (4) 800,000 of these option shares become fully vested on the grant date and 48,961 of these shares become fully vested 11 days after the grant date.
     (5) In January 2000 our board of directors resolved to accelerate all of Mr. Pai's unvested options such that 100% of his options become fully vested as of September 30, 2000.
     (6) Consists of rent payments for corporate housing of $30,380 and lease payments for a company car of $8,241.

STOCK OPTION GRANTS AND STOCK APPRECIATION RIGHTS

     The following table sets forth summary information with respect to stock options granted to each of our named executive officers in 1999, including the potential realizable value over the term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. Each option represents the right to purchase one share of our common stock. No stock appreciation rights were granted during 1999.

                              OPTION GRANTS IN 1999

                                            INDIVIDUAL GRANTS
                            ------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES
                                             PERCENT OF                              OF STOCK PRICE APPRECIATION
                             NUMBER OF         TOTAL                                       FOR OPTION TERM
                             SECURITIES       OPTIONS                                AT INITIAL PUBLIC OFFERING
                             UNDERLYING      GRANTED TO     EXERCISE                           PRICE ($)
                              OPTIONS       EMPLOYEES IN    PRICE PER  EXPIRATION  ------------------------------
         NAME                 GRANTED           1999          SHARE        DATE           5%              10%
------------------------    ------------   --------------  ----------  ----------- --------------  --------------
William J. Palumbo.....     1,250,000(1)        30.1%         $0.27      9/15/09      7,075,065      17,929,603
William E. Gibson......        48,961(2)         1.2%          0.297     3/13/04        121,743         269,021
                                2,000           0.05%          0.297     9/15/04          4,973          10,989
                              800,000(3)        19.4%          0.297     9/15/09      4,528,041      11,474,946
William E. Kunz........        43,055            1.0%                    3/19/09        243,691         617,567
                               50,000            1.2%          0.27      9/15/09        283,000         717,184
Charles C. Pai.........        13,697(4)         0.3%                    3/19/09         77,525         196,465
                               50,000(4)         1.2%          0.27      9/15/09        283,000         717,184
Donald H. MacLeod......         9,380            0.2%                    3/19/09         53,091         134,544
                               50,000            1.2%          0.27      9/15/09        283,000         717,184

--------------

  (1) 250,000 of such option shares become immediately vested upon the successful consummation of our initial public offering prior to December 31, 2000 or meeting certain revenue and profit targets in 2000.
  (2)  These option shares became fully vested on April 30, 1999.
  (3)  These option shares became fully vested on the grant date.
  (4) In January 2000 our board of directors resolved to accelerate all of Mr. Pai's unvested options such that 100% of his options become fully vested as of September 30, 2000.



     In 1999, we granted options to purchase up to an aggregate of 4,149,209 shares of our common stock to employees, directors and consultants under our 1997 stock plan. Under our 1997 stock plan, options were granted to employees, officers, directors and consultants. Only employees, including officers and employee members of our board of directors, were eligible to receive incentive stock options, which qualify for favorable income tax treatment under the federal tax laws. As a result of this treatment, no income is recognized for regular tax purposes upon the exercise of the option and a long-term capital gain is realized upon the sale of the shares purchased under the option if those shares are held for the required period following exercise. Non-employee members of our board of directors and consultants were eligible to receive non-statutory stock options, which do not qualify for such treatment. The exercise price of incentive stock options under the 1997 stock plan must be at least equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors, while the exercise price of nonstatutory options must be at least equal to 85% of the fair market value. Holders of more than 10% of the outstanding voting shares were only granted options with an exercise price of at least 110% of the fair market value of the underlying stock on the date of grant, and if such holder has incentive stock options, the term of the options must not exceed five years. Options granted under the 1997 stock plan generally vest over a four-year period and must be exercised within ten years.


     The potential realizable value is calculated assuming the aggregate exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. Stock price appreciation of 5% and 10% is assumed under the rules of the Securities and Exchange Commission. We can give no assurance that the actual stock price will appreciate over the term of the options at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

       The following table sets forth summary information with respect to stock options granted from January 1, 2000 through June 30, 2000 to each of our named executive officers, directors and all other executive officers as a group in 2000. Each option represents the right to purchase one share of our common stock. No stock appreciation rights were granted during this period. Except as otherwise noted, all options vest over a four-year period and must be exercised within ten years.


                              OPTION GRANTS IN 2000
                               (1/1/00 - 6/30/00)
                                                                          INDIVIDUAL GRANTS
                                                       ------------------------------------------------------------
                                                         NUMBER OF      PERCENT OF TOTAL
                                                         SECURITIES          OPTIONS
                                                         UNDERLYING        GRANTED TO       EXERCISE
                                                          OPTIONS         EMPLOYEES IN      PRICE PER   EXPIRATION
                     NAME                                 GRANTED             2000            SHARE        DATE
---------------------------------------------------    ---------------  ------------------  ----------- -----------
William J. Palumbo.................................                 --          --                   --          --
William E. Gibson..................................                 --          --                   --          --
William E. Kunz....................................                 --          --                   --          --
Charles C. Pai.....................................                 --          --                   --          --
Donald MacLeod.....................................                 --          --                   --          --
Andrew I. Fillat...................................                 --          --                   --          --
Denny R. S. Ko.....................................                 --          --                   --          --
David F. Millet....................................                 --          --                   --          --
Patrick A. Rivelli.................................                 --          --                   --          --
Mark S. Silverman..................................             70,000           4.9%        $     4.00     1/17/10
All Other Executive Officers as a Group (5 persons).           425,000          29.7%        $     5.04          (2)

--------------
     (1) The exercise price represents the weighted average exercise price of the outstanding options.

     (2)  All options expire ten years from the date of grant.

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth information with respect to the named executive officers concerning their exercise of stock options during the year ended December 31, 1999 and the number and value of shares of common stock underlying the unexercised options held by them at the close of such year. No stock appreciation rights were exercised during 1999 and no stock appreciation rights were outstanding as of December 31, 1999. The value realized is calculated as the difference between the fair value of the shares at the time of exercise less the exercise price paid for the shares. The value of unexercised in-the-money options at December 31, 1999 is calculated on the basis of the assumed initial public offering price of $9.00, less the aggregate exercise price of the options.


                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                   OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                     SHARES      VALUE        DECEMBER 31, 1999 (#)      DECEMBER 31, 1999 ($)
                                  ACQUIRED ON   REALIZED   --------------------------- -----------  --------------
             NAME                 EXERCISE (#)    ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------- -------------   ---------  -----------  -------------  -----------  -------------
William J. Palumbo...........      1,250,000(1) $     --           --             --           --             --
William E. Gibson............      1,400,961(2)       --           --             --           --             --
William E. Kunz..............        173,055       3,500           --             --           --             --
Charles C. Pai...............        135,447(3)    5,303           --             --           --             --
Donald H. MacLeod............            --           --      162,430             --    1,418,014             --

--------------

     (1) 250,000 of these option shares become immediately vested upon the successful consummation of our initial public offering prior to December 31, 2000 or meeting certain revenue and profit targets in 2000.
     (2) 800,000 of these option shares became fully vested on the grant date and 48,961 of these shares became fully vested on April 30, 1999.
     (3) In January 2000 our board of directors resolved to accelerate all of Mr. Pai's unvested options such that 100% of his options become fully vested as of September 30, 2000.

EMPLOYEE BENEFIT PLANS

     2000 STOCK INCENTIVE PLAN.

     INTRODUCTION. The 2000 stock incentive plan is intended to serve as the successor program to our 1997 stock option/stock issuance plan. The 2000 plan was adopted by the board on January 18, 2000 and was approved by our stockholders in May 2000. The 2000 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing 1997 plan will be transferred to the 2000 plan, and no further option grants will be made under the 1997 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

     SHARE RESERVE. 8,750,000 shares of our common stock have been authorized for issuance under the 2000 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1997 plan plus an additional increase of approximately 1,300,000 shares. The share reserve under our 2000 plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to three percent of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 2,000,000 shares. In addition, no participant in the 2000 plan may be granted stock options or direct stock issuances for more than 875,000 shares of common stock in total in any calendar year.

     PROGRAMS. Our 2000 plan has five separate programs:

     o the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     o the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

     o the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

     o the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

       o the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     ELIGIBILITY. The individuals eligible to participate in our 2000 plan include our officers and other employees, our board members and any consultants we hire.

     ADMINISTRATION. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     PLAN FEATURES. Our 2000 plan will include the following features:

     o the exercise price for any options granted under the 2000 plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee;

     o the compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1997 plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date; and

     o stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1997 plan have any stock appreciation rights.

     CHANGE IN CONTROL. The 2000 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     o in the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation;

     o the compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions; and

     o the compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     SALARY INVESTMENT OPTION GRANT PROGRAM. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     AUTOMATIC OPTION GRANT PROGRAM. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant to purchase 30,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on the board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. One-third of the shares subject to the initial

30,000 share grant will be fully vested at the time of the grant. The remaining two-thirds of such shares will vest in a series of two successive annual installments upon the optionee's completion of each year of board service over the two-year period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. The shares subject to each annual 5,000-share automatic grant will vest upon the optionee's completion of the one year period measured from the grant date.

     DIRECTOR FEE OPTION GRANT PROGRAM. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

     ADDITIONAL PROGRAM FEATURES. Our 2000 plan will also have the following features:

     o outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections;

     o limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer;

     o the board may amend or modify the 2000 plan at any time, subject to any required stockholder approval; and

     o    the 2000 plan will terminate no later than January 18, 2010.

2000 EMPLOYEE STOCK PURCHASE PLAN.

     INTRODUCTION. Our 2000 employee stock purchase plan was adopted by our board of directors on January 18, 2000 and was approved by our stockholders in May 2000. The plan will become effective when the underwriting agreement for this offering is signed. The plan is designed to allow our eligible employees and the eligible employees our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

     SHARE RESERVE. 250,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to two percent of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 1,300,000 shares.

     OFFERING PERIODS. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in July 2002. The next offering period will start on the first business day in August 2002, and subsequent offering periods will set by our compensation committee.

     ELIGIBLE EMPLOYEES. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that period.

Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.


     PAYROLL DEDUCTIONS. A participant may contribute up to 10% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 800 shares on any purchase date, and not more than 150,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.


     RESET FEATURE. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     CHANGE IN CONTROL. Should we be acquired by merger or sale of all or substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     PLAN PROVISIONS. The following provisions will also be in effect under the plan:

     o the plan will terminate no later than the last business day of July 2010; and

     o the board may at any time amend, suspend or discontinue the plan, subject to any required stockholder approval.

     MULTIPOINT 1996 STOCK OPTION PLAN.


     The Multipoint 1996 stock option plan was assumed in connection with our acquisition of Multipoint. The 1996 stock option plan was terminated following the acquisition and no further option grants will be made under the plan, however, as of June 30, 2000, 25,040 options were outstanding under the plan which continue to be governed by their existing terms. The outstanding options are either incentive stock options or non-statutory stock options which were granted at an exercise price of not less than 100% of the fair market value of the Multipoint common stock on the grant date. In accordance with the terms of the individual stock option agreements, in the event that we are acquired by merger or asset sale, the options under the 1996 stock option plan will become fully vested and exercisable unless they are either:


     o    assumed or continued by the successor corporation;

     o replaced with a comparable option to purchase capital stock of the successor corporation;

     o replaced with a cash incentive program which preserves the spread existing on the option shares at the time of the acquisition and provides for subsequent payout in accordance with the same vesting schedule applicable to such option; or

     o the acceleration of such options was subject to additional limitations imposed by the Multipoint board of directors at the time of the option grant.

     All repurchase rights shall lapse except to the extent assigned to the successor corporation in such acquisition.

                                 CERTAIN TRANSACTIONS

SALES OF SECURITIES


     The following table and text describes the equity issuances that have funded our operations from inception through June 30, 2000. All of the equity issuances described were sold or exchanged at their fair market value.


                                                                                    PREFERRED  COMMON
                                VALUE OF                                              STOCK     STOCK     WARRANT
                              CONSIDERATION    FORM OF                               WARRANTS  WARRANTS   EXERCISE
  DATE CLOSED       SERIES      RECEIVED    CONSIDERATION  PRICE/SHARE SHARES ISSUED  ISSUED    ISSUED   PRICE/SHARE
-----------------  ---------  ------------- ------------  ----------   ------------  --------  --------- ----------
May, 1997.......      A       $  3,000,000  Cash/License  $    0.50      6,000,000        --         --         --
October, 1997...      B       $  1,500,000     Cash       $    2.00        750,000        --         --         --
August, 1998....      C       $  2,855,334     Stock      $    1.33      2,146,868        --         --         --
August, 1998....    Common    $    741,542     Stock      $    0.27      2,746,452        --         --         --
March, 1999.....      D       $  8,176,266     Cash       $    1.25      6,541,013    48,000             $    1.25
September, 1999.      E       $  9,003,620     Cash       $    2.50      3,600,000    20,000    362,000  $    0.75
January, 2000...      F       $ 15,000,000     Cash       $    5.00      3,000,000        --         --         --
January, 2000...    Common    $ 17,146,760    License     $    5.00      3,429,352        --         --         --


     SERIES A PREFERRED STOCK. In May 1997, we issued 6,000,000 shares of our Series A preferred stock, of which 3,000,000 shares were issued to Crossroads Venture Investors II, L.P. at a price of $0.50 per share, resulting in aggregate proceeds of $1,500,000 and 3,000,000 shares valued at $0.50 per share were issued to Wi-LAN, Inc. under the terms of a technology license and manufacturing agreement. As a result of a subsequent restructuring of this license agreement, 1,700,000 of the shares held by Wi-LAN were returned to us, of which 1,400,000 shares were related to the technology license and manufacturing agreement and 300,000 shares were related to the cancellation of a note payable from Wi-LAN to us. The license agreement with Wi-LAN was terminated in February 2000.

     SERIES B PREFERRED STOCK. In October 1997, we issued 750,000 shares of our Series B preferred stock at a price of $2.00 per share to Crossroads Venture Investors III, L.P., resulting in aggregate proceeds of $1.5 million.

     SERIES C PREFERRED STOCK. In August 1998, in connection with the acquisition of Multipoint Networks, Inc., or Multipoint, all outstanding shares of the former Series 1 preferred stock of Multipoint were exchanged for an aggregate of 2,146,868 shares of our Series C preferred stock. In November 1999, we repurchased 59,983 shares of our Series C preferred stock from one investor for a price of $1.33 per share.

     SERIES D PREFERRED STOCK. In March 1999, we issued 6,541,013 shares of our Series D preferred stock at a price of $1.25 per share, resulting in aggregate proceeds of $8.2 million. Major investors included Crossroads Venture Investors VI, L.P., DynaFund International, L.P., and Dynamics Technology, Inc. In connection with a loan agreement we also issued warrants to purchase an additional 48,000 shares of our Series D preferred stock to Silicon Valley Bank at an exercise price of $1.25 per share.

     SERIES E PREFERRED STOCK. In September 1999, we issued 3,600,000 shares of our Series E preferred stock at a price of $2.50 per share, resulting in aggregate proceeds of $9.0 million and issued warrants at a price of $0.01 per warrant to purchase an additional 360,000 shares of common stock at an exercise price of $0.75 per share. GMN Investors II, L.P. was among the major investors. The conversion price of our Series E preferred stock was subsequently reduced to $2.42 per share by a resolution of the board of directors adopted on December 21, 1999 following the realization that shares of common stock issuable upon the exercise of options granted to certain officers should have been considered outstanding when determining our capitalization for purposes of establishing the purchase price of the Series E preferred stock. In connection with a loan agreement we also issued warrants to purchase an additional 20,000 shares of our Series E preferred stock to Silicon Valley Bank at an exercise price of $2.50 per share.

     SERIES F PREFERRED STOCK. In January 2000, we issued 3,000,000 shares of our Series F preferred stock at a price of $5.00 per share, resulting in aggregate proceeds of $15.0 million. TRW and CECAP Wireless Group, LLC were the only investors.


     The securities described above were sold under the terms of preferred stock purchase agreements and an investors' rights agreement on substantially similar terms, except for terms relating to date and price, under which we made standard representations, warranties, and covenants, and in which we provided the purchasers thereunder with registration rights, information rights, and rights of first refusal, among other provisions standard in venture capital financings. Each share of our Series A, Series D and Series F preferred stock will automatically convert into one share of our common stock upon the completion of the offering. Each share of our Series B preferred stock will automatically convert into 1.1145 shares of our common stock and each share of our Series C preferred stock will automatically convert into 1.0153 shares of our common stock, in each case after giving effect to an anti-dilution adjustment resulting from the sales of the Series C and Series D preferred stock, respectively. Each share of our Series E preferred stock will automatically convert into 1.0331 shares of our common stock after giving effect to a price adjustment approved by our board of directors in December 1999, as discussed above.



     COMMON STOCK. In addition to the foregoing, we have issued 12,071,838 shares of our common stock to various investors at prices ranging from $0.27 per share to $5.74 per share in connection with the exercise of warrants and options we granted. In August 1998, in connection with the acquisition of Multipoint, all outstanding shares of Multipoint common stock were exchanged for 2,746,452 shares of our common stock. In January 2000, in connection with a purchase and license agreement with TRW, we issued 3,429,352 shares of our common stock to TRW for a price of $5.00 per share. The shares of common stock issued or issuable upon the exercise of common stock purchase warrants enjoy certain registration rights different from those enjoyed by holders of our preferred stock. See "Description of Capital Stock--Registration Rights."



     The purchasers of the securities described above included, among others, the following beneficial holders of 5% or more of our capital stock, named executive officers, directors, and entities associated with them as of June 30, 2000:

                                                 SERIES A         SERIES B       SERIES C      SERIES D
                                    COMMON       PREFERRED        PREFERRED      PREFERRED     PREFERRED
               INVESTOR             STOCK         STOCK             STOCK         STOCK          STOCK
----------------------------     -----------    ----------       -----------    ----------    -----------
Advent Entities (1) ........        830,035             --             --        349,344        259,310

Crossroads Entities (2) ....         46,000      3,000,000        835,875             --      1,534,767

DynaFund Entities (3) ......         50,000             --             --             --      1,671,562

GMN Investors II,
     L.P (4) ...............             --             --             --             --             --

William E. Gibson (5) ......        985,961             --             --         92,113        244,537

William J. Palumbo (6) .....      1,220,000             --             --             --             --

William E. Kunz (7) ........        173,055             --             --             --             --

Charles C. Pai (8) .........        210,447             --             --          7,612             --

Donald H. MacLeod (9) ......        162,430             --             --         19,031             --

TRW (10) ...................      3,429,352             --             --             --             --

Patrick Rivelli ............        315,000             --             --             --             --

Denny R. S. Ko (11) ........         70,000             --             --             --             --

David F. Millet (12) .......         70,000             --             --             --             --

Andrew I. Fillat (13) ......         70,000             --             --             --             --



                                                                               TOTAL SHARES
                                   SERIES E       SERIES F         COMMON        ON AN
                                   PREFERRED      PREFERRED        STOCK       AS-CONVERTED
                                     STOCK         STOCK          WARRANTS       BASIS
                                 ------------   -----------      ---------    ---------------
Advent Entities (1) ........         61,984             --          6,000      1,506,673

Crossroads Entities (2) ....        475,226             --         10,000      5,901,868

DynaFund Entities (3) ......             --             --         10,000      1,731,562

GMN Investors II,
     L.P (4) ...............      1,652,960             --        170,000      1,822,960

William E. Gibson (5) ......             --             --             --      1,322,611

William J. Palumbo (6) .....             --             --             --      1,250,000

William E. Kunz (7) ........             --             --             --        173,055

Charles C. Pai (8) .........             --             --             --        218,059

Donald H. MacLeod (9) ......             --             --             --        181,461

TRW (10) ...................             --      2,300,000         10,000      5,739,352

Patrick Rivelli ............             --             --             --             --

Denny R. S. Ko (11) ........             --             --             --             --

David F. Millet (12) .......             --             --             --             --

Andrew I. Fillat (13) ......             --             --             --             --


-------------

    (1) Consists of 141,530 shares held by Adtel, L.P., 191,527 shares held by Advent Crown Fund, C.V., 9,173 shares held by Advent Crown Fund II, C.V., 99 shares held by Advent International Investors II, L.P., 1,001,741 shares held by Global Private Equity II, L.P., 156,603 shares held by Golden Gate Development and Investment, L.P., a warrant exercisable for 4,488 shares of common stock held by Global Private Equity II, L.P., a warrant exercisable for 624 shares held by Adtel, L.P. and a warrant exercisable for 888 shares held by Advent Crown Fund II, C.V. Andrew J. Fillat, a member of our board of directors, is a Managing Director of Advent International Corporation, the general partner of the Advent Entities.

    (2) Consists of 334,767 shares held by Crossroads Venture Capital LLC, 3,000,000 shares held by Crossroads Venture Investors II, L.P., 835,875 shares held by Crossroads Venture Investors III, L.P., 1,200,000 shares held by Crossroads Venture Investors VI, L.P., 521,226 shares held by Crossroads Venture Investors VII, L.P. and a warrant exercisable for 10,000 shares of common stock held by Crossroads Venture Capital, LLC.

     William E. Gibson, one of our co-founders and the Chairman of our board of directors, is the Managing Member of Crossroads Venture Capital, LLC and Managing Partner of the other Crossroads Entities.

(3) Consists of 435,986 shares held by DynaFund International, L.P., 370,918 shares held by DynaFund, L.P., 914,658 shares held by Dynamics Technology, Inc. and a warrant exercisable for 10,000 shares of common stock held by DynaTech Capital, LLC. Denny R. S. Ko, a member of our board of directors, is a General Partner of DynaFund International, L.P. and DynaFund, L.P. and is a member of the board of directors of Dynamics Technology, Inc.

(4) David F. Millet, a member of our board of directors, is General Partner of GMN Investors II, L.P.

(5) Consists of 1,405,498 shares held by Mr. Gibson, 92,113 shares held jointly by Mr. Gibson and his wife, Kahala-Ann Trask Gibson and 240,000 shares held by the William E. and Kahala-Ann Trask Gibson Charitable Remainder Trust. Excludes 334,767 shares held by Crossroads Venture Capital LLC, 3,000,000 shares held by Crossroads Venture Investors II, L.P., 835,875 shares held by Crossroads Venture Investors III, L.P., 1,200,000 shares held by Crossroads Venture Investors VI, L.P., 521,226 shares held by Crossroads Venture Investors VII, L.P. and a warrant exercisable for 10,000 shares of common stock held by Crossroads Venture Capital LLC. Mr. Gibson, Managing Partner of each of the Crossroads Entities, disclaims beneficial ownership of the shares held by the Crossroads Entities except to the extent of his pecuniary interest therein.

(6)  Mr. Palumbo is our President and Chief Executive Officer.

(7) Mr. Kunz is our Senior Vice President, Engineering and Chief Technology Officer.

(8) Mr. Pai is one of our co-founders and our Senior Vice President, Finance and was our Chief Financial Officer and Secretary until April, 2000.

(9) Mr. MacLeod is one of our founders and our Senior Vice President, International.

(10) TRW holds more than 5% of our capital stock and is entitled to designate one member of our board of directors. TRW has designated Mark Silverman as its designee to our board.

(11) Excludes 435,986 shares held by DynaFund International, L.P., 370,918 shares held by DynaFund, L.P., 914,658 shares held by Dynamics Technology, Inc. and a warrant exercisable for 10,000 shares of common stock held by DynaTech Capital, LLC. Dr. Ko, Chairman of the board of directors of Dynamics Technology, Inc. and a General Partner of DynaFund International and DynaFund, L.P., disclaims beneficial ownership of the shares held by the DynaFund Entities except to the extent of his pecuniary interest therein.

(12) Excludes 1,652,960 shares held by GMN Investors II, L.P. and warrants exercisable for 170,000 shares held by GMN Investors II, L.P. Mr. Millet, General Partner of GMN Investors II, L.P., disclaims beneficial ownership of the shares held by GMN Investors II, L.P. except to the extent of his pecuniary interest therein.

(13) Excludes 141,530 shares held by Adtel, L.P., 191,527 shares held by Advent Crown Fund, C.V., 9,173 shares held by Advent Crown Fund II, C.V., 99 shares held by Advent International Investors II, L.P., 1,001,741 shares held by Global Private Equity II, L.P., 156,603 shares held by Golden Gate Development and Investment, L.P., a warrant exercisable for 4,488 shares of common stock held by Global Private Equity II, L.P., a warrant exercisable for 624 shares held by Adtel, L.P. and a warrant exercisable for 888 shares held by Advent Crown Fund II, C.V. Mr. Fillat, a member of our board of directors, is a Managing Director of Advent International Corporation, the general partner of the Advent Entities.

OPTIONS GRANTED TO FOUNDERS

The following individuals were co-founders of Wireless, Inc. and have been granted the options set forth below since we were founded in 1997:


NAME                                            OPTIONS      EXERCISE PRICE
William E. Gibson............................   1,250,961  $   0.297 per share
                                                  150,000  $    0.20 per share
Charles C. Pai...............................      88,697  $    0.27 per share
                                                   45,750  $    0.16 per share
                                                   75,000  $    0.05 per share
Donald H. MacLeod............................      84,380  $    0.27 per share
                                                    3,050  $    0.16 per share
                                                   75,000  $    0.05 per share

      In addition we have granted the following directed stock issuances to our founders:

      NAME                                                     COMMON STOCK
      Charles C. Pai........................................   1,000 shares


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

MULTIPOINT NETWORKS, INC. ACQUISITION


     In August 1998, we acquired Multipoint. In connection with this acquisition, the former common stockholders of Multipoint exchanged all outstanding shares of common stock of Multipoint for an aggregate of 2,746,452 shares of our common stock. The former Multipoint Series 1 preferred stockholders exchanged all outstanding shares of their Multipoint Series 1 preferred stock for an aggregate of 2,146,838 shares of our Series C preferred stock. In November 1999, we repurchased 59,983 shares of Series C preferred stock from one investor. Certain holders of 5% or more of our capital stock, executive officers, directors and persons associated with them acquired our Series C preferred stock as a result of the Multipoint acquisition. Among the parties participating in this exchange, Mr. Gibson, the Chairman of our board of directors, received 90,725 shares of our Series C preferred stock. Charles C. Pai, our Senior Vice President, Finance, received 7,498 shares of our Series C preferred stock. Donald MacLeod, our Senior Vice President, International, received 18,745 shares of our Series C preferred stock. Adtel L.P. received 32,324 shares of our Series C preferred stock. Advent Crown Fund C.V. received 45,829 shares of our Series C preferred stock. Global Private Equity II, L.P. received 228,484 shares of our Series C preferred stock and Golden Gate Development and Investment, L.P. received 37,445 shares of our Series C preferred stock. At the time of the acquisition, Mr. Gibson was our Chief Executive Officer and was also serving as the Chief Executive Officer of Multipoint, Mr. Pai was our Chief Financial Officer and was also serving as the Chief Financial Officer of Multipoint and Mr. Gushiken was our Vice President, Manufacturing and was also serving as the Vice President, Manufacturing of Multipoint. See "--Sales of Securities."


STRATEGIC RELATIONSHIP WITH TRW

     We entered into a purchase and license agreement with TRW on January 14, 2000. Under the agreement, we purchased and obtained an exclusive, including as to TRW, royalty-free worldwide license in point-to-multipoint wireless networking technology, generally referred to in this prospectus as the STARPORT technology. Any products we develop based on such technology may only be sold with base stations configured for outdoor use. Sales of products containing the STARPORT technology with base stations configured for indoor use or to the U.S. Government--including organizations in which the U.S. is a member, such as NATO--must be made through TRW or its licensees. The agreement provides TRW with a royalty-free worldwide non-exclusive license in any improvements made by us upon the STARPORT technology for the manufacture and sale of products to the U.S. Government. If we do not offer a commercial version of a product containing the STARPORT technology for sale by July 14, 2001, unless the delay is the fault of TRW or attributable to certain specified reasons, we will lose our exclusive license with TRW.

     The STARPORT technology was originally developed by TRW Systems and Information Group for military communications. TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the United States Government in the automotive, aerospace and information systems markets. In connection with this agreement, TRW acquired approximately 18% of our capital stock outstanding prior to the offering, including 2,300,000 shares of our Series F preferred stock and 3,429,352 shares of common stock.

     Under the terms of the purchase and license agreement, TRW has agreed to establish an office for the continued development of STARPORT products to be staffed by employees of both us and TRW and managed by us. TRW has agreed to provide substantially all of the supplies, infrastructure and services for this office. TRW will charge us for services performed by its employees at negotiated rates, including expenses for overhead, facilities, equipment and general and administrative expenses. TRW will also provide, at no additional charge, 24 person-months of consultation advice and 12 person-months of assistance in responding to actual and potential claims regarding infringements of third-party intellectual property rights in connection with the STARPORT technology. TRW is required to pay for certain field trials of the STARPORT technology and all products purchased or manufactured for use in these trials.

    The purchase and license agreement also provides that, until January 14, 2003, at our option, TRW will purchase from L3 Communications, Inc. products and components needed for use in, as well as services to develop and manufacture, our STARPORT system at a negotiated markup. TRW will also pass through to us any rights of exclusivity granted to TRW by L3 and any representations and warranties granted in favor of TRW by L3.

     In consideration of the right and licenses provided under the purchase and license agreement and the technical assistance to be provided by TRW, we have agreed to pay TRW 10% of the net proceeds of this offering or any private placement of equity occurring on or before October 14, 2000, until we have paid TRW an aggregate of $2.5 million. The balance of this amount is due on January 1, 2001, if it has not been paid prior to that date.

     The purchase and license agreement terminates upon the expiration of the last patent licensed under the agreement unless terminated earlier by either party 30 days following a default by the other party. Liability for breaches under the agreement by either party to the other is limited to $17.0 million with the exception of, in our case, additional money to be paid by us to TRW under the agreement or a related time and materials agreement.

COMMITMENTS TO PROVIDE CAPITAL

     In February 2000, we received capital commitments of $2.5 million each from Dynamics Technology, Inc., Gemini Investors LLC, Stratford Equity Partners, L.P., Crossroads Venture Capital, LLC and TRW in the event that we did not complete an initial public offering with gross proceeds of $25 million by May 31, 2000. Except for Stratford Equity Partners, each of these entities holds more than 5% of our capital stock and is affiliated with a member of our board of directors. To date, we have not needed to call upon these capital commitments. The $12.5 million in commitments, if required, will be documented in the form of convertible promissory notes bearing interest at a fixed rate of 10% per annum. If not prepaid, the notes will convert into shares issued in our next round of equity financing of at least $15.0 million. In connection with obtaining these commitments, we issued warrants to purchase 10,000 shares of our common stock to each of these five investors at a price of $4.00 per share and agreed to issue additional warrants for 30,000 shares of our common stock to each of these five investors at the then fair market value per share if the loan commitments are exercised, for each $2,500,000 borrowed. These warrants expire upon the earlier of 5 years or 30 days after the consummation of an initial public offering.

AGREEMENTS WITH OFFICERS AND DIRECTORS

     On December 10, 1999, Wireless made a full recourse loan to William J. Palumbo in the amount of $168,750 to fund the exercise of his option to purchase 625,000 shares of common stock. The loan bears interest at the rate of 6.47% per year compounded annually, and principal and interest due under the loan are payable on the earlier to occur of December 10, 2009, default on the loan, sale of any of the underlying securities or termination of Mr. Palumbo's employment with us. The loan is secured by a lien on the option shares.


     We have entered into a consulting agreement with William E. Gibson under which Mr. Gibson is paid $15,000 per month for his services as Chairman of our board of directors.


OTHER RELATED PARTY TRANSACTIONS

     We have granted options and issued common stock to our executive officers and directors. See "Management--Director Compensation" and "Principal Stockholders."

     Holders of shares of preferred stock and certain holders of warrants for the issuance of common stock are entitled to registration rights in respect of the common stock issued or issuable upon conversion or exercise thereof. See "Description of Capital Stock--Registration Rights."

     We have entered into an indemnification agreement with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification."

     We have entered into non-competition and confidentiality agreements with some of our officers.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The table below sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000, by the following individuals or groups:


     o each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

     o    each of the named executive officers;

     o    each of our directors; and

     o    all directors and executive officers as a group.


     Each stockholder's percentage ownership prior to the offering in the following table is based on 32,736,665 shares of common stock outstanding as of June 30, 2000, and 41,236,665 shares of common stock outstanding after the offering, assuming in each case the conversion of all outstanding shares of preferred stock upon the closing of this offering, the exercise of all outstanding warrants to purchase preferred stock and the exercise of all outstanding warrants to purchase common stock which, by their terms, expire or convert within 30 days of the completion of this offering, plus any outstanding options and any other warrants to purchase common stock exercisable within 60 days of June 30, 2000 held by the particular stockholder that are included in the first column. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.


     Unless otherwise indicated, the principal address of each of the stockholders below is c/o Wireless, Inc., 5452 Betsy Ross Drive, Santa Clara, CA 95054. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.


                                                       NUMBER OF SHARES   PERCENTAGE OF SHARES BENEFICIALLY OWNED
                                                         BENEFICIALLY     ---------------------------------------
        NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED          PRIOR TO OFFERING   AFTER THE OFFERING
----------------------------------------------------  ------------------  -------------------  ------------------
Crossroads Entities (1)...........................         5,901,868             18.0%              14.3%
TRW (2)...........................................         5,739,352             17.5%              13.9%
DynaFund Entities (3).............................         1,731,562              5.3%               4.2%
GMN Investors II, L.P. (4)........................         1,822,960              5.5%               4.4%
William E. Gibson (5).............................         7,224,479             22.1%              17.5%
William J. Palumbo(6).............................         1,220,000              3.7%               3.0%
Charles C. Pai....................................           218,059                *                  *
William E. Kunz...................................           173,055                *                  *
Donald H. MacLeod.................................           181,461                *                  *
Patrick A. Rivelli (7)............................           315,000                *                  *
Denny R.S. Ko (8).................................         1,801,562              5.5%               4.4%
David F. Millet (9)...............................         1,892,960              5.8%               4.6%
Andrew I. Fillat (10).............................         2,067,066              6.3%               5.0%
Mark S. Silverman(11).............................            70,000                *                  *
All directors and executive officers as a group
   (14 persons) (12)..............................        15,540,176             47.0%              37.4%


--------------
    * Less than one percent.


     (1) Consists of 334,767 shares held by Crossroads Venture Capital LLC, 3,000,000 shares held by Crossroads Venture Investors II, L.P., 835,875 shares held by Crossroads Venture Investors III, L.P., 1,200,000 shares held by Crossroads Venture Investors VI, L.P., 521,226 shares held by Crossroads Venture Investors VII, L.P. and a warrant exercisable for 10,000 shares of common stock held by Crossroads Venture Capital LLC (collectively, the Crossroads Entities). The address for the Crossroads Entities is 155 Montgomery Street, Suite 603, San Francisco, California 94104. Crossroads Venture Capital LLC is the general partner of each of the other Crossroads Entities. William E. Gibson and his wife, Kahala-Ann Trask Gibson, are the sole members of Crossroads Venture Capital LLC, of which Mr. Gibson is the President and Managing Member. Mr. Gibson has sole voting and dispositive power over shares of our stock held by the Crossroads Entities.

     (2) Includes a warrant exercisable for 10,000 shares of common stock. The address for TRW is 12011 Sunset Hills Road, Reston, Virginia 20190. Executive officers of TRW designated from time to time by the board of directors of TRW have the power and authority to vote and/or dispose of, on behalf of TRW, shares of stock owned by TRW.

     (3) Consists of 435,986 shares held by DynaFund International, L.P., 370,918 shares held by DynaFund, L.P. and 914,658 shares held by Dynamics Technology, Inc. and a warrant exercisable for 10,000 shares of common stock held by DynaTech Capital, LLC. (collectively, the DynaFund Entities). The address for the DynaFund Entities is 21311 Hawthorne Blvd, Suite 300, Torrance, California 90503. Denny R. S. Ko, James Liao and Richard Whiting are the General Partners of DynaFund International L.P. and DynaFund, L.P. who exercise control over shares held by those funds. Executive officers of Dynamics Technology designated from time to time by the board of directors of Dynamics Technology have the power and authority to vote and/or dispose of, on behalf of Dynamics Technology, shares of our stock owned by Dynamics Technology. Dr. Ko is Chairman of the board of directors of, Dynamics Technology, Inc.

     (4) Includes warrants exercisable for an aggregate of 170,000 shares of common stock. The address for GMN Investors II, L.P. is 20 William Street, Wellesley, Massachusetts 12481. David F. Millet, James Goodman and Jeffery Newton are the Partners of GMN Investors II, L.P. who exercise control over the shares held by the fund.

     (5) Includes 1,082,611 shares held jointly by Mr. Gibson and his wife, Kahala-Ann Trask Gibson, 240,000 shares held by the William E. and Kahala-Ann Trask Gibson Charitable Remainder Trust, 334,767 shares held by Crossroads Venture Capital LLC, 3,000,000 shares held by Crossroads Venture Investors II, L.P., 835,875 shares held by Crossroads Venture Investors III, L.P., 1,200,000 shares held by Crossroads Venture Investors VI, L.P., 521,226 shares held by Crossroads Venture Investors VII, L.P. and a warrant exercisable for 10,000 shares of common stock held by Crossroads Venture Capital LLC. William E. and Kahala-Ann Trask Gibson are the sole members of Crossroads Venture Capital LLC. Mr. Gibson, Managing Partner of each of the Crossroads Entities, disclaims beneficial ownership of the shares held by the Crossroads Entities except to the extent of his pecuniary interest therein. Further, Mr. Gibson disclaims beneficial ownership of 96,900 shares held by Crossroads Venture Investors II in which he holds a pecuniary interest, such shares being held in the Gibson Family Trust, an educational trust for Ho'okele O Kamakani Trask Gibson Granroos, Kalae Ola'a Ku'upoki'ialoha Kamaka'alohi o Pu'ulena Trask Sharpe, Mililani Kaleionaona Trask-Batti, Kawehi Lakea Imaikalani Trask-Batti, Hulali Kakea I Mahealani Trask, Kaiana Kaukaohu Trask, Mahi Lee William Cooper and Kauakea Ian Bucken Cooper. See Footnote 1.

     (6) Includes 250,000 shares subject to vesting restrictions which become immediately vested upon the successful consummation of our initial public offering prior to December 31, 2000 or upon meeting certain revenue and profit targets in 2000.

     (7) Consists of 315,000 shares held by the Patrick A. Rivelli Senior and Yvonne D. Rivelli Trust. The address for Mr. Rivelli is 12221 Merit Drive, #935, Dallas, Texas 75251.

     (8) Includes 435,986 shares held by DynaFund International, L.P., 370,918 shares held by DynaFund, L.P., 914,658 shares held by Dynamics Technology, Inc. and a warrant exercisable for 10,000 shares of common stock held by DynaTech Capital, LLC. Dr. Ko, Chairman of the board of directors of Dynamics Technology, Inc. and a General Partner of DynaFund International and DynaFund, L.P., disclaims beneficial ownership of the shares held by the DynaFund Entities except to the extent of his pecuniary interest therein. See Footnote 3.

     (9) Includes 1,652,960 shares held by GMN Investors II, L.P. and warrants exercisable for 170,000 shares held by GMN Investors II, L.P. Mr. Millet, General Partner of GMN Investors II, L.P., disclaims beneficial ownership of the shares held by GMN Investors II, L.P. except to the extent of his pecuniary interest therein. See Footnote 4.

     (10) Includes 141,530 shares held by Adtel, L.P., 191,527 shares held by Advent Crown Fund, C.V., 9,173 shares held by Advent Crown Fund II, C.V., 99 shares held by Advent International Investors II, L.P., 1,001,741 shares held by Global Private Equity II, L.P., 156,603 shares held by Golden Gate Development and Investment, L.P., a warrant exercisable for 4,488 shares of common stock held by Global Private Equity II, L.P., a warrant exercisable for 624 shares of common stock held by Adtel, L.P. and a warrant exercisable for 888 shares of common stock held by Advent Crown Fund II, C.V. (collectively, the Advent Entities). In its capacity as general partner of the Advent Entities, Advent International Corporation exercises sole voting and investment power with respect to all shares held by the Advent Entities. Advent International Corporation exercises its voting and investment power through a group of three persons: Douglas A. Brown, President and Chief Executive Officer, Andrew J. Fillat, Managing Director responsible for the investment in us and Janet L. Hennessy, Vice President responsible for monitoring public securities, none of whom may act independently and a majority of whom must act in concert to exercise voting or investment power over the beneficial holdings of such entity. Therefore, no individual in this group other than Advent International

          Corporation is deemed to have sole voting or investment power. Mr. Fillat disclaims beneficial ownership of shares held by the Advent Entities except to the extent of his pecuniary interest therein.

     (11) Consists of options exercisable for 70,000 shares of common stock. Mr. Silverman is an officer of TRW. See Footnote 2.

     (12) Includes options exercisable for 458,332 shares of common stock within 60 days of June 30, 2000 under the 1997 stock option/stock issuance plan and warrants exercisable for196,000 shares of common stock within 60 days of June 30, 2000. See Footnotes 5-11.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     At the closing of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share, after giving effect to the amendment of our certificate of incorporation to delete references to the existing preferred stock following conversion of that stock. The following description of capital stock gives effect to the certificate of incorporation to be filed upon closing of this offering. Immediately following the completion of this offering, and assuming no exercise of the underwriters' over-allotment option, an aggregate of shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

     The following provides a summary description of our capital stock and our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

WARRANTS


     As of June 30, 2000, we had outstanding warrants to purchase an aggregate of 602,622 shares of our common stock on an as-converted basis, including:


     o Warrants to purchase 316,000 shares of common stock at $0.75 per share which will expire on March 31, 2005;

     o Warrants to purchase 30,460 shares of common stock at $1.22 per share which will expire on May 5, 2002;

     o Warrants to purchase 48,000 shares of common stock at $1.25 per share, which will expire on October 16, 2003;


     o Warrants to purchase 20,662 shares of common stock at $2.50 per share, which will expire on September 13, 2004 and upon the closing of this offering, respectively;

     o Warrants to purchase 150,000 shares of common stock at $4.00 per share, which will expire 30 days after the closing of this offering; and

     o Warrants to purchase 37,500 shares of common stock at $4.00 per share, which will expire on June 1, 2005.

CONVERTIBLE PROMISSORY NOTE

     AMT Capital, Ltd. holds a promissory note, dated as of August 17, 1999 in the principal amount of $1,000,000 which note is convertible into 320,000 shares of Series E preferred stock and upon conversion the holder will receive a warrant to purchase 32,000 shares of common stock at an exercise price of $0.75 per share. The note matures on September 1, 2004, bears interest at a fixed rate of 10% per annum and may be converted at any time at or prior to maturity.

REGISTRATION RIGHTS


     After this offering, under the terms of an investors' rights agreement, holders of 20,514,827 shares of our common stock and 314,000 shares of our common stock issuable upon the exercise of outstanding warrants will be entitled to certain registration rights with respect to their capital stock of Wireless. Under the investors' rights agreement, at any time after the earlier of January 31, 2001 or three months after our initial public offering, holders of more than 30% of these shares may require us to effect registration under the Securities Act, subject to the board of directors' right if such registration would harm us, to defer such registration for up to 60 days. In addition, if we propose to issue equity securities under the Securities Act for our own account in an underwritten public offering, then any of the investors has a right, subject to quantity limitations determined by the underwriters, to request that we register such investor's registrable securities. Once we qualify to register the sale of securities on Form S-3, under the investors rights agreement, investors proposing to sell an aggregate of at least $2,000,000 of registrable securities may require us to effect one Form S-3 registration per year. All registration expenses incurred in connection with any of the registrations described above will be borne by us. The participating investors will pay for underwriting discounts and commissions incurred in connection with any such registrations. We have agreed to indemnify the investors against liabilities such as Securities Act liabilities in connection with any registration effected by us in which their shares are included under the investors' rights agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon effectiveness of such registration. These registration rights terminate once all shares of our stock may be sold under Rule 144 during any 90 day period. In addition, holders of 138,622 shares of our common stock issuable upon the exercise of outstanding warrants will be entitled to registration rights different from those described above. In particular, these holders are entitled to include their shares in any registration initiated by us or by other holders on Forms S-1 or S-3 (excluding registrations relating to stock plans) but are not entitled to initiate these registrations themselves. Holders of an additional 200,000 shares issuable upon the exercise of outstanding options will be entitled to require us to register their shares on a Form S-3 reoffer prospectus beginning one year after the date of this prospectus.


COMPLIANCE WITH CALIFORNIA LAW

     We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if more than 50% of our outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to Section 2115, unless our certificate of incorporation is amended to provide for cumulative voting, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. In addition to this difference, Section 2115 has the following additional effects:

     o enables removal of directors with or without cause with majority stockholder approval;

     o    places limitations on the distribution of dividends;

     o extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

     o provides for information rights and required filings in the event we effect a sale of assets or complete a merger.

     We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we may have at least 800 stockholders by the record date for our 2000 annual meeting of stockholders. If these two conditions occur, then we will no longer be subject to Section 2115 as of the record date for our 2000 annual meeting of stockholders.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Our certificate of incorporation authorizes our board to issue up to 5,000,000 shares of undesignated preferred stock after the offering. Further, without any further vote or action on the part of our stockholders, our board of directors will have the authority to determine the rights, preferences, privileges and restrictions of the undesignated preferred stock. See "--Preferred Stock." Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, our certificate of incorporation and bylaws do not permit our stockholders to call a special meeting of stockholders. Only our Chief Executive Officer, President, Chairman of the Board or a majority of the board of directors are permitted to call a special meeting of stockholders. Our certificate of incorporation also provides that the board of directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. Our bylaws require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the chairman of the board has the authority to adjourn any meeting called by the stockholders. Our bylaws also require a supermajority vote of members of the board of directors and/or stockholders to amend certain bylaw provisions. These provisions of our restated certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the company. These provisions also may have the effect of preventing changes in our management. See "Risk Factors--Our certificate of incorporation and bylaws may discourage potential acquisitions of our business by third parties that stockholders may consider favorable and this may reduce the price of our common stock."

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     o prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by:

               o    persons who are directors and also officers; and

               o employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines a business combination to include the following:

     o any merger or consolidation involving the corporation and the interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

      MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
                            NON-UNITED STATES HOLDERS

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the common stock applicable to holders who are not U.S. persons within the meaning of the Internal Revenue Code. A U.S. person is any person who is:

     o    a citizen or resident of the U.S.;

     o a corporation, partnership, unless otherwise provided by Treasury regulations, or other entity created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

     o an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

     o a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a holder's particular facts and circumstances, such as being a U.S. expatriate, and does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not and will not seek a ruling from the Internal Revenue Service with respect to the U.S. federal income and estate tax consequences described below, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion. In addition, the Internal Revenue Service is not precluded from adopting a contrary position.

DIVIDENDS

     Any dividend paid to a holder of common stock who is not a U.S. person generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a holder that are effectively connected with a U.S. trade or business conducted by the holder are exempt from such withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons.

     In addition to the graduated rates described above, dividends received by a corporate holder that are effectively connected with its U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A holder of common stock that is eligible for a reduced rate of withholding tax under the terms of a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A holder of common stock who is not a U.S. person generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of his common stock unless:

     o the gain is effectively connected with a U.S. trade or business of the holder, which gain, in the case of a corporate holder, must also be taken into account for branch profits tax purposes;

     o the holder is an individual who holds his or her common stock as a capital asset and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

     o we are or have been a United States real property holding corporation within the meaning of the Internal Revenue Code at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock. We have determined that we are not and do not believe that we will become a United States real property holding corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder of the common stock. Under tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a holder who is not a U.S. person at an address within the U.S. may be subject to backup withholding at a rate of 31% if the holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to holders who are not U.S. persons at an address outside the U.S. on or prior to December 31, 2000, unless the payer has knowledge that the payee is a U.S. person. Final Treasury Regulations regarding withholding and information reporting provide that payments of dividends to a holder who is not a U.S. person at an address outside the U.S. after December 31, 2000, may be subject to backup withholding at a rate of 31% unless such holder satisfies various certification requirements.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a holder of common stock who is not a U.S. person outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is a U.S. person, a controlled foreign corporation as defined in the Internal Revenue Code, or a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade of business, unless the broker has documentary evidence in its files of the holders' non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     In general, the final Treasury Regulations applicable to payments made after December 31, 2000, described above, do not significantly alter the substantive withholding and information reporting requirements but do alter the procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in the common stock.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

ESTATE TAX

     An individual holder who owns common stock at the time of his death or had made one or more of certain lifetime transfers of an interest in common stock will be required to include the value of that common stock in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     THE FOREGOING IS A DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY HOLDERS WHO ARE NOT U.S. PERSONS WITHIN THE MEANING OF THE INTERNAL REVENUE CODE. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                        SHARES AVAILABLE FOR FUTURE SALE

       Prior to this offering, there has been no public market for our common stock, and we do not know the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.


       Upon the completion of this offering we will have 41,236,665 shares of common stock outstanding assuming no exercise of the underwriters over-allotment option. The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000, and excludes:

       o 2,241,878 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $3.33 per share;

       o 452,622 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2000 at a weighted average exercise price of $1.18 per share;

       o 330,592 shares of common stock issuable upon conversion of an outstanding convertible promissory note, as of June 30, 2000;


       o 8,750,000 shares of common stock reserved for issuance under our 2000 stock incentive plan that incorporates our 1998 stock plan; and

       o 250,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan.


Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 32,736,665 shares of common stock will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

  NUMBER OF
   SHARES                                  DATE
--------------  ----------------------------------------------------------------
    1,300,000   After the date of this prospectus, shares saleable under
                Rule 144(k) that are not subject to the 180-day lock-up
    3,412,629   After 90 days from the date of this prospectus, shares saleable under Rule 701 that are not subject to the 180-day lock-up
    2,620,982   After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule
                701, subject to repurchase by us
   27,874,036   After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule
                144, subject, in some cases, to volume limitations, or Rule
                144(k)
      150,000   After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144


RULE 144

       In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including any of our affiliates, who has beneficially owned shares for at least one year, including the holding period of any prior owner who is not an affiliate, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then-outstanding shares of our common stock, which will be approximately 413,000 shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above, unless otherwise contractually restricted. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

STOCK OPTIONS


       As of June 30, 2000, options to purchase a total of 2,241,878 shares of common stock were outstanding, all of which were currently exercisable. Only a portion of the shares issuable upon exercise of these options were vested. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under our 2000 stock incentive plan and our 2000 employee stock purchase plan. Accordingly, shares of common stock underlying these options will be eligible for sale in the public markets, subject to vesting restrictions or the lock-up agreements described below. See "Executive Compensation and Other Information--Employee Benefit Plans."


       In general, under Rule 701 of the Securities Act of 1933 as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

       We have agreed, and each of our officers and directors and substantially all of our securityholders have agreed, subject to specified exceptions, not to, without the prior written consent of Salomon Smith Barney Inc., sell, otherwise dispose of any shares of our common stock or options to acquire shares of our common stock or take any action to do any of the foregoing during the 180-day period following the date of this prospectus. Salomon Smith Barney Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

REGISTRATION RIGHTS


       Following this offering, under specified circumstances and subject to customary conditions, holders of approximately 20,514,827 shares of our outstanding common stock and warrants to purchase up to 314,000 shares of our common stock will have demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of common stock under the Securities Act, and rights to participate in any future registrations of our securities. Holders of an additional 138,622 shares of our common stock issuable upon exercise of outstanding warrants will be entitled to participate in any future registrations of our securities, but are not entitled to initiate registrations themselves. Holders of an additional 200,000 shares of our common stock issuable upon exercise of outstanding options will be entitled to require us to register their shares of common stock on a Form S-3 reoffer prospectus beginning one year after the date of this prospectus. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

       NAME                                                                            NUMBER OF SHARES
      -------                                                                          ------------------
      Salomon Smith Barney Inc......................................................
      CIBC World Markets Corp.......................................................
      Prudential Securities Incorporated............................................
                                                                                       ------------------
         Total......................................................................           8,500,000
                                                                                       ==================

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters, for whom Salomon Smith Barney Inc., CIBC World Markets Corp. and Prudential Securities Incorporated are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not in
excess of $             per share. The underwriters may allow, and such
dealers may reallow, a concession not in excess of $           per share on
sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     We have granted the underwriters a 30-day option to purchase up to an additional 1,275,000 shares to cover over-allotments, if any. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to the conditions stated above, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     Our officers, directors and substantially all of our stockholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     The underwriters have reserved for sale, at the initial public offering
price, up to              common shares for customers, directors, employees
and other persons associated with us who have expressed an interest in purchasing common shares in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our shares will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which our shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in our common stock will develop and continue after this offering.

       We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "WLSS."

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                PAID BY WIRELESS
                                         --------------------------------
                                          NO EXERCISE     FULL EXERCISE
                                         --------------  ----------------
      Per share.......................   $               $
      Total...........................   $               $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market of price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distribution on the same basis as other allocations.

     Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.


     We estimate that the total expenses, excluding underwriting discounts and commissions, of this offering will be approximately $2.6 million.


     We have agreed to indemnify the underwriters against liabilities to which they may become subject, including liabilities that may arise under the Securities Act of 1933, the Securities Exchange Act of 1934 or other federal or state statutory law or regulation, at common law or otherwise or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                  LEGAL MATTERS

     The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Attorneys associated with Brobeck, Phleger & Harrison LLP and two investment funds associated with Brobeck, Phleger & Harrison LLP beneficially own 200,000 shares of our common stock. Pillsbury Madison & Sutro LLP, Palo Alto, California is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

                                     EXPERTS

     The financial statements and the related financial statement schedule of Wireless, Inc. as of December 31, 1998 and 1999 and for the period May 7, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 have been included in this prospectus and registration statement in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere in the prospectus and registration statement, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Multipoint Networks, Inc. for the period January 1, 1998 to August 25, 1998 have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in the prospectus, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the shares we are offering through this prospectus, you should refer to the registration statement and its exhibits and schedules. You may read or obtain a copy of the registration statement at the commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The commission maintains a web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the commission. The address of this web site is http://www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS

WIRELESS, INC.
--------------

                                                                                                          PAGE
                                                                                                          ------
Form of Independent Auditors' Report...................................................................    F-2
Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000 and pro forma stockholders' equity
   as of June 30, 2000.................................................................................    F-3
Statements of Operations for the period from May 7, 1997 (inception) to December 31,1997, the years
   ended December 31, 1998 and 1999 and the six month periods ended June 30, 1999 and 2000.............    F-4
Statements of Stockholders' Equity for the period from May 7, 1997 (inception) to December 31, 1997,
   the years ended December 31, 1998 and 1999 and the six month period ended June 30, 2000.............    F-5
Statements of Cash Flows for the period from May 7, 1997 (inception) to December 31, 1997, the years
   ended December 31, 1998 and 1999 and the six month ended June 30, 1999 and 2000.....................    F-6
Notes to Financial Statements..........................................................................    F-7


MULTIPOINT NETWORKS, INC.
-------------------------

                                                                                                          PAGE
                                                                                                          ------
Independent Auditors' Report..........................................................................    F-25
Statement of Operations for the period from January 1, 1998 to August 25, 1998........................    F-26
Statement of Stockholders' Equity for the period from January 1, 1998
   to August 25, 1998.................................................................................    F-27
Statement of Cash Flow for the period from January 1, 1998 to August 25, 1998.........................    F-28
Notes to the Statement of Operations..................................................................    F-29

                      FORM OF INDEPENDENT AUDITORS' REPORT


When the event referred to in Note 11(b) of the Wireless, Inc. financial statements has been consummated, we will be in a position to render the following report.


                                               /s/ KPMG LLP


The Board of Directors
Wireless, Inc.:

We have audited the accompanying balance sheets of Wireless, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from May 7, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wireless, Inc. as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from May 7, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.


Mountain View, California
February 23, 2000, except for Note 11
which is as of July  ,2000

                                 WIRELESS, INC.
                                 BALANCE SHEETS

                                                                                          DECEMBER 31,
                                                                                 -----------------------------
                                                                                     1998           1999
                                                                                 -------------- --------------


                                    ASSETS
Current assets:
   Cash and cash equivalents, including restricted cash of $80,000 at December
     31, 1998, 1999 and June 30, 2000..........................................  $     357,580  $   1,140,409
     Accounts receivable, net of allowance of $299,223, $1,193,635 and
        $1,350,621  at December 31, 1998, 1999, and June 30, 2000,
        respectively...........................................................      3,732,846      4,877,834
   Inventory...................................................................      3,787,376      4,962,346
   Prepaid expenses and other current assets...................................        416,840      1,148,724
                                                                                 -------------- --------------
          Total current assets.................................................      8,294,642     12,129,313
                                                                                 -------------- --------------
Lease receivable, long-term....................................................             --        184,077
Property and equipment, net....................................................        692,640      1,245,350
Goodwill and intangible assets net of amortization.............................      4,228,103      3,125,939
                                                                                 -------------- --------------
          Total assets.........................................................  $  13,215,385  $  16,684,679
                                                                                 ============== ==============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable............................................................  $   5,129,710  $   3,420,662
   Line of credit..............................................................      1,500,000             --
   Accrued liabilities.........................................................        832,790      1,458,653
   Due to TRW..................................................................             --             --
   Sales commission payable....................................................        804,086      1,512,882
   Current portion of capital lease obligations................................         41,128        171,254
   Convertible notes payable...................................................      4,161,064      1,000,000
                                                                                 -------------- --------------
          Total current liabilities............................................     12,468,778      7,563,451
Capital lease obligations, less current portion ...............................         84,193        239,306
                                                                                 -------------- --------------
          Total liabilities....................................................     12,552,971      7,802,757
                                                                                 -------------- --------------
Commitments
Stockholders' equity:
   Series A convertible preferred stock; 6,000,000 shares authorized;
     4,300,000 shares issued and outstanding at December 31, 1998 and 1999 and
     June 30, 2000; aggregate liquidation preference of $2,150,000 for all
     periods presented ($0.50 per share) ......................................      2,150,000      2,150,000
   Series B convertible preferred stock; 750,000 shares authorized; 750,000 shares issued and outstanding at December 31, 1998 and 1999 and June 30,
     2000; aggregate liquidation preference of $1,500,000 for all periods
     presented ($2.00 per share)...............................................      1,500,000      1,500,000
   Series C convertible preferred stock, 2,400,000 shares authorized;
     2,146,868 at December 31, 1998 and 2,086,885 shares issued and outstanding at December 31, 1999 and June 30, 2000; aggregate liquidation preference of
     $2,855,333, $2,775,556 and $2,775,556 at December 31, 1998,
     1999 and June 30, 2000 respectively ($1.33 per share).....................      2,855,333      2,775,556
   Series D convertible preferred stock, 6,600,000 shares authorized;
     6,541,013 issued and outstanding at December 31, 1999 and June 30, 2000, aggregate liquidation preference of $8,176,266 at December 31, 1999 and
     June 30, 2000 ($1.25 per share)...........................................             --      8,161,966
   Series E convertible preferred stock, 4,000,000 shares authorized;
     3,600,000 issued and outstanding at December 31, 1999 and June 30, 2000;
     aggregate liquidation preference of $9,000,000 at December 31, 1999 and
     June 30, 2000 ($2.50 per share)...........................................             --      8,173,442
   Series F convertible preferred stock, 3,000,000 shares authorized;
     3,000,000 issued and outstanding at June 30, 2000; aggregate liquidation
     preference of $15,000,000 at June 30, 2000  ($5.00 per share).............             --             --
   Common stock, $0.001 par value; 30,000,000 shares authorized at
     December 31, 1998 and 50,000,000 shares authorized at December 31, 1999 and
     June 30, 2000; 3,625,702, 7,894,548 and 12,071,838 shares issued and outstanding at December 31, 1998, 1999 and June 30, 2000, actual;
     100,000,000 shares authorized, 32,736,665 shares issued and outstanding,
     pro forma.................................................................          3,626          7,895
   Additional paid-in capital..................................................      5,985,597     16,553,996
   Note receivable from stockholder............................................             --       (168,750)
   Deferred stock-based compensation...........................................       (711,867)    (5,286,105)
   Accumulated deficit.........................................................    (11,120,275)   (24,986,078)
                                                                                 -------------- --------------
          Total stockholders' equity...........................................        662,414      8,881,922
                                                                                 -------------- --------------
          Total liabilities and stockholders' equity ..........................  $  13,215,385  $  16,684,679
                                                                                 ============== ==============


                                                                                                JUNE 30, 2000
                                                                                               ---------------
                                                                                                 PRO FORMA
                                                                                                STOCKHOLDERS'
                                                                                    JUNE 30,       EQUITY
                                                                                     2000          (NOTE 1)
                                                                                 ------------- ---------------
                                                                                 (UNAUDITED)    (UNAUDITED)

                                    ASSETS
Current assets:
   Cash and cash equivalents, including restricted cash of $80,000 at December
     31, 1998, 1999 and June 30, 2000..........................................  $  4,289,293
     Accounts receivable, net of allowance of $299,223, $1,193,635 and
        $1,350,621  at December 31, 1998, 1999, and June 30, 2000,
        respectively...........................................................     3,951,245
   Inventory...................................................................     5,384,825
   Prepaid expenses and other current assets...................................     2,017,855
                                                                                 -------------
          Total current assets.................................................    15,643,218
                                                                                 -------------
Lease receivable, long-term....................................................            --
Property and equipment, net....................................................     2,139,310
Goodwill and intangible assets net of amortization.............................    14,193,854
                                                                                 -------------
          Total assets.........................................................  $ 31,976,382
                                                                                 =============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable............................................................  $  3,468,618
   Line of credit..............................................................            --
   Accrued liabilities.........................................................     3,495,512
   Due to TRW..................................................................    11,010,699              --
   Sales commission payable....................................................       464,639
   Current portion of capital lease obligations................................       134,932
   Convertible notes payable...................................................     1,000,000
                                                                                 -------------
          Total current liabilities............................................    19,574,400
Capital lease obligations, less current portion ...............................       239,306
                                                                                 -------------
          Total liabilities....................................................    19,813,706
                                                                                 -------------
Commitments
Stockholders' equity:
   Series A convertible preferred stock; 6,000,000 shares authorized;
     4,300,000 shares issued and outstanding at December 31, 1998 and 1999 and
     June 30, 2000; aggregate liquidation preference of $2,150,000 for all
     periods presented ($0.50 per share) ......................................     2,150,000  $           --
   Series B convertible preferred stock; 750,000 shares authorized; 750,000 shares issued and outstanding at December 31, 1998 and 1999 and June 30,
     2000; aggregate liquidation preference of $1,500,000 for all periods
     presented ($2.00 per share)...............................................     1,500,000              --
   Series C convertible preferred stock, 2,400,000 shares authorized;
     2,146,868 at December 31, 1998 and 2,086,885 shares issued and outstanding at December 31, 1999 and June 30, 2000; aggregate liquidation preference of
     $2,855,333, $2,775,556 and $2,775,556 at December 31, 1998,
     1999 and June 30, 2000 respectively ($1.33 per share).....................     2,775,556              --
   Series D convertible preferred stock, 6,600,000 shares authorized;
     6,541,013 issued and outstanding at December 31, 1999 and June 30, 2000, aggregate liquidation preference of $8,176,266 at December 31, 1999 and
     June 30, 2000 ($1.25 per share)...........................................     8,161,966              --
   Series E convertible preferred stock, 4,000,000 shares authorized;
     3,600,000 issued and outstanding at December 31, 1999 and June 30, 2000;
     aggregate liquidation preference of $9,000,000 at December 31, 1999 and
     June 30, 2000 ($2.50 per share)...........................................     8,173,442              --
   Series F convertible preferred stock, 3,000,000 shares authorized;
     3,000,000 issued and outstanding at June 30, 2000; aggregate liquidation
     preference of $15,000,000 at June 30, 2000  ($5.00 per share).............    14,536,287
   Common stock, $0.001 par value; 30,000,000 shares authorized at
     December 31, 1998 and 50,000,000 shares authorized at December 31, 1999 and
     June 30, 2000; 3,625,702, 7,894,548 and 12,071,838 shares issued and outstanding at December 31, 1998, 1999 and June 30, 2000, actual;
     100,000,000 shares authorized, 32,736,665 shares issued and outstanding,
     pro forma.................................................................        12,072          32,737
   Additional paid-in capital..................................................    36,546,573      74,273,159
   Note receivable from stockholder............................................      (168,750)       (168,750)
   Deferred stock-based compensation...........................................    (4,852,451)     (4,852,451)
   Accumulated deficit.........................................................   (56,672,019)    (56,672,019)
                                                                                 ------------- ---------------
          Total stockholders' equity...........................................    12,162,676  $   12,612,676
                                                                                 ------------- ---------------
          Total liabilities and stockholders' equity ..........................  $ 31,976,382
                                                                                 =============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                 WIRELESS, INC.
                            STATEMENTS OF OPERATIONS


                                                                PERIOD FROM
                                                                MAY 7, 1997
                                                               (INCEPTION) TO         YEARS ENDED DECEMBER 31,
                                                                DECEMBER 31,     -------------------------------------
                                                                   1997               1998                1999
                                                              ----------------   ----------------   ------------------

Revenue...................................................    $       200,736    $    11,172,235    $      20,328,854
Cost of revenue (excludes amortization of deferred
   stock-based compensation of $12,972, $47,699,
   $252,563, $100,375 and $188,251, respectively).........            420,906          9,091,133           15,356,585
                                                              ----------------   ----------------   ------------------
            Gross profit (loss)...........................           (220,170)         2,081,102            4,972,269
                                                              ----------------   ----------------   ------------------

Operating expenses:
   Research and development (excludes
      amortization of deferred stock-based
      compensation of $13,672, $119,874,
      $1,517,576, $196,516 and $941,657,
      respectively).......................................            708,278          2,323,589            3,220,850
   Sales and marketing (excludes amortization
      of deferred stock-based compensation of
      $19,266 and $81,366, $513,033,
      $150,290, and $383,745, respectively)...............            902,004          3,811,338            7,443,454
   General and administrative (excludes amortization of
      deferred stock-based compensation of $23,090,
      $391,254, $1,672,715, $295,697 and $963,733,
      respectively).......................................            258,412          1,316,072            2,688,924
   In-process research and development costs acquired.....                 --            817,058                   --
   Amortization of intangibles............................                 --            359,097            1,102,164
   Impairment of an intangible asset......................          1,500,000                 --                   --
   Amortization of deferred stock compensation............             69,000            640,193            3,955,887
                                                              ----------------   ----------------   ------------------
         Total operating expenses.........................          3,437,694          9,267,347           18,411,279
                                                              ----------------   ----------------   ------------------
Operating loss............................................         (3,657,864)        (7,186,245)         (13,439,010)
Interest expense (income), net............................            (13,953)           290,119              426,793
                                                              ----------------   ----------------   ------------------
         Net loss.........................................    $    (3,643,911)   $    (7,476,364)   $     (13,865,803)
                                                              ================   ================   ==================
Net loss per share:
   Basic and diluted......................................    $            --    $         (6.02)   $           (4.18)
                                                              ================   ================   ==================
   Weighted average number of shares used in computation..                 --          1,242,617            3,316,344
                                                              ================   ================   ==================



                                                                    SIX MONTH PERIOD ENDED
                                                                           JUNE 30,
                                                             ------------------------------------
                                                                  1999               2000
                                                             ---------------- -------------------
                                                               (UNAUDITED)       (UNAUDITED)
Revenue...................................................   $     9,505,076  $       11,851,249
Cost of revenue (excludes amortization of deferred
   stock-based compensation of $12,972, $47,699,
   $252,563, $100,375 and $188,251, respectively).........         6,453,504           9,612,939
                                                             ---------------- -------------------
            Gross profit (loss)...........................         3,051,572           2,238,310
                                                             ---------------- -------------------

Operating expenses:
   Research and development (excludes
      amortization of deferred stock-based
      compensation of $13,672, $119,874,
      $1,517,576, $196,516 and $941,657,
      respectively).......................................         1,492,417          15,863,604
   Sales and marketing (excludes amortization
      of deferred stock-based compensation of
      $19,266 and $81,366, $513,033,
      $150,290, and $383,745, respectively)...............         3,079,726           4,326,395
   General and administrative (excludes amortization of
      deferred stock-based compensation of $23,090,
      $391,254, $1,672,715, $295,697 and $963,733,
      respectively).......................................           514,358           2,014,325
   In-process research and development costs acquired.....                --           7,600,000
   Amortization of intangibles............................           497,049           1,655,333
   Impairment of an intangible asset......................                --                  --
   Amortization of deferred stock compensation............           742,878           2,477,386
                                                             ---------------- -------------------
         Total operating expenses.........................         6,326,428          33,937,043
                                                             ---------------- -------------------
Operating loss............................................        (3,274,856)        (31,698,733)
Interest expense (income), net............................           221,725             (12,792)
                                                             ---------------- -------------------
         Net loss.........................................   $    (3,496,581) $      (31,685,941)
                                                             ================ ===================
Net loss per share:
   Basic and diluted......................................   $         (1.07) $            (3.33)
                                                             ================ ===================
   Weighted average number of shares used in computation..         3,269,763           9,513,156
                                                             ================ ===================

                                 WIRELESS, INC.
   STATEMENTS OF STOCKHOLDERS' EQUITY PERIOD FROM MAY 7, 1997 (INCEPTION) TO DECEMBER 31, 1997 AND THE YEARS ENDED DECEMBER 31, 1998 AND 1999, AND FOR THE
                SIX MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)


                                                                SERIES A                        SERIES B
                                                               CONVERTIBLE                    CONVERTIBLE
                                                             PREFERRED STOCK                PREFERRED STOCK
                                                      ------------------------------   --------------------------
                                                         SHARES           AMOUNT        SHARES        AMOUNT
                                                      --------------   -------------   ----------  --------------
Issuance of Series A convertible preferred stock...       6,000,000      $3,000,000           --   $        --
Issuance of Series B convertible preferred stock...              --              --      750,000       1,500,000
Unearned compensation for options granted to
     employees and nonemployees....................
Amortization of unearned compensation..............
Exercise of stock options..........................              --              --           --              --
Net loss...........................................              --              --           --              --
                                                      --------------   -------------   ----------  --------------
Balance as of December 31, 1997....................       6,000,000       3,000,000      750,000       1,500,000
Redemption of Series A convertible preferred
     stock.........................................      (1,700,000)       (850,000)                          --
Exercise of stock options..........................              --              --           --              --
Issuance of common stock for interest on financing
     and consulting services.......................              --              --           --              --
Issuance of Series C convertible preferred stock,
     common stock, warrants and stock options as
     consideration for the acquisition of
     Multipoint....................................              --              --           --              --
Unearned compensation for options granted to
     employees and nonemployees....................              --              --           --              --
Amortization of unearned compensation..............              --              --           --              --
Net loss...........................................              --              --           --              --
                                                      --------------   -------------   ----------  --------------
Balance as of December 31, 1998....................       4,300,000       2,150,000      750,000       1,500,000
Issuance of Series D convertible preferred stock,
     net of issuance costs.........................              --              --           --              --
Issuance of Series E convertible preferred stock,
     net of issuance costs.........................              --              --           --              --
Repurchase of Series C convertible preferred and
     common shares.................................              --              --           --              --
Exercise of stock options..........................              --              --           --              --
Exercise of stock options for note receivable......              --              --           --              --
Unearned compensation for options granted to
     employees and nonemployees....................              --              --           --              --
Amortization of unearned compensation..............              --              --           --              --
Warrants issued for services.......................
Net loss...........................................              --              --           --              --
                                                      --------------   -------------   ----------  --------------
Balance as of December 31, 1999....................       4,300,000       2,150,000      750,000       1,500,000
                                                      --------------   -------------   ----------  --------------
Exercise of Stock Options..........................              --              --           --              --
Issuance of Series F Convertible Preferred Stock,                --              --           --              --
     net of issuance costs.........................
Common Stock issued to TRW for License agreement...              --              --           --              --
Unearned compensation for options granted to
     employees and non-employees...................              --              --           --              --
Exercise of warrants...............................              --              --           --              --
Warrants issued for services.......................              --              --           --              --
Amortization of unearned compensation..............              --              --           --              --
Net loss...........................................              --              --           --              --
Balance as of June 30, 2000........................       4,300,000       2,150,000      750,000       1,500,000
                                                      ==============   =============   ==========  ==============

                                                              SERIES C                      SERIES D
                                                             CONVERTIBLE                   CONVERTIBLE
                                                           PREFERRED STOCK               PREFERRED STOCK
                                                     ----------------------------  ----------------------------
                                                       SHARES          AMOUNT        SHARES         AMOUNT
                                                     ------------   -------------  ------------  --------------
Issuance of Series A convertible preferred stock...           --    $         --            --   $          --
Issuance of Series B convertible preferred stock...           --              --            --              --
Unearned compensation for options granted to
     employees and nonemployees....................
Amortization of unearned compensation..............
Exercise of stock options..........................           --              --            --              --
Net loss...........................................           --              --            --              --
                                                     ------------   -------------  ------------  --------------
Balance as of December 31, 1997....................           --              --            --              --
Redemption of Series A convertible preferred
     stock.........................................           --              --            --              --
Exercise of stock options..........................           --              --            --              --
Issuance of common stock for interest on financing
     and consulting services.......................           --              --            --              --
Issuance of Series C convertible preferred stock,
     common stock, warrants and stock options as
     consideration for the acquisition of
     Multipoint....................................    2,146,868       2,855,333            --              --
Unearned compensation for options granted to
     employees and nonemployees....................           --              --            --              --
Amortization of unearned compensation..............           --              --            --              --
Net loss...........................................           --              --            --              --
                                                     ------------   -------------  ------------  --------------
Balance as of December 31, 1998....................    2,146,868       2,855,333            --              --
Issuance of Series D convertible preferred stock,
     net of issuance costs.........................           --              --     6,541,013       8,161,966
Issuance of Series E convertible preferred stock,
     net of issuance costs.........................           --              --            --              --
Repurchase of Series C convertible preferred and
     common shares.................................      (59,983)        (79,777)           --              --
Exercise of stock options..........................           --              --            --              --
Exercise of stock options for note receivable......           --              --            --              --
Unearned compensation for options granted to
     employees and nonemployees....................           --              --            --              --
Amortization of unearned compensation..............           --              --            --              --
Warrants issued for services.......................
Net loss...........................................           --              --            --              --
                                                     ------------   -------------  ------------  --------------
Balance as of December 31, 1999....................    2,086,885       2,775,556     6,541,013       8,161,966
                                                     ------------   -------------  ------------  --------------
Exercise of Stock Options..........................           --              --            --              --
Issuance of Series F Convertible Preferred Stock,             --              --            --              --
     net of issuance costs.........................
Common Stock issued to TRW for License agreement...           --              --            --              --
Unearned compensation for options granted to
     employees and non-employees...................           --              --            --              --
Exercise of warrants...............................           --              --            --              --
Warrants issued for services.......................           --              --            --              --
Amortization of unearned compensation..............           --              --            --              --
Net loss...........................................           --              --            --              --
Balance as of June 30, 2000........................    2,086,885       2,775,556     6,541,013     8,161,966
                                                     ============   =============  ============  ==============

                                                               SERIES E                         SERIES F
                                                              CONVERTIBLE                      CONVERTIBLE
                                                            PREFERRED STOCK                  PREFERRED STOCK
                                                      ----------------------------   --------------------------------
                                                        SHARES         AMOUNT            SHARES           AMOUNT
                                                      ------------  --------------   ----------------  --------------
Issuance of Series A convertible preferred stock...            --   $          --                 --    $         --
Issuance of Series B convertible preferred stock...            --              --                 --              --
Unearned compensation for options granted to
     employees and nonemployees....................
Amortization of unearned compensation..............
Exercise of stock options..........................            --              --                 --              --
Net loss...........................................            --              --                 --              --
                                                      ------------  --------------   ----------------  --------------
Balance as of December 31, 1997....................            --              --                 --              --
Redemption of Series A convertible preferred
     stock.........................................            --              --                 --              --
Exercise of stock options..........................            --              --                 --              --
Issuance of common stock for interest on financing
     and consulting services.......................            --              --                 --              --
Issuance of Series C convertible preferred stock,
     common stock, warrants and stock options as
     consideration for the acquisition of
     Multipoint....................................            --              --                 --              --
Unearned compensation for options granted to
     employees and nonemployees....................            --              --                 --              --
Amortization of unearned compensation..............            --              --                 --              --
Net loss...........................................            --              --                 --              --
                                                      ------------  --------------   ----------------  --------------
Balance as of December 31, 1998....................            --              --                 --              --
Issuance of Series D convertible preferred stock,
     net of issuance costs.........................            --              --                 --              --
Issuance of Series E convertible preferred stock,
     net of issuance costs.........................     3,600,000       8,173,442                 --              --
Repurchase of Series C convertible preferred and
     common shares.................................            --              --                 --              --
Exercise of stock options..........................            --              --                 --              --
Exercise of stock options for note receivable......            --              --                 --              --
Unearned compensation for options granted to
     employees and nonemployees....................            --              --                 --              --
Amortization of unearned compensation..............            --              --                 --              --
Warrants issued for services.......................
Net loss...........................................            --              --                 --              --
                                                      ------------  --------------   ----------------  --------------
Balance as of December 31, 1999....................     3,600,000       8,173,442
                                                      ------------  --------------   ----------------  --------------
Exercise of Stock Options..........................            --              --                 --              --
Issuance of Series F Convertible Preferred Stock,              --              --          3,000,000      14,536,287
     net of issuance costs.........................
Common Stock issued to TRW for License agreement...            --              --                 --              --
Unearned compensation for options granted to
     employees and non-employees...................            --              --                 --              --
Exercise of warrants...............................            --              --                 --              --
Warrants issued for services.......................            --              --                 --              --
Amortization of unearned compensation..............            --              --                 --              --
Net loss...........................................            --              --                 --              --
Balance as of June 30, 2000........................     3,600,000       8,173,442          3,000,000      14,536,287
                                                      ============  ==============   ================  ==============

                                                                                                    DEFERRED
                                                           COMMON STOCK             ADDITIONAL     STOCK-BASED
                                                     --------------------------      PAID-IN        COMPENSA-
                                                        SHARES        AMOUNT         CAPITAL          TION
                                                     -------------   ----------  ---------------  -------------
Issuance of Series A convertible preferred stock...            --    $     --     $         --     $        --
Issuance of Series B convertible preferred stock...            --          --               --              --
Unearned compensation for options granted to
     employees and nonemployees....................                                    152,000        (152,000)
Amortization of unearned compensation..............                                                     69,000
Exercise of stock options..........................       599,500         600           29,375              --
Net loss...........................................            --          --               --              --
                                                     -------------   ---------   --------------   -------------
Balance as of December 31, 1997....................       599,500         600          181,375         (83,000)
Redemption of Series A convertible preferred
     stock.........................................            --          --          630,210              --
Exercise of stock options..........................       229,750         230           24,487              --
Issuance of common stock for interest on financing
     and consulting services.......................        50,000          50           37,698              --
Issuance of Series C convertible preferred stock,
     common stock, warrants and stock options as
     consideration for the acquisition of
     Multipoint....................................     2,746,452       2,746        3,842,767              --
Unearned compensation for options granted to
     employees and nonemployees....................            --          --        1,269,060      (1,269,060)
Amortization of unearned compensation..............            --          --               --         640,193
Net loss...........................................            --          --               --              --
                                                     -------------   ---------   --------------   -------------
Balance as of December 31, 1998....................     3,625,702       3,626        5,985,597        (711,867)
Issuance of Series D convertible preferred stock,
     net of issuance costs.........................            --          --               --              --
Issuance of Series E convertible preferred stock,
     net of issuance costs.........................            --          --          691,200              --
Repurchase of Series C convertible preferred and
     common shares.................................      (118,239)       (118)         (88,562)             --
Exercise of stock options..........................     4,387,085       4,387          899,686              --
Exercise of stock options for note receivable......            --          --          168,750              --
Unearned compensation for options granted to
     employees and nonemployees....................            --          --        8,530,125      (8,530,125)
Amortization of unearned compensation..............            --          --               --       3,955,887
Warrants issued for services.......................                                    367,200
Net loss...........................................            --          --               --              --
                                                     -------------   ---------   --------------   -------------
Balance as of December 31, 1999....................     7,894,548       7,895       16,553,996      (5,286,105)
                                                     -------------   ---------   --------------   -------------
Exercise of Stock Options..........................       701,938         702          275,860              --
Issuance of Series F Convertible Preferred Stock,              --          --               --              --
     net of issuance costs.........................
Common Stock issued to TRW for License agreement...     3,429,352       3,429       17,143,331              --
Unearned compensation for options granted to
     employees and non-employees...................            --          --        2,292,132      (2,043,732)
Exercise of warrants...............................        46,000          46           34,454              --
Warrants issued for services.......................            --          --          246,800              --
Amortization of unearned compensation..............                        --               --       2,477,386
Net loss...........................................            --          --               --              --
Balance as of June 30, 2000........................    12,071,838      12,072       36,546,573       4,852,451
                                                     =============   =========   ==============   =============

                                                         NOTE
                                                      RECEIVABLE                            TOTAL
                                                         FROM          ACCUMULATED      STOCKHOLDERS'
                                                      STOCKHOLDER        DEFICIT           EQUITY
                                                     -------------   ---------------  ----------------
Issuance of Series A convertible preferred stock...   $        --    $           --    $    3,000,000
Issuance of Series B convertible preferred stock...            --                --         1,500,000
Unearned compensation for options granted to
     employees and nonemployees....................            --                --                --
Amortization of unearned compensation..............            --                --            69,000
Exercise of stock options..........................            --                --            29,975
Net loss...........................................            --        (3,643,911)       (3,643,911)
                                                     -------------   ---------------  ----------------
Balance as of December 31, 1997....................            --        (3,643,911)          955,064
Redemption of Series A convertible preferred
     stock.........................................            --                --          (219,790)
Exercise of stock options..........................            --                --            24,717
Issuance of common stock for interest on financing
     and consulting services.......................            --                --            37,748
Issuance of Series C convertible preferred stock,
     common stock, warrants and stock options as
     consideration for the acquisition of
     Multipoint....................................            --                --         6,700,846
Unearned compensation for options granted to
     employees and nonemployees....................            --                --                --
Amortization of unearned compensation..............            --                --           640,193
Net loss...........................................            --        (7,476,364)       (7,476,364)
                                                     -------------   ---------------  ----------------
Balance as of December 31, 1998....................            --       (11,120,275)          662,414
Issuance of Series D convertible preferred stock,
     net of issuance costs.........................            --                --         8,161,966
Issuance of Series E convertible preferred stock,
     net of issuance costs.........................            --                --         8,864,642
Repurchase of Series C convertible preferred and
     common shares.................................            --                --          (168,457)
Exercise of stock options..........................                              --           904,073
Exercise of stock options for note receivable......      (168,750)               --                --
Unearned compensation for options granted to
     employees and nonemployees....................            --                --                --
Amortization of unearned compensation..............            --                --         3,955,887
Warrants issued for services.......................                                           367,200
Net loss...........................................            --        13,865,803       (13,865,803)
                                                     -------------   ---------------  ----------------
Balance as of December 31, 1999....................      (168,750)      (24,986,078)        8,881,922
                                                     -------------   ---------------  ----------------
Exercise of Stock Options..........................            --                --           276,562
Issuance of Series F Convertible Preferred Stock,              --                --        14,536,287
     net of issuance costs.........................
Common Stock issued to TRW for License agreement...            --                --        17,146,760
Unearned compensation for options granted to
     employees and non-employees...................            --                --           248,400
Exercise of warrants...............................            --                --            34,500
Warrants issued for services.......................            --                --           246,800
Amortization of unearned compensation..............            --                --         2,477,386
Net loss...........................................            --       (31,685,941)      (31,685,941)
Balance as of June 30, 2000........................      (168,750)      (56,672,019)       12,162,676
                                                     =============   ===============  ================

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                                       F5

                                 WIRELESS, INC.
                            STATEMENT OF CASH FLOWS



                                                                              PERIOD FROM
                                                                              MAY 7, 1997
                                                                            (INCEPTION) TO          YEARS ENDED DECEMBER 31,
                                                                              DECEMBER 31,     -----------------------------------
                                                                                  1997              1998               1999
                                                                             ---------------  ----------------   ----------------

Cash flows from operating activities:
   Net loss................................................................. $    (3,643,911)  $    (7,476,364)   $   (13,865,803)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
         Depreciation and amortization.......................................         29,746           238,188            335,249
         Amortization of deferred stock-based compensation...................         69,000           640,193          3,955,887
         In-process research and development costs acquired..................             --           817,058                 --
         Amortization of intangibles.........................................             --           359,097          1,102,164
         Impairment of an intangible asset...................................      1,500,000                --                 --
         Allowance for doubtful accounts.....................................             --           299,223            894,412
         Write off of property and equipment.................................             --                --                 --
         Noncash deferred stock-based compensation...........................             --                --                 --
         Noncash interest expense............................................             --            25,348            283,248
         Changes in operating assets and liabilities (net of
            effect of non-cash investing and financing activities):
               Accounts receivable...........................................       (145,805)       (1,766,384)        (2,039,400)
               Inventory.....................................................       (244,382)         (507,796)        (1,174,970)
               Prepaid expenses and other current assets.....................       (424,195)          147,982           (423,652)
               Lease receivable, long term...................................             --                --           (184,077)
               Accounts payable..............................................        273,642         3,719,729         (1,709,048)
               Accrued and other liabilities.................................        350,201           709,255          1,334,659
               Due to TRW....................................................             --                --                 --
                                                                             ----------------  ----------------   ----------------
                  Net cash used in operating activities......................     (2,235,704)       (2,794,471)       (11,491,333)
                                                                             ----------------  ----------------   ----------------

Cash flows from investing activities:
   Purchase of property and equipment........................................       (173,453)         (178,539)          (481,883)
   Proceeds from sale of equipment...........................................             --                --                 --
   Purchase of other acquired technology.....................................             --                --                 --
   Acquisition of cash from Multipoint.......................................             --           237,781                 --
   Advance to Multipoint.....................................................       (300,000)               --                 --
                                                                             ----------------  ----------------   ----------------
                  Net cash (used in) provided by investing activities........       (473,453)           59,242           (481,883)
                                                                             ----------------  ----------------   ----------------

Cash flows from financing activities:
   Proceeds from (payments of) lines of credit...............................             --           415,897         (1,500,000)
   Proceeds from (payments of) bridge financing and convertible notes........             --         2,411,064          1,820,461
   Proceeds from issuance of common stock....................................         29,975            24,717            904,074
   Proceeds from issuance of preferred stock, net of issuance costs..........      3,000,000                --         11,820,803
   Repurchase of common and preferred stock..................................             --                --           (168,457)
   Payments for capital lease obligations....................................        (24,071)          (55,616)          (120,836)
                                                                             ----------------  ----------------   ----------------
                  Net cash provided by financing activities..................      3,005,904         2,796,062         12,756,045
                                                                             ----------------  ----------------   ----------------
Net increase in cash and cash equivalents....................................        296,747            60,833            782,829
Cash and cash equivalents, beginning of period...............................             --           296,747            357,580
                                                                             ----------------  ----------------   ----------------
Cash and cash equivalents, end of period.................................... $       296,747   $       357,580    $     1,140,409
                                                                             ================  ================   ================
Supplementary cash flow information:
   Cash paid for interest................................................... $         2,423   $        81,762    $        63,020
Supplementary disclosure of non-cash investing and financing activities:
   The Company acquired Multipoint Networks, Inc. during 1998. Note 4 outlines details of the purchase price and the allocation of the purchase price to the net assets acquired.
   Property and equipment acquired under capital lease obligations.......... $        36,255           168,753            406,075
   Redemption of Series A preferred stock....................................             --           219,790                 --
   Unearned compensation for options granted to employees and nonemployees...        152,000         1,269,060          9,022,663
   Licensed technology acquired for issuance of preferred and common stock...      1,500,000                --                 --
   Issuance of Series D preferred stock for convertible notes and accrued                 --
      interest...............................................................                               --          5,205,805
   Commitment to TRW.........................................................             --                --                 --
   Warrants issued for services..............................................             --                --            367,200
   Options exercised for note receivable.....................................             --                --            168,750



                                                                               SIX MONTH PERIOD ENDED JUNE 30,
                                                                              -----------------------------------
                                                                                   1999               2000
                                                                             ---------------   -----------------
                                                                               (UNAUDITED)        (UNAUDITED)
Cash flows from operating activities:
   Net loss.................................................................  $   (3,496,581)   $    (31,685,941)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
         Depreciation and amortization......................................         139,972             368,292
         Amortization of deferred stock-based compensation..................         742,878           2,477,386
         In-process research and development costs acquired.................              --           7,600,000
         Amortization of intangibles........................................         497,049           1,655,333
         Impairment of an intangible asset..................................              --                  --
         Allowance for doubtful accounts....................................          36,000             223,730
         Write off of property and equipment................................          99,963                  --
         Noncash deferred stock-based compensation..........................              --             495,200
         Noncash interest expense...........................................          20,000              95,095
         Changes in operating assets and liabilities (net of
            effect of non-cash investing and financing activities):
               Accounts receivable..........................................         490,202             702,859
               Inventory....................................................        (251,624)           (422,479)
               Prepaid expenses and other current assets....................              --            (964,226)
               Lease receivable, long term..................................        (105,795)            184,077
               Accounts payable.............................................      (2,398,926)             47,956
               Accrued and other liabilities................................       1,028,908           1,041,583
               Due to TRW...................................................              --           8,510,699
                                                                              ---------------   -----------------
                  Net cash used in operating activities.....................      (3,197,954)         (9,670,436)
                                                                              ---------------   -----------------

Cash flows from investing activities:
   Purchase of property and equipment.......................................        (283,256)         (1,263,740)
   Proceeds from sale of equipment..........................................          23,142                  --
   Purchase of other acquired technology....................................              --            (675,000)
   Acquisition of cash from Multipoint......................................              --                  --
   Advance to Multipoint....................................................              --                  --
                                                                              ---------------   -----------------
                  Net cash (used in) provided by investing activities.......        (260,114)         (1,938,740)
                                                                              ---------------   -----------------

Cash flows from financing activities:
   Proceeds from (payments of) lines of credit..............................              --                  --
   Proceeds from (payments of) bridge financing and convertible notes.......      (4,720,370)                 --
   Proceeds from issuance of common stock...................................              --             311,062
   Proceeds from issuance of preferred stock, net of issuance costs.........       8,111,842          14,536,287
   Repurchase of common and preferred stock.................................              --                  --
   Payments for capital lease obligations...................................         (32,257)            (89,289)
                                                                              ---------------   -----------------
                  Net cash provided by financing activities.................       3,359,215          14,758,060
                                                                              ---------------   -----------------
Net increase in cash and cash equivalents...................................         (98,853)          3,148,884
Cash and cash equivalents, beginning of period..............................         357,580           1,140,409
                                                                              ---------------   -----------------
Cash and cash equivalents, end of period....................................  $      258,727    $      4,289,293
                                                                              ===============   =================
Supplementary cash flow information:
   Cash paid for interest...................................................  $      221,950    $         89,289
Supplementary disclosure of non-cash investing and financing activities:
   The Company acquired Multipoint Networks, Inc. during 1998. Note 4 outlines details of the purchase price and the allocation of the purchase price to the net assets acquired.
   Property and equipment acquired under capital lease obligations..........              --                  --
   Redemption of Series A preferred stock...................................              --                  --
   Unearned compensation for options granted to employees and nonemployees..         712,162           2,043,732
   Licensed technology acquired for issuance of preferred and common stock..              --          17,146,760
   Issuance of Series D preferred stock for convertible notes and accrued
      interest..............................................................       5,205,805                  --
   Commitment to TRW........................................................              --           2,500,000
   Warrants issued for services.............................................              --             246,800
   Options exercised for note receivable....................................              --                  --



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS


(1)     THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)    THE COMPANY

               Wireless, Inc. (the Company) was incorporated in California on May 7, 1997 to develop broadband wireless access solutions that enable Internet and communication service providers, telephone operating companies and private network operators to deliver voice and high-speed data services to their customers. The operations of the Company include the design, manufacture and marketing of high-speed, wireless, point-to-point and point-to-multipoint telecommunications access equipment. The Company's products are distributed through a network of worldwide independent distributors, system integrators, local resellers and a direct sales force.


               The financial information for the six-months ended June 30, 1999 and 2000 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for the fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the six-months ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year.


        (b)    REVENUE RECOGNITION

               Revenue on products is recognized when all of the following have occurred: the product has been shipped; title and risk of loss have passed to the customer; the Company has the right to invoice the customer and collection of the receivable is probable; and all obligations have been fulfilled. The only post-sale obligation is a 12 month warranty. Revenue from services is recognized when the service is completed. Trial sales made directly to the end users are not recognized as revenue until the trial has been completed and the product has been accepted.

               Estimated warranty costs are accrued at the time of the sale based upon the Company's historical experience.

        (c)    USE OF ESTIMATES

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

        (d)    PROPERTY AND EQUIPMENT

               Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, which range from three to five years. Equipment held under capital leases is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

        (e)    INTANGIBLE ASSETS


               Intangible assets include developed technology, assembled workforce, core technology and goodwill all related to the acquisition of Multipoint Networks, Inc. as discussed in notes 3 and 4. Intangible assets also includes other acquired licensed technology used in research and development which has alternative future use. Intangibles are amortized on a straight line basis over their estimated useful lives which range from two to five years.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (f)    CASH AND CASH EQUIVALENTS

               The Company considers all highly liquid investments with remaining maturities of three months or less at the date of acquisition to be cash equivalents.

               Restricted cash consists of amounts held as security for an outstanding letter of credit.

        (g)    CONCENTRATION OF RISK

               Financial instruments, which potentially subject the Company to a concentration of credit risk, principally consist of accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

               The following table summarizes information relating to the Company's significant customers with revenues comprising greater than 10% of total revenue for the period and/or balances greater than 10% of accounts receivable at year end:


                                              REVENUE FOR
                                       PERIODS ENDED DECEMBER 31,               ACCOUNTS RECEIVABLE AT
                              ---------------------------------------------          DECEMBER 31,
  CUSTOMER                        1997            1998           1999                    1999
--------------                --------------  -------------  --------------   ----------------------------
     A...................     $      *        $     *        $2,955,072                    *
     B...................            *              *             *                     903,900
     C...................           21,158      2,563,290         *                        *
     D...................          108,609      2,354,907         *                        *
     E...................            *          1,881,258         *                        *

--------------
  * Revenue and/or accounts receivable accounted for less than 10% in these years.

        (h)    FAIR VALUE OF FINANCIAL INSTRUMENTS

               The fair value of the Company's cash, accounts receivable, accounts payable, and borrowings approximate their carrying values due to their short maturity or variable-rate structure. The interest rates on the capital lease obligations are deemed to be at market rates and the carrying amounts approximate fair value.

        (i)    RESEARCH AND DEVELOPMENT


               Costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred until the technological feasibility of the product or enhancement has been established. Technological feasibility is established when a product design and a working model have been completed and the completeness of the working model, and its consistency with the product design, have been confirmed by testing. After establishing technological feasibility, material development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or is amortized based on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between completion of a working model and the general release of the product has been short and development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any development costs. The Company also expenses as research and development licenses acquired relating to specific product development which has no alternative future use.


        (j)    INVENTORY

               Inventory is stated at the lower of cost, determined on a first-in first-out basis or net realizable value.

        (k)    INCOME TAXES

               The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


               financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

        (l)    STOCK-BASED COMPENSATION


               The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. This statement establishes financial accounting and reporting standards for stock based compensation, including employee stock option plans. As allowed by SFAS 123, the Company measures compensation expense under the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related interpretations. Compensation for goods or services from non-employees is recognized based upon the fair value of the issued options. Where such options contain future vesting associated with future services the Company applies variable accounting in the measurement of such compensation. The Company follows Financial Accounting Standards Board Interpretation No. 28, ACCOUNTING FOR STOCK APPRECIATION RIGHTS AND OTHER VARIABLE STOCK OPTION OR AWARD PLANS in amortizing unearned compensation during the service period.


        (m)    COMPREHENSIVE INCOME

               The Company does not have any components of comprehensive income, consequently comprehensive loss consists entirely of net loss for all periods presented.

        (n)    LONG-LIVED ASSETS, INCLUDING INTANGIBLE ASSETS

               The Company accounts for long-lived assets under SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company estimates fair value based on the best information available, making judgments and projections as considered necessary.

        (o)    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

               In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after January 1, 2001. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position or results of operations.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        (p)    NET LOSS PER SHARE

               Net loss per share is computed based on SFAS No. 128, EARNINGS PER SHARE. The basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding. Potential weighted average common shares relating to stock options, convertible preferred stock and weighted average unvested restricted shares have been excluded from the calculations of net loss per share as their impact would be anti-dilutive. Thus, the diluted net loss per share in these years is the same as the basic net loss per share. The potentially dilutive average common shares excluded are as follows:



                                        PERIOD FROM MAY 7,
                                        1997 (INCEPTION) TO      YEARS ENDED DECEMBER 31,         SIX MONTH PERIOD ENDED JUNE 30,
                                          DECEMBER 31,        ----------------------------------  ----------------------------------
                                               1997                 1998              1999              1999              2000
                                       ---------------------  -----------------  ---------------  -----------------  ---------------
                                                                                                    (UNAUDITED)       (UNAUDITED)

Stock options.........................               63,000            214,000          845,000          2,279,000        1,754,000
Convertible preferred stock...........            6,243,000          5,858,000       13,115,000          8,951,000       20,268,000
Unvested restricted shares............              405,000            531,000          735,000            377,000        2,544,000
                                       ---------------------  -----------------  ---------------  -----------------  ---------------
                                                  6,711,000          6,603,000       14,695,000         11,607,000       24,566,000
                                       =====================  =================  ===============  =================  ===============


               Net loss per share is not presented in the period from May 7, 1997 (inception) to December 31, 1997 as all common share as of December 31, 1997 were unvested and subject to repurchase and accordingly are not considered outstanding for the computations of net loss per share.

        (q)    PRO FORMA NET LOSS PER SHARE (UNAUDITED)


               Unaudited pro forma basic and diluted net loss per share was $0.85 and $1.06 for the year ended December 31, 1999 and for the six month period ended June 30, 2000 based on pro forma weighted-average shares outstanding of 16,334,797 and 29,996,681 for the year and the period. This information reflects per share data assuming the exercise of 150,000 common stock warrants and the conversion of all outstanding shares of convertible preferred stock at the respective conversion rate for each preferred share of Series A, B, C, D, E and F as if the conversion of the preferred stock had taken place at January 1, 1999 or at the date of issuance, if later. Pro forma common equivalent shares, comprised of incremental common shares issuable upon exercise of stock options and warrants are not included in pro forma diluted net loss per share because they would be antidilutive.


        (r)    PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)


               The unaudited pro forma stockholders' equity gives effect to the exercise of warrants to purchase 150,000 shares of common stock at an average exercise price of $3.00, prior to the consummation of the Company's initial public offering. It also gives effect to the conversion of Series A, B, C, D, E, and F convertible preferred stock expected to be outstanding at the consummation of the Company's initial public offering, into 20,514,827 shares of common stock, upon the closing of the Company's initial public offering.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(2)     PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                                     1998           1999
                                                                 -------------  --------------
Office furniture and equipment................................   $     74,941   $     185,623
Machinery equipment and fixtures..............................        574,139         829,852
Computer equipment and software...............................        207,750         363,303
Leasehold improvements........................................         79,147         425,454
                                                                 -------------  --------------
                                                                      935,977       1,804,232
Less: accumulated depreciation and amortization...............       (243,337)       (558,882)
                                                                 -------------  --------------
Property and equipment, net...................................   $    692,640      $1,245,350
                                                                 =============  ==============

(3)     INTANGIBLE ASSETS


        Intangible assets relate to the acquisition of Multipoint, technology acquired from TRW, Inc. and other licensed technology. A summary of intangibles is as follows:


                                                            DECEMBER 31,
                                                  -------------------------------       JUNE 30,         ESTIMATED
                                                      1998             1999              2000          USEFUL LIVES
                                                  --------------  ---------------   ----------------  ---------------
                                                                                      (UNAUDITED)
Developed technology............................  $   3,175,590   $    3,175,590          3,175,590          5 years
Assembled workforce.............................        610,208          610,208            610,208          2 years
Core technology.................................        463,169          463,169            463,169          5 years
Goodwill........................................        338,233          338,233            338,233          5 years
Other acquired technology.......................             --               --            675,000          3 years
TRW license and technology (Note 4).............             --               --         12,066,998          5 years
                                                  --------------  ---------------   ----------------
                                                      4,587,200        4,587,200         17,329,198
Less: accumulated amortization..................       (359,097)      (1,461,261)        (3,135,344)
                                                  --------------  ---------------   ----------------
                                                  $   4,228,103   $    3,125,939         14,193,854
                                                  ==============  ===============   ================


        In May 1997, the Company acquired licensed technology for the issuance of 3,000,000 shares of Series A Convertible Preferred Stock valued at $0.50 per share. An intangible asset of $1,500,000 was recorded for the acquired technology. Subsequent to its acquisition, it was determined that the licensed technology did not have value to the Company, accordingly, the Company began negotiations to restructure the licensed technology agreement. For the year ended December 31, 1997, the Company recorded an impairment charge of $1,500,000 related to the acquired technology.

(4)     ACQUISITION AND STRATEGIC INVESTMENT

        (a)    MULTIPOINT ACQUISITION

               On August 26, 1998 Wireless, Inc. acquired the net assets of Multipoint Networks, Inc. (Multipoint). Multipoint was incorporated in California in 1987 and designed, manufactured and marketed wireless metropolitan-area data network products based on unique patented digital transceiver technology. The acquisition has been accounted for by the purchase method and accordingly, the operating results of Multipoint form part of the operating results of the Company from August 26, 1998.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

The $7,253,312 purchase price for the acquisition was comprised as follows:

            Issuance of Series C preferred stock......    $2,855,333
            Issuance of common stock..................     3,481,198
            Receivable forgiven.......................       300,000
            Issuance of stock options.................       326,754
            Issuance of stock warrants................        37,561
            Acquisition costs.........................       252,466
                                                       --------------
                                                          $7,253,312
                                                       ==============

        There were no contingent payments or other commitments specified in the acquisition agreement.

        The purchase price was more than the fair value of the net assets acquired of $6,915,079 resulting in goodwill of $338,233. This goodwill is included as a component of intangibles and is being amortized over its useful life of five years.

        The purchase price was allocated as follows:

            Cash and cash equivalents....................    $      237,781
            Inventory....................................         3,035,198
            Accounts receivable..........................         2,082,035
            Prepaid expenses and other current assets....           398,260
            Property and equipment.......................           395,287
            Developed technology.........................         3,175,590
            In-process research and development..........           817,058
            Assembled workforce..........................           610,208
            Core technology..............................           463,169
            Goodwill.....................................           338,233
            Liabilities..................................        (4,299,507)
                                                             ---------------
                                                             $    7,253,312
                                                             ===============

        In-process research and development was fully expensed upon acquisition as the Company determined that the acquired technology had not yet achieved technological feasibility and that the technology did not have an alternative future use. As a result, the purchased in-process research and development was fully expensed upon acquisition in accordance with FASB Interpretation No. 4. The in-process research and development was specifically related to Multipoint's WaveNet Access 2458 technology which was under development at the time of acquisition. WaveNet Access was a new technology and was designated to be the next generation, high-capacity point-to-multipoint router with greater bandwidth than the existing WaveNet Access 2400.

        The value of the purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from WaveNet Access 2458 and related products; and discounting the net cash flows back to its present value. The technology was approximately 85% complete as of the acquisition date. A discount rate of 25% was used for the developed technology and 30% was used for the in-process technology. These rates of return reflected Multipoint's historical results as of the acquisition date, and the risks associated revenue growth and profitability. These rates of return were also consistent with the Company's overall weighted average cost of capital due to the estimated revenues attributable to future, as yet unidentified, products. The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products were approximately $1.0 million in the aggregate through 1999. The Company completed the development of WaveNet Access 2458 in March 1999 with actual costs incurred since the acquisition for approximately $840,000. Developed and core technology are being amortized on a straight-line basis over five years. Assembled workforce is being amortized on a straight line basis over two years.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


        The following table shows unaudited pro forma results of operations for the Company, assuming the acquisition of Multipoint had been consummated as of January 1, 1998 and excludes the write-off of in-process research and development costs because of the non-recurring nature of this charge. The unaudited pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place as of the beginning of the period presented, nor is it necessarily indicative of results that may occur in the future:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                                1998
                                                          -----------------
                                                            (UNAUDITED)

        Pro forma basis:
           Total revenue...............................   $     17,044,735
           Net loss....................................          8,809,019

           Net loss per share:
             Basic and diluted.........................   $           3.02
           Weighted-average shares outstanding:
             Basic and diluted.........................          2,917,000

        (b) TRW AGREEMENTS

            In January 2000 the Company entered into the following agreements with TRW which resulted in an investment by TRW in the Company in the form of Series F preferred stock, a technology purchase and license agreement giving the Company rights to TRW developed technology being the foundation to the Company's StarPort product offering, and a letter agreement specifying a time and materials based agreement for TRW to perform contract research and development services for the Company. A summary of the agreements follows:

               1) The Company sold 2,300,000 shares of Series F preferred stock to TRW for cash of $5 per share. The preferred stock has a liquidation preference equal to its purchase price and is convertible into common stock. The Company also sold 700,000 shares of Series F preferred stock to CECAP Wireless; a company unrelated to TRW.

               2) The Company issued 3,429,352 of common stock valued at $5 per share in exchange for the purchase and license agreement granting the Company the right to further develop and commercialize TRW technology, the result of which the Company and TRW would jointly own. Under the agreement, the Company purchased and obtained an exclusive royalty-free worldwide license in a point-to-multipoint wireless networking technology. Any products developed by the Company based on such technology may only be sold with base stations configured for outdoor use. Sales of products containing the technology with base stations configured for indoor use or sales to the U.S. Government, including organizations in which the U.S. Government is a member, must be made through the owner of the technology (TRW) or its licensees. The agreement provides TRW with a royalty-free worldwide non-exclusive license in any improvements made by the Company upon the technology for the manufacture and sale of products to the U.S. Government. The license agreement calls for revocation in the event that a commercial version of the technology is not achieved by July 2001, unless the delay is the fault of TRW or attributable to certain specified reasons. Additionally, in consideration of the rights and licenses provided under the agreement and the technical assistance to be provided by TRW, the Company has agreed to pay TRW 10% of the net proceeds of the initial public offering or any private placement of equity occurring on or before October 14, 2000, until the Company has paid TRW an aggregate of $2.5 million. The balance of this amount is due on January 1, 2001, if it has not previously been paid.

               3) The Company entered into a letter contract specifying a time and materials arrangement for TRW to perform research and development services for the Company to commercialize certain TRW technology. The rates contained in this time and materials arrangement are believed to be the

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                     same as standard rates used by TRW for other unrelated agreements. This agreement is cancelable by either party and if canceled would not negate the license agreement.

        While the Company and TRW entered into the three agreements at the same time, the negotiations that lead to the agreements were determined based on reasonable and fair values related to each of the agreements entered into. The Company has accounted for the technology and license agreements based upon a value of common stock of $5 per share and the $2.5 million commitment, resulting in a value assigned to the technology of $19.6 million. The Company conducted an independent valuation of the value of the technology which corroborates the value of the common stock issued and liability incurred.

        As part of the Company's independent valuation of the technology, the Company also conducted an independent valuation of the acquired technology resulting in a $7.6 million allocation to in-process technology which was immediately expensed. At the time of the agreement, StarPort technology was an in-process technology under development for a number of years at TRW which had not yet achieved technology feasibility and was not expected to generate any significant sales for one to three years.

        The value of the purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into a commercially viable product. The Company estimated the resulting net cash flows from StarPort, assuming an expected economic product life of 5 years, the revenue generated in each future period and the corresponding operating expenses. These cash flows were adjusted for taxes and charges related to fixed assets and working capital. These cash flows were then discounted to their present value to estimate the fair market value of the acquired in-process technology. The technology was approximately 45% complete as of the acquisition date based on the ratio of costs incurred to total development. A discount rate of 25% was used for the in-process technology, reflecting a weighted average cost of capital of 17% for industry comparable companies and an 8% premium for technological and market risk associated with commercializing the acquired technology.

        The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products were approximately $25-30 million in the aggregate through 2001. The Company expected to begin realizing the benefit of the purchased in-process research and development during 2001 with estimated total revenues from the purchased in-process technology expected to peak in its as- developed state during 2004. The estimated selling, general and administrative costs were expected to more closely approximate the Company's future cost structure. These projections of revenue growth and ultimate earning projections are only achievable based on the assumptions that the purchased in-process technology could be commercialized and mass produced by the Company.

        The Company has capitalized approximately $12 million as capitalized license and technology which it expects to amortize over a period of 5 years representing what the Company believes to be a reasonable estimate of the technology life. Costs incurred associated with the letter agreement with TRW will be charged to research and development expense as incurred or capitalized upon the technology achieving commercial feasibility.

(5)     BORROWINGS

        (a)    LINE OF CREDIT

               The Company had available a line of credit which allowed for borrowings up to 80% of eligible accounts receivable with a maximum borrowing of $2,000,000. The line is renewable annually at the option of the bank and the Company. In consideration for the renewal in 1999, the Company issued the bank a warrant to purchase 48,000 shares of the Series D Convertible Stock at $1.25 per share. The warrant value of $37,400 is being amortized as interest expense over the term of the line of credit. The amount of $37,400 ascribed to the warrants was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.5%; expected volatility of 70%; and contractual term of 5 years. The line is secured by substantially all of the Company's assets. Borrowings under the line of

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

               credit bear interest at 2.5% above the bank's prime rate. At December 31, 1999 and June 30, 2000, no borrowings were outstanding on the line of credit.

               The Company issued a five year warrant to purchase 37,500 shares of common stock at $4.00 per share in connection with an amendment to this credit line. The fair value of the warrant will be expensed over the remaining period of the line of credit.


        (b)    CONVERTIBLE NOTES PAYABLE

               During 1998, the Company assumed $1,950,000 of short-term financing as part of the acquisition of Multipoint and obtained $2,004,400 from existing Wireless shareholders in exchange for convertible notes payable. The bridge loans carried an interest rate of 10%. The convertible notes stated that the outstanding principal and interest would be convertible at the option of the holder into shares of the Company's equity at the closing of the Company's next equity financing. The conversion price was to be determined at the time of the next equity financing and was to be consistent with the price and terms of that financing.

               On May 21, 1999, the notes and related accrued interest were converted to Series D preferred stock at a price of $1.25 per share.

               In August 1999, the Company borrowed $1,000,000 under a convertible promissory note. The principal amount, together with interest accrued at 10% per annum, will become due and payable on September 1, 2004. At the option of the holder, the note may be converted into shares of the next series of the Company's preferred stock at a conversion price based on the underlying terms of that financing. In September 1999, the Company issued Series E Convertible Preferred stock at $2.50 per share with an attached 10% warrant to purchase common stock at $0.75 per share. This financing qualified as the next financing in accordance with the terms of the promissory note. Based on this financing, the promissory note is convertible into 320,000 shares of Series E Convertible Preferred Stock at $3.125 per share and, if converted, the holder will receive a warrant to purchase 32,000 shares of common stock at $0.75 per share. These Series E preferred shares will be convertible at any time into common shares at a rate of 1.0331 common shares for each preferred share.

        (c)    BANK LOAN

               In 1999, the Company borrowed $1,000,000 at an interest rate of prime plus 3%. As additional consideration, the Company issued the bank a warrant to purchase 20,000 shares of Series E Convertible Preferred Stock at $2.50 per share. The warrant is valued at $27,800 and has been recorded as interest expense. The amount of $27,800 ascribed to the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: no expected dividend yield; risk free interest rate of 5.5%; expected volatility of 70%; and contractual term of 5 years. All principal and interest was repaid from proceeds of the Series E financing.

        (d)    LETTERS OF CREDIT

               The Company has letters of credit outstanding instead of security deposits on leased facilities. Letters of credit outstanding were $80,000 and $302,000 at December 31, 1998 and 1999, respectively.

(6)     STOCKHOLDERS' EQUITY

        (a)    CONVERTIBLE PREFERRED STOCK

               The Company designated and issued convertible preferred stock as follows:

               In May 1997, the Company issued 6,000,000 shares of Series A Preferred at $0.50 per share of which 3,000,000 shares were issued for cash and 3,000,000 shares were issued in exchange for a technology license agreement. In 1998, as a result of a subsequent restructuring of the license agreement and cancellation of a note receivable, 1,700,000 shares were returned to the Company.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


               In October 1997, the Company issued 750,000 shares of Series B Preferred Stock for $2.00 per share.

               In August 1998, the Company issued 2,146,868 shares of Series C Preferred Stock at $1.33 per share in connection with the acquisition of Multipoint.

               In March 1999, the Company issued 6,541,013 shares of Series D Preferred Stock for $1.25 per share. In connection with this issuance, convertible notes and accrued interest of $5,205,805 was converted to Series D Preferred Stock. The Series D Preferred Stock has been recorded net of issuance costs.

               In September 1999, the Company issued 3,600,000 shares of Series E Preferred Stock for $2.50 per share and warrants to purchase 360,000 shares of common stock at $0.75 per share. The conversion price was subsequently reduced to $2.42 per share by a resolution by the board of directors on December 21, 1999. The net proceeds were allocated to the preferred shares and the warrants based on their respective fair values. The warrants were valued at $691,200 which is recorded as additional paid in capital. The warrants expire 5.5 years from the date of issue. The amount of $691,200 ascribed to the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: no expected dividend yield; risk free interest rate of 6.0%; expected volatility of 70%; and contractual term of 5.5 years.

               On January 14, 2000, the Company issued 3,000,000 shares of Series F Preferred Stock for $5.00 per share.

               The rights, preferences, and privileges of the holders of Series A, B, C, D, E and F preferred stock are as follows:

                     The holders of Series A and B preferred stock are entitled to receive dividends in an amount equivalent to that which they would receive if their shares were converted to common stock. The holders of Series C, D, E and F preferred stock are entitled to receive preferential dividends at a rate of $0.12, $0.11, $0.23 and $0.45 per share, respectively. All dividends require board of director approval and are noncumulative. The conversion price is the original issue price subject to adjustments for dilution in the event that there is a stock split, subdivision or combination of the outstanding shares of common stock. In addition the conversion price is subject to adjustment in the event that securities are subsequently sold at a lower price, subject to certain exceptions. Holders of Series E have the right to reduce the conversion price to as low as $1.25 in the event the Company fails to achieve certain performance criteria relative to its December 31, 2000 financial results and fails to complete an initial public offering in which gross proceeds exceeds $25,000,000 and the offering price equals or exceeds $7.50 per share (Qualified IPO) by March 31, 2001. In addition, in the event that the Company fails to conclude a Qualified IPO by March 31, 2001, a change in control will likewise reduce the conversion price to $1.25. No dividends are paid or set aside for holders of common stock until all dividends have been paid or set aside for holders of Series A, B, C, D, E and F preferred stock. No dividends have been declared to date.


                   Shares of Series A, B, C, D, E and F preferred stock have a liquidation preference of $0.50, $2.00, $1.33, $1.25, $2.50 and $5.00 per share, respectively, plus any declared but unpaid dividends.

                   Each holder of preferred stock has voting rights equal to common stock on an "as if converted" basis.

                   Each share of preferred stock is convertible at any time into one share of common stock at the option of the holder with the exception of Series B, C and E which each share converts into 1.1078, 1.0153 and 1.0331 shares of common stock. All shares of preferred stock automatically convert upon the closing of the sale of the Company's common stock in a public offering in which gross proceeds exceed $25,000,000 and the offering price equals or

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

               exceeds $7.50 per share. Each series of preferred stock also converts upon the written consent of a specified majority of the holders of such series into common stock.

        (b)    WARRANTS

               As of December 31, 1999, there were warrants outstanding to purchase 390,460 shares of common stock at a weighted average exercise price of $2.34 per share, 48,000 shares of Series D preferred stock at $1.25 per share, and 20,000 shares of Series E preferred stock at $2.50 per share. The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price.

               In November 1999, the Company issued warrants to purchase 100,000 common shares for $2.50 per share for fees related to the Series F Convertible Preferred Stock financing that is discussed in note
               11. The warrants are valued at $302,000 which is recorded as a deferred financing fee at December 31, 1999. The amount of $302,000 ascribed to the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: no expected dividend yield; risk free interest rate of 5.5%; expected volatility of 70%; and contractual term of 3 years.

        (c)    COMMON STOCK

               The Company is authorized to issue 50,000,000 shares of common stock.

               During 1997, 1998 and 1999 the Company issued 599,500, 229,750 and 4,387,085 shares of common stock upon the exercise of stock options granted under the Company's 1997 Incentive Stock Option Plan. Shares issued under the Plan are subject to repurchase until they are fully vested.

               Of the 1999 stock option exercises, 625,000 shares were issued to an officer of the Company in exchange for a full recourse promissory note. The recourse promissory note bears interest at 6.47% per year and is due on December 10, 2009.

        (d)    1997 STOCK PLAN

               By resolution of the Board of Directors (the Board), effective June 11, 1997 the Company adopted the 1997 Stock Plan (the 1997
               Plan) which allowed for the issuance of up to 1,500,000 shares of common stock. The 1997 plan has subsequently been amended, increasing the authorized number of shares to 3,650,000 and 7,450,000 at December 31, 1998 and 1999. The 1997 Plan will terminate on June 11, 2007, or an earlier date when all of the shares of common stock set aside for issuance under the 1997 Plan have been issued, or when there has been a merger, sale, transfer, or other disposition of all or substantially all of the Company's assets in a liquidation or dissolution of the Company.

               At the Board's discretion, employees, directors, and consultants may be granted options that allow for the purchase of shares of the Company's common stock, or they may be issued common stock directly, either through the immediate purchase of such shares, or as a bonus for services rendered to the Company.

               Both non-statutory and incentive options may be granted under the 1997 Plan. Incentive options are options which satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Non-statutory options do not satisfy these requirements. Non-statutory options may be granted to employees, directors, and consultants at a price not less than 85% of the fair market value of common stock on the date the option is granted, or 110% of the fair market value of common stock where the options are granted to those individuals owning more than 10% of the total combined voting power of all classes of stock of the Company (a 10% shareholder). Incentive options may only be granted to employees at a price not less than 100% of the fair market value of common stock on the date the option is granted.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

               Direct issues of shares of the Company's common stock may be granted to employees, directors, and consultants at a price not less than 85% of the fair market value of common stock on the date of grant, or 110% of the fair market value of common stock where the shares are granted to a 10% shareholder.

               Vesting schedules may vary at the Board's discretion however, no option shall have a term in excess of ten years from the date of grant, except where incentive options are granted to a 10% shareholder, then the option term shall not exceed five years. Shares of common stock issued to employees must vest at a rate of at least 20% per year from the date of issuance. Stock options are immediately exercisable for all of the option shares. The Company has the right to repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested. Shares subject to repurchase at December 31, 1999 was 2,348,380.

               The Company has reserved 7,450,000 common shares for issuance under the 1997 Plan. A summary of the Company's share option plan activity is as follows:


                                                               1997                       1998                        1999
                                                     -------------------------  -------------------------  -------------------------
                                                                    WEIGHTED                   WEIGHTED                     WEIGHTED
                                                                    AVERAGE                    AVERAGE                       AVERAGE
                                                                    EXERCISE                   EXERCISE                     EXERCISE
                                                       OPTIONS       PRICE        OPTIONS       PRICE        OPTIONS         PRICE
                                                     ------------  -----------  ------------  -----------  -------------  ----------
Outstanding at beginning of the year/period.......            --   $  --            902,000      $0.09        2,076,607      $0.16
Granted...........................................     1,501,500      0.08        1,681,620       0.26        4,149,209       0.42
Exercised.........................................      (599,500)     0.05         (229,750)      0.11       (4,387,085)      0.26
Cancelled.........................................            --        --         (277,263)      0.16         (132,684)      0.22
                                                     ------------  -----------  ------------  -----------  -------------  ----------
Outstanding at year-end                                  902,000      0.09        2,076,607       0.16        1,706,047       0.53
                                                     ============  ===========  ============  ===========  =============  ==========
Options outstanding for which vested shares are
   issuable at period/year end....................            --   $  --          1,011,140      $0.24          664,190      $0.25
                                                     ============  ===========  ============  ===========  =============  ==========

               The options assumed from the Multipoint acquisition are included in the 1998 shares granted.

               At the time of grant, all stock options were granted at the then determined fair value. In consideration of the Company's proposed initial public offering, the Company re-evaluated all option grants and determined that all stock options had been granted when the fair value of the underlying common stock on the grant date had exceeded the exercise price of the stock option. During fiscal 1997, 1998 and 1999, the Company granted options with a weighted-average exercise price of $0.08, $0.26 and $0.42, respectively, compared to the weighted-average fair value of approximately $0.19, $1.07 and $2.31 for the same periods.

               The following table summarizes information about stock options outstanding and exercisable under the 1997 Plan as of December 31, 1999:


                                 OUTSTANDING                               EXERCISABLE
               -------------------------------------------------  -------------------------------
                                    WEIGHTED         WEIGHTED                         WEIGHTED
  RANGE OF                         REMAINING         AVERAGE                          AVERAGE
  EXERCISE         NUMBER          CONTRACTUAL       EXERCISE         NUMBER          EXERCISE
   PRICES       OUTSTANDING       LIFE (YEARS)        PRICE         EXERCISABLE        PRICE
-------------  ---------------   ---------------   -------------  ----------------  -------------
   $0.05              191,042         7.54             $0.05              147,812       $0.05
    0.16               84,840         7.92              0.16               47,472        0.16
    0.20               32,854         8.06              0.20               23,697        0.20
    0.27              946,304         9.29              0.27              440,313        0.27
    1.00              163,500         9.88              1.00                   --        1.00
    2.00              282,500         9.97              2.00                   --        2.00
    4.10                1,840         6.50              4.10                1,840        4.10
    5.74                3,167         6.50              5.74                3,056        5.74
               ---------------   ---------------   -------------  ----------------  -------------
                    1,706,047         8.76             $0.53              664,190       $0.25
               ===============   ===============   =============  ================  =============


               At December 31, 1999, options available for grant under the 1997 Plan were 828,000.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


               A portion of the Company's shares of common stock was not qualified or exempted under applicable state securities laws and so a portion of the stock option grants may be in violation of those laws. If it is determined that the issuance of the affected options constitutes a violation of state securities laws, certain shareholders may have the right to recover from the Company any consideration paid for those shares which were not qualified or exempted under applicable state securities laws. The outcome of this matter has not yet been determined, however any potential liability is not expected to exceed $275,000 in the aggregate.

        (e)    2000 STOCK INCENTIVE PLAN

               On January 18, 2000, the Company's board of directors adopted and its shareholders subsequently approved, the 2000 Stock Incentive Plan (the 2000 Plan). The 2000 Plan will become effective upon the signing of the underwriting agreement for the Company's initial public offering. At that time, all outstanding options under the 1997 Plan will be transferred to the 2000 Plan and no further grants shall be made under the 1997 Plan. Transferred options shall continue to be governed by their existing terms, unless the compensation committee decides to extend one or more features of the 2000 Plan to those options.


               A total of 8,750,000 shares of the Company's common stock have been reserved for issuance under the 2000 Plan. The initial share reserve includes 7,450,000 shares which are expected to be available under the 1997 Stock Plan upon the closing of the Company's initial public offering. The share reserve will be increased annually on the first trading day in January of each calendar year, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the prior calendar year, up to a maximum of 2,000,000 shares per year. When a grant expires or is terminated before it is exercised, the shares not acquired under the grants shall again become available for issuance under the 2000 Plan.


        (f)    2000 EMPLOYEE STOCK PURCHASE PLAN

               On January 18, 2000, the Company's board of directors adopted and its shareholders subsequently approved the 2000 Employee Stock Purchase Plan (the Employee Plan). The Employee Plan will become effective upon the signing of the underwriting agreement for the Company's initial public offering. A total of 250,000 shares of the Company's common stock have been reserved for issuance under the Employee Plan. The share reserve will be increased annually on the first trading day in January of each calendar year, by an amount equal to 2% of the total number of shares of common stock outstanding on the last trading day of December in the prior calendar year, up to a maximum of 1,300,000 shares per year.

               The Employee Plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will commence upon the signing of the underwriting agreement for the Company's initial public offering and will end on the last business day in July 2002. Individual employees who are scheduled to work more than 20 hours per week for more than five calendar months per year are eligible to purchase shares during the offering periods. Participants may contribute up to 10% of their cash earnings through payroll deductions. The accumulated payroll deductions will be applied to the purchase of shares at the semi-annual entry date which occur on the first business day of February and August each year. The purchase price will be equal to the lower of 85% of the fair market value per share on the participant's entry date into the offering period, or 85% of the fair market value on the semi-annual entry date.

        (g)    ACCOUNTING FOR STOCK-BASED COMPENSATION

               The Company uses the intrinsic value method to account for its option plan. Deferred stock-based compensation cost has been recognized for stock option grants to employees when the fair value of the underlying common stock on the grant date, or other measurement date, exceeds the exercise price of each stock option. Deferred stock-based compensation is amortized using the accelerated method set for in Financial Accounting Standards Board Interpretation No. 28.

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


               Under SFAS No. 123, Accounting for Stock-Based Compensation, the Company is required to disclose the pro forma effects on net loss and net loss per share as if the Company had elected to use the fair value approach to account for its employee stock-based compensation plan. Had compensation cost for the Company's plans been determined consistently with the fair value approach described in SFAS 123, the Company's pro forma net loss and pro forma net loss per share for the years ended December 31, 1997, 1998, and 1999, would have been changed as indicated below:


                                                                     DECEMBER 31,
                                                    --------------------------------------------------
                                                        1997             1998              1999
                                                    --------------   --------------   ----------------
               Net loss:
                  As reported...................    $   3,643,911    $   7,476,364    $    13,865,803
                  Pro forma.....................    $   3,647,677    $   7,491,029    $    13,944,985

               Net loss per share:
                  As reported...................    $          --    $        6.18    $          4.35
                  Pro forma.....................    $          --    $        6.19    $          4.38

               The fair value of options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1998, and 1999.

                                                     1997      1998      1999
                                                   -------   -------   --------
               Weighted average risk-free rate....  5.5%      5.5%       5.5%
               Expected life (years)..............    5         5          5
               Volatility.........................   --        --         --
               Dividend yield.....................   --        --         --

(7)     INVENTORIES

        Inventories consist of the following:

                                                   DECEMBER 31,
                                          --------------------------------
                                               1998             1999
                                          ---------------  ---------------

                                               2,709,906        2,065,910
Raw materials..........................   $                $
Work in process........................          282,558          361,175
Finished goods.........................          794,912        2,535,261
                                          ---------------  ---------------
     Inventories, net..................   $    3,787,376   $    4,962,346
                                          ===============  ===============

(8)     INCOME TAXES

        The Company has incurred significant losses since inception and has not incurred any income tax expense to date. The income tax benefit differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax loss as a result of the following:


                                                                        1997              1998              1999
                                                                   ----------------  ----------------  ---------------
Expected tax benefit at U.S. Federal statutory rate of 34%......   $    (1,238,930)  $    (2,541,964)  $  (4,714,373)
Current year net operating losses and temporary differences for
   which no tax benefit is recognized...........................           719,126         1,912,937       3,147,200
Permanent differences...........................................           519,804           629,027       1,567,173
                                                                   ----------------  ----------------  ---------------
     Total......................................................   $            --   $            --   $          --
                                                                   ================  ================  ===============

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are presented below.


                                                                                 1998              1999
                                                                           ---------------   ---------------
                Deferred tax assets:
                   Net operating loss carryforwards.....................   $   10,902,372       $12,171,670
                   Reserves and accrued expenses........................        1,167,453         2,558,402
                   Deferred stock-based compensation....................               --           378,660
                   Fixed assets and intangibles.........................           50,633           143,290
                                                                           ---------------   ---------------
                     Total gross deferred tax assets....................       12,120,458        15,252,022
                   Valuation allowance..................................      (12,120,458)      (15,252,022)
                                                                           ---------------   ---------------
                Total deferred tax assets...............................   $           --    $           --
                                                                           ===============   ===============

        Management has established a valuation allowance for the full amount of the deferred tax assets. The net change in the total valuation allowance for the periods ended December 31, 1997, 1998 and 1999 were net increases of approximately $909,000, $11,211,000 and $3,132,000, respectively.

        As of December 31, 1999, the Company has research and other credit carryforwards available to reduce future income taxes for federal and California income tax purposes of approximately $760,000 and $500,000, respectively. The research credit carryforwards expire from 2003 to 2019 for Federal purposes and are available indefinitely for California.

        At December 31, 1999, the Company had net operating loss carryforwards for Federal and California income tax purposes of approximately $30,000,000 and $17,000,000, respectively, available to reduce future income subject to income taxes. The Federal net operating loss carryforwards expire beginning 2003 through 2019. The California net operating loss carryforwards expire in 2004.

(9)     COMMITMENTS

        (a)    LEASE COMMITMENTS

               The Company is obligated under operating leases for certain equipment and its facility in Santa Clara, California, and capital leases for certain equipment. The operating leases require the Company to pay certain maintenance costs, property taxes, and insurance.

               Future minimum lease payments under capital and operating leases as of December 31, 1999 are as follows (in thousands):

                                                                                      CAPITAL       OPERATING
                                                                                      LEASES          LEASES
                                                                                    ------------  ---------------
               Year ending December 31:
                  2000............................................................  $   203,252   $    1,150,240
                  2001............................................................      187,533        1,179,559
                  2002............................................................       81,003        1,211,176
                  2003............................................................           --        1,101,068
                  2004............................................................           --        1,044,612
                                                                                    ------------  ---------------
                    Total.........................................................      471,788   $    5,686,655
                                                                                                  ===============
                  Less amount representing interest...............................       61,228
                                                                                    ------------
                  Present value of minimum capital lease payments.................      410,560
                  Less current portion of capital lease obligations...............      171,254
                                                                                    ------------
                  Long-term portion of capital lease obligations..................  $   239,306
                                                                                    ============

               Total rent expense for all operating leases was approximately $183,000, $441,000 and $1,207,000 for the years ended December 31, 1997, 1998 and 1999, respectively.


               Included in the future minimum lease payments is a lease obligation for a facility subleased on an informal basis to a company owned by an officer of the Company. This Company pays all costs related to this facility. The sublease arrangement has been conducted at arms length such that the Company

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


               believes that the terms are the same as would be offered to unrelated entities. The Company remains obligated under the lease for monthly lease payments of $18,560 plus certain maintenance, property tax and insurance charges. The lease expires April 2002.


               Equipment recorded under capital leases is included in property and equipment as follows:


                                                                   YEARS ENDED DECEMBER 31,
                                                                  ----------------------------
                                                                     1998            1999
                                                                  ------------    ------------
               Manufacturing equipment........................... $   168,753     $   340,719
               Computer and related equipment....................          --         123,910
               Furniture.........................................          --          92,225
                                                                  ------------    ------------
                                                                      168,753         556,854
                  Accumulated depreciation.......................     (31,515)       (131,656)
                                                                  ------------    ------------
                                                                  $   137,238     $   425,198
                                                                  ============    ============

               Amortization expense associated with assets acquired under capital leases is included in depreciation expense in the accompanying financial statements.

        (b)    CONTRACT MANUFACTURERS


               The Company generally commits to purchase products from its contract manufacturers to be delivered within the next 120 days covered by forecasts. As of December 31, 1999 and June 30, 2000, the Company has committed to make purchases totaling $6.5 million from these manufacturers. In some instances, the Company issues blanket purchase orders for specific quantities and delivery schedules over 12 to 18 months to obtain price discounts. If the Company cancels the purchase order before its term, it would be obligated for the difference between the regular price and the discounted price plus the cost of components bought by the manufacturer specifically for the Company's products. Based on current sales projections, the Company does not believe that they will incur any material obligations under these purchase orders.


(10)    GEOGRAPHIC SEGMENT INFORMATION

        The Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company's chief operating decision-maker is considered to be the chief executive officer
        (CEO). The financial information that the CEO reviews is identical to the information presented in the accompanying statements of operations. Therefore, the Company has determined that it operates in a single operating segment: manufacturing and sale of broadband wireless access equipment.

        The following table presents information about the Company by geographic area:




                                                                           1997
                        -----------------------------------------------------------------------------------------------------------
                          UNITED                      OTHER LATIN                                       EUROPE/
                          STATES         MEXICO         AMERICA        PHILIPPINES     OTHER ASIA       AFRICA       CONSOLIDATED
                        ------------   ------------  --------------   -------------  --------------  ------------   ---------------
Total net revenues...   $    16,038    $   129,767   $          --    $         --   $          --   $    54,931    $      200,736
Net loss.............      (291,134)    (2,355,628)             --              --              --      (997,149)       (3,643,911)
Property &
   equipment, net....       179,960             --              --              --              --            --           179,960
Percentage of
   reported net
   revenue...........             8%            65%             --              --              --            27%              100%

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                                             1998
                            -------------------------------------------------------------------------------------------------------
                              UNITED                      OTHER LATIN                                   EUROPE/
                              STATES         MEXICO         AMERICA      PHILIPPINES     OTHER ASIA     AFRICA       CONSOLIDATED
                            ------------   ------------  -------------   ------------   ------------  ------------  ---------------
Total net revenues.......   $ 1,003,438    $ 6,082,476   $  1,642,374    $ 1,938,627    $   172,768   $   332,552   $   11,172,235
Net loss.................      (671,492)    (4,070,341)    (1,099,063)    (1,299,320)      (130,050)     (206,098)      (7,476,364)
Property & equipment, net       692,640             --             --             --             --            --          692,640
Percentage of reported
   net revenue...........             9%            54%            15%            17%             2%            3%             100%

                                                                             1999
                            -------------------------------------------------------------------------------------------------------
                              UNITED                      OTHER LATIN                                   EUROPE/
                              STATES         MEXICO         AMERICA      PHILIPPINES     OTHER ASIA     AFRICA       CONSOLIDATED
                            ------------   ------------  -------------  -------------  -------------  ------------   --------------
Total net revenues.......   $ 2,638,265    $ 7,638,139   $  3,892,572    $ 2,953,235   $   952,183    $ 2,254,460    $  20,328,854
Net loss.................    (2,485,923)    (4,913,409)    (2,503,987)    (1,899,737)     (612,514)    (1,450,233)     (13,865,803)
Property & equipment, net     1,245,350             --             --             --             --            --        1,245,350
Percentage of reported
   net revenue...........            13%            38%            19%            14%             5%           11%             100%



                                                                        JUNE 30, 1999
                                                                         (UNAUDITED)
                            -------------------------------------------------------------------------------------------------------
                              UNITED                      OTHER LATIN                                   EUROPE/
                              STATES         MEXICO         AMERICA      PHILIPPINES     OTHER ASIA     AFRICA        CONSOLIDATED
                            ------------  -------------  -------------  -------------  -------------  ------------   --------------
Total net revenues.......   $ 1,024,171   $  2,261,857   $  1,920,824   $  2,924,035   $    651,663   $   722,526    $   9,505,076
Net loss.................      (349,658)      (839,180)      (699,316)    (1,083,940)      (244,760)     (279,727)      (3,496,581)
Property & equipment, net       814,932             --             --             --             --            --
Percentage of reported
   net revenue...........            10%            24%            20%            31%             7%            8%             100%




                                                                        JUNE 30, 2000
                                                                         (UNAUDITED)
                            -------------------------------------------------------------------------------------------------------
                              UNITED                      OTHER LATIN                                   EUROPE/
                              STATES         MEXICO         AMERICA      PHILIPPINES     OTHER ASIA     AFRICA        CONSOLIDATED
                            ------------  -------------  -------------  -------------  -------------  ------------   --------------
Total net revenues.......   $ 2,045,130   $  6,016,326   $  1,533,074   $    140,544   $    934,854   $ 1,181,321    $  11,851,249
Net loss.................    (5,386,610)   (16,159,829)    (4,119,173)      (316,860)    (2,534,875)   (3,168,594)     (31,685,941)
Property & equipment, net     2,139,310             --             --             --             --            --        2,139,310
Percentage of reported
   net revenue...........            17%            51%            13%             1%             8%           10%             100%


        Revenue information by product category is as follows:

                                                                                                SIX MONTH PERIOD ENDED JUNE 30,
                                                -----------   --------------   --------------   ------------------------------------
                                                   1997           1998             1999             1999             2000
                                                -----------   --------------   --------------   -------------   --------------------
                                                                                                 (UNAUDITED)       (UNAUDITED)
WaveNet Transport.............................  $  200,736    $   6,009,901    $   5,361,992    $  2,078,570    $     3,460,042
WaveNet Access................................          --          805,574        6,016,653       2,852,053          3,689,749
WaveNet Link..................................          --          306,243        2,769,545         507,470          3,037,369
Legacy and other..............................          --        4,050,517        6,180,664       4,066,983          1,664,089
                                                -----------   --------------   --------------   -------------   --------------------
                                                $  200,736      $11,172,235    $  20,328,854    $  9,505,076    $    11,851,249
                                                ===========   ==============   ==============   =============   ====================


(11)   SUBSEQUENT EVENTS

        (a)    FINANCING COMMITMENTS


               In February 2000, the Company received financing commitments from certain shareholders for $12.5 million in the event that the Company does not complete an initial public offering with gross proceeds of $25 million by May 31, 2000. The $12.5 million in commitments, if required, will be in the form of convertible promissory notes bearing interest at a fixed rate of 10% per annum. If not

                                 WIRELESS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              repaid, the notes will convert into shares of the Company's next round of equity financing of at least $12.5 million. In connection with obtaining these commitments, the Company issued warrants to purchase 50,000 shares of common stock at a price of $4.00 per share and agreed to issue additional warrants for 150,000 shares of common stock at the then fair market value per share if the loan commitments are exercised. These warrants expire upon the earlier of 5 years or 30 days after the consummation of an initial public offering. The fair value of these warrants is being expensed over the remaining commitment period.

        (b)    REINCORPORATION

               On January 18, 2000, the Company's board of directors approved, and its shareholders subsequently approved the reincorporation of the Company in Delaware. In conjunction with the reincorporation, the authorized number of common shares will be increased to 100,000,000, and preferred stock of 5,000,000 shares will be authorized. The par value of the common shares will decrease to $0.001 per share. The effects of the reincorporation have been reflected in the accompanying financial statements.

        (c)    STOCK OPTION GRANTS


               From January 1, 2000 to July 7, 2000 the Company issued 1,229,200 options to employees at a weighted average exercise price of $4.30. The Company also granted options to its outside counsel for 20,000 shares of common stock at $4.00 per share and 180,000 shares at $5.00 per share. Such options were fully vested on the date of grant. One third (?) of such options are immediately exercisable. The remaining two thirds (?) are exercisable at the end of two years subject to earlier exercisability upon the occurrence of certain events. The Company has expensed the fair value of such exercisable options in the quarter in which they were granted. The fair value of the unexercisable shares will be expensed over their exercise period as they are associated with services to be rendered in the future.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Multipoint Networks, Inc.

We have audited the accompanying statement of operations of Multipoint Networks, Inc., and the related statements of stockholders' equity and cash flows for the period from January 1, 1998 to August 25, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Multipoint Networks, Inc. for the period January 1, 1998 to August 25, 1998 in conformity with generally accepted accounting principles.

                                               /s/ KPMG LLP

Mountain View, California
February 18, 2000

                            MULTIPOINT NETWORKS, INC.
                             STATEMENT OF OPERATIONS
                                 FOR THE PERIOD
                       JANUARY 1, 1998 TO AUGUST 25, 1998


       Revenue.................................   $      5,872,500
       Cost of revenue.........................          4,355,426
                                                  -----------------
               Gross profit....................          1,517,074
                                                  -----------------

       Operating expenses:
          Research and development.............            954,120
          Sales and marketing..................          1,740,433
          General and administration...........            249,963
                                                  -----------------
               Total operating expenses........          2,944,516
                                                  -----------------
       Operating loss..........................         (1,427,442)
                                                  =================
       Interest expense, net...................             46,003
       Other income............................            (66,799)
                                                  -----------------
               Net loss........................   $     (1,406,646)
                                                  =================

                            MULTIPOINT NETWORKS, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                                 FOR THE PERIOD
                       JANUARY 1, 1998 TO AUGUST 25, 1998


                                                  SERIES I NONREDEEMABLE
                                                     PREFERRED STOCK                    COMMON STOCK
                                             --------------------------------- ------------------------------  SUBSCRIPTION
                                                  SHARES           AMOUNT         SHARES          AMOUNT         RECEIVABLE
                                             ----------------- --------------- --------------  --------------  ---------------
  Balance as of January 1, 1998............        19,534,200  $   3,146,304      30,806,754   $  18,914,000   $       (5,000)

  Proceeds from issuance of common
     stock.................................                --             --              --          11,894            5,000

  Net loss ................................                --             --              --              --               --
                                             -----------------
                                             ----------------- --------------- --------------  --------------  ---------------
  Balance as of August 25, 1998............        19,534,200  $   3,146,304      30,806,754   $  18,925,894   $           --
                                             ================= =============== ==============  ==============  ===============


                                              ACCUMULATED       STOCKHOLDERS'
                                                DEFICIT            EQUITY
                                            ---------------   ------------------
  Balance as of January 1, 1998............ $  (19,124,791)   $       2,930,513

  Proceeds from issuance of common
     stock.................................             --               16,894

  Net loss ................................     (1,406,646)          (1,406,646

                                            ---------------   -----------------
  Balance as of August 25, 1998............ $  (20,531,437)   $       1,540,761
                                            ===============   ==================

                            MULTIPOINT NETWORKS, INC.
                             STATEMENT OF CASH FLOW
                                 FOR THE PERIOD
                       JANUARY 1, 1998 TO AUGUST 25, 1998

Cash flows from operating activities:
   Net loss..............................................   $  (1,406,646)

Adjustments to reconcile net loss to net cash used
   in operating activities:
   Depreciation..........................................         164,969
   Provision for excess and obsolete inventory...........         (27,211)

   Changes in operating assets and liabilities:
     Accounts receivable.................................      (1,158,035)
     Inventory...........................................      (1,010,985)
     Prepaids and other current assets...................        (136,781)
     Accounts payable....................................        (291,758)
     Accrued liabilities.................................         269,487
                                                            --------------
   Net cash used in operating activities.................      (3,596,960)
                                                            --------------

Cash flows used in investing activities:
   Purchase of property and equipment....................        (163,256)
                                                            --------------

Cash flows from financing activities:
   Proceeds from lines of credit.........................       1,084,103
   Proceeds from bridge financing........................       1,750,000
   Proceeds from issuances of common stock...............          16,894
                                                            --------------

       Cash provided by financing activities.............       2,850,997
                                                            --------------

Net decrease in cash and cash equivalents................        (909,219)

Cash and cash equivalents, beginning of period...........       1,147,000
                                                            --------------

Cash and cash equivalents, end of period.................   $     237,781
                                                            ==============

                            MULTIPOINT NETWORKS, INC.
               NOTES TO THE STATEMENT OF OPERATIONS FOR THE PERIOD
                       JANUARY 1, 1998 TO AUGUST 25, 1998


(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a) THE COMPANY

          Multipoint Networks, Inc. (the "Company") was incorporated in California in 1987 and designed, manufactured and marketed wireless metropolitan-area data network products based on unique patented digital transceiver technology. The Company's products were distributed through a network of independent distributors and value-added resellers located throughout Latin America, North America and Asia-Pacific.

          On August 26, 1998 the Company was acquired by Wireless, Inc.

      (b) REVENUE RECOGNITION

          Revenues are recognized upon product shipment, provided that significant support obligations, if any, are satisfied and collection of the resulting receivables is probable. Estimated warranty costs are accrued at the time of sale based upon the Company's historical experience.

      (c) USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (d) PROPERTY AND EQUIPMENT

          Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, which range from three to five years. Equipment held under capital leases is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

      (e) CASH EQUIVALENTS

          The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are deposited with high credit quality financial institutions.

      (f) RESEARCH AND DEVELOPMENT

          Costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred until the technological feasibility of the product or enhancement has been established. Technological feasibility is established when a product design and a working model have been completed and the completeness of the working model, and its consistency with the product design, have been confirmed by testing. After establishing technological feasibility, material development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or is amortized based on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between completion of a working model and the general release of the product has been short and development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any development costs.

                            MULTIPOINT NETWORKS, INC.
               NOTES TO THE STATEMENT OF OPERATIONS FOR THE PERIOD
                 JANUARY 1, 1998 TO AUGUST 25, 1998--(CONTINUED)

      (g) INVENTORIES

          Inventory is stated at the lower of cost, determined on a first-in first-out basis or net realizable value.

      (h) INCOME TAXES

          The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

      (i) COMPREHENSIVE INCOME

          The Company does not have any components of comprehensive income, consequently comprehensive loss consists entirely of net loss for all periods presented.

(2) STOCKHOLDERS' EQUITY

      (a) SERIES 1 NONREDEEMABLE PREFERRED STOCK

          At August 25, 1998, the Company had 19,534,200 shares of Series 1 Nonredeemable Convertible Preferred Stock issued and outstanding. Holders of Series 1 Preferred Stock are entitled to a noncumulative dividend, when and if declared by the Board of Directors, at the minimum rate of $0.02 per share per annum, prior and in preference to any distribution on the Common Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series 1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution on the Common Stock, the amount of $0.4875 per share plus an amount equal to all declared but unpaid dividends on such shares.

          Each share of Series 1 Preferred Stock is convertible at the option of the holder at any time in Common Stock at the initial conversion rate of one share Common Stock for each share of Series 1 Preferred Stock. The initial conversion rate of the Series 1 Preferred Stock is subject to adjustment as provided in the Articles of Incorporation. Each share of Series 1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate upon the closing of a firm commitment underwritten initial public offering of the Company's Common Stock at a price per share not less than $0.75 per share and an aggregate offering price to the public of not less than $10,000,000, exclusive of underwriting commissions and offering expenses.

          Each share of Series 1 Preferred Stock is entitled to the number of votes equal to the number of share of Common Stock into which the shares of Series 1 Preferred Stock could be converted.

      (b) COMMON STOCK

          The Company is authorized to issue 60,000,000 shares of no par value common stock. At January 1, 1998 and August 25, 1998, the number of shares of common stock outstanding was 30,806,754.

                           MULTIPOINT NETWORKS, INC.
               NOTES TO THE STATEMENT OF OPERATIONS FOR THE PERIOD
                 JANUARY 1, 1998 TO AUGUST 25, 1998--(CONTINUED)

(3) INCOME TAXES

          The Company has incurred significant losses since inception and has not incurred any income tax expense to date. The income tax benefit differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax loss as a result of the following:


             Expected tax benefit at U.S. Federal statutory rate of 34%..............................     (478,260)

             Current year net operating losses and temporary differences for which no tax benefit is
                recognized............................................................................     344,347

             Permanent differences....................................................................     133,913
                                                                                                         ----------

                Total.................................................................................   $      --
                                                                                                         ==========

                                INSIDE BACK COVER


     The page consists of a map of the planet with clusters of yellow dots appearing in various countries which are colored blue. Below the map are the words "Our customers have installed our systems in each of the locations noted above." In the top left corner of the page on the purple background is the Wireless logo, which consists of the word "Wireless" with the first four letters in black and the last four in blue, multi-colored dots appearing above the "i", "r" and "e", the capital letters "INC" in the top right corner, the letters "TM" in the lower right corner and a semi-circular blue line underneath. Underneath the logo are the words "Broadband without Boundaries."

================================================================================

                                8,500,000 SHARES

                                 WIRELESS, INC.

                                  COMMON STOCK



                                 [WIRELESS LOGO]




                                 --------------


                               P R O S P E C T U S

                                     , 2000

                                 --------------



                              SALOMON SMITH BARNEY

                               CIBC WORLD MARKETS

                           PRUDENTIAL VOLPE TECHNOLOGY

                         A UNIT OF PRUDENTIAL SECURITIES

================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the costs and expenses, other than the underwriting discounts payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


SEC Registration Fee...............................  $     25,806
NASD Filing Fee....................................        10,275
Nasdaq National Market Listing Fee.................        95,000
Printing and Engraving Expenses....................        50,000
Legal Fees and Expenses............................     1,600,000
Accounting Fees and Expenses.......................       630,000
Blue Sky Fees and Expenses.........................        10,000
Transfer Agent Fees................................         8,000
Miscellaneous......................................       120,919
                                                     -------------
   Total...........................................     2,550,000
                                                     =============

--------------
    *  To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6 of our bylaws provides for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law Our certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Wireless, Inc. and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company or our stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which is attached as
Exhibit 10.3 hereto and incorporated herein by reference. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. We maintain directors and officers liabilities insurance. Reference is made to
Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities and Section 1.7 of the Sixth Amended and Restated Investors Rights Agreement contained in Exhibit 4.1 hereto, indemnifying the parties thereto, including certain controlling stockholders, against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

       During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:


             (a) The Registrant issued and sold 6,050,276 shares of common stock to employees and consultants for an aggregate purchase price of $1,624,003.24 pursuant to direct stock issuances and the exercise of options under its 1997 Stock Option/Stock Issuance Plan.

             (b) In May 1997, the Registrant issued and sold an aggregate of 6,000,000 shares of Series A Preferred Stock to two investors for an aggregate of purchase price of $3,000,000.

             (c) In May 1997, the Registrant issued a warrant to Imperial Bank to purchase up to 30,460 shares of its common stock at an exercise price of $1.22 per share.

             (d) In October 1997, the Registrant issued and sold an aggregate of 750,000 shares of Series B Preferred Stock to one investor for an aggregate of purchase price of $1,500,000.


             (e) In June 1998, the Registrant entered into an agreement to acquire Multipoint Networks, Inc., or Multipoint, whereby the purchase price was payable in shares of the Registrant's common stock and Series C Preferred Stock. In August 1998, the Registrant completed the acquisition and paid an aggregate of 2,746,452 shares of its common stock to the holders of Multipoint common stock and 2,146,868 shares of its Series C Preferred Stock to the holders of Multipoint Series 1 Preferred Stock. The issuance of Registrant's Series C Preferred Stock was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(10) thereof. In November 1999, 59,983 shares of Series C Preferred Stock were repurchased by the Company from a single investor for an aggregate purchase price of $79,777.


             (f) In October 1998, the Registrant issued a warrant to Silicon Valley Bank to purchase up to 48,000 shares of its Series D Preferred Stock at an exercise price of $1.25 per share.

             (g) In March 1999, the Registrant issued and sold an aggregate of 6,541,013 shares of Series D Preferred Stock to several investors for an aggregate purchase price of $8,176,266.

             (h) In August 1999, the Registrant issued to an investor a subordinated debenture in a principal amount of $1,000,000 which is convertible into shares of its Series E Preferred Stock at an exercise price of $3.125 per share.

             (i) In September 1999, the Registrant issued a warrant to Silicon Valley Bank to purchase up to 20,000 shares of its Series E Preferred Stock at an exercise price of $2.50 per share. In December 1999, the Registrant's board of directors reduced the exercise price to $2.42 per share and adjusted the number of shares issuable upon exercise of the warrant to 20,662.


             (j) In September 1999, the Registrant issued and sold an aggregate of 3,600,000 shares of Series E Preferred Stock and warrants to purchase an aggregate of 362,000 shares of common stock at an exercise price of $0.75 per share (subject to adjustment) to several investors for an aggregate purchase price of $9,003,600. In December 1999, the Registrant's board of directors reduced the exercise price of the warrants to $2.42 per share and adjusted the number of shares issuable upon exercise of the warrants to 362,000 following the realization that shares of common stock issuable upon the exercise of options granted to certain officers should have been considered outstanding when determining the capitalization for purposes of establishing the purchase price of Series E Preferred Stock.


             (k) In November 1999, the Registrant issued warrants to two consultants to purchase up to an aggregate of 100,000 shares of its common stock at an exercise price of $2.50 per share.

             (l) In January 2000, the Registrant issued and sold an aggregate of 3,000,000 shares of Series F Preferred Stock to two investors for an aggregate purchase price of $15,000,000.

             (m) In January 2000, the Registrant issued and sold an aggregate of 3,429,352 shares of common stock to TRW in connection with a Purchase and License Agreement for an aggregate consideration of $17,146,760.

             (n) In February 2000, the Registrant issued warrants to several investors to purchase up to an aggregate of 50,000 shares of its common stock at an exercise price of $4.00 per share.

             (o) In March 2000, the Registrant issued 12,000 shares of stock to one investor in consideration of services previously rendered at a grant price of $5.00 per share.

             (p) In June 2000, the registrant issued a warrant to Silicon Valley Bank to purchase up to 37,500 shares of its common stock at an exercise price of $4.00 per share.


     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that, except as otherwise noted, each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       The exhibits listed in the exhibit Index are filed as part of this registration statement.


(a)    Exhibits




EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
---------  -----------------------
1.1**      Form of Underwriting Agreement.
2.1*       Agreement and Plan of Reorganization dated as of June 4, 1998 by and among Multipoint Networks, certain shareholders of Multipoint Networks, Inc., Wireless, Inc. and certain shareholders of Wireless, Inc.
3.1*       Amended and Restated Certificate of Incorporation, to be effective upon consummation of this Offering.
3.2*       Amended and Restated Bylaws, to be effective upon consummation of this offering.
4.1*       Sixth Amended and Restated Investors' Rights Agreement.
4.2*       Form of Registrant's Specimen Common Stock Certificate.
4.3*       Reference is made to Exhibits 3.1 and 3.2.
4.4*       Form of Warrant to Purchase Common Stock, dated as of October 10, 1999, by and among the Registrant and the purchasers of Series E Preferred Stock.
4.5*       Warrant to Purchase Common Stock, dated as of May 5, 1997, by and between the Registrant and Imperial Bank.
4.6*       Convertible Promissory Note, dated as of August 17, 1999, by and between the Registrant and AMT
            Capital, Ltd., as amended.
4.7*       Warrant to Purchase Series D Preferred Stock, dated as of October 16, 1998, by and between the Registrant and Silicon Valley Bank.
4.8*       Warrant to Purchase Series E Preferred Stock, dated as of September 13, 1999, by and between the Registrant and Silicon
            Valley Bank.
4.9*       Form of Warrant to Purchase Common Stock, dated as of November 18, 1999, by and between the Registrant and each of Peter Sutherland and Jed Davis.
4.10*      Form of Warrant to Purchase Common Stock, dated as of February 14, 2000, by and between the Registrant and each of Dynamics Technology, Inc., Gemini Investors LLC, Stratford Equity Partners, L.P., Crossroads
            Venture Capital, LLC and TRW.
4.11       Warrant to Purchase Common Stock, dated as of June 1, 2000, by and between the Registrant and Silicon Valley Bank.
4.12*      Convertible Promissory Note dated as of August 17, 1999, by and between the Registrant and AMT Capital, Ltd.
5.1*       Opinion of Brobeck, Phleger & Harrison LLP, counsel for the Registrant, with respect to the common stock being registered.
10.1*      Registrant's 2000 Stock Incentive Plan.
10.2*      Registrant's 2000 Employee Stock Purchase Plan.
10.3*      Form of Registrant's Directors' and Officers' Indemnification Agreement.
10.4*      Lease Agreement, dated June 4, 1999, between the Registrant and W.F. Batton & Co.
10.5*      Loan and Security Agreement, dated as of February 27, 1999, between the Registrant and Silicon Valley Bank.
10.6*      Amendment to Loan Documents, dated as of September 13, 1999, to the Loan and Security Agreement, dated as of
            February 27, 1999, between the Registrant and Silicon Valley Bank.
10.7*      Amendment to Loan Documents, dated as of February 23, 2000, to the Loan and Security Agreement dated as of
            February 27, 1999, between the Registrant and Silicon Valley Bank.
10.7(a)    Amendment to Loan Documents, dated July 13, 2000, to the Loan and Security Agreement dated as of February 27, 1999, between the Registrant and Silicon Valley Bank.
10.8+      Purchase and License Agreement, dated as of January 14, 2000, between the Registrant and TRW.
10.9+*     Master Distributor Agreement, dated April 1, 1999, as amended, between the Registrant and Digital


EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
---------  -----------------------
            Microwave Corporation.
10.10*     Promissory Note, dated as of December 10, 1999, executed by William J. Palumbo in favor of the Registrant.
10.10(a)   Amendment to Promissory Note, dated as of June 22, 2000, to the Promissory Note, dated as of December 10, 1999, executed by William J. Palumbo in favor of the Registrant.
10.11*     Lease Agreement dated as of May 12, 1997 by and between the Registrant and Spieker Properties, L.P.
10.12      Consulting Agreement, dated as of October 18, 1999, by and between William E. Gibson and the Registrant.
10.13      Employment Agreement, dated March 30, 2000, between Antonio Canova and the Registrant.
23.1       Consent of KPMG LLP, Independent Auditors relative to Wireless, Inc.
23.2       Consent of KPMG LLP, Independent Auditors relative to Multipoint Networks, Inc.
23.3*      Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
24.1*      Power of Attorney. Reference is made to Page II-5.
27.1       Financial Data Schedule.

--------------
    * Previously filed.
   ** To be filed by subsequent amendment.
    + Confidential treatment has been requested for certain portions thereof.

  (b)  Financial Statement Schedule

ITEM 17.  UNDERTAKINGS

       We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, indemnification agreements entered into between the company and our officers and directors, the underwriting agreement, or otherwise, we have been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 18th day of July, 2000.



                      By:                /s/ WILLIAM J. PALUMBO
                             ------------------------------------------------
                                           William J. Palumbo
                                  CHIEF EXECUTIVE OFFICER AND PRESIDENT

       Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the persons whose signatures appear below, which persons have signed such registration statement in the capacities and on the dates indicated:


                  SIGNATURE                                         TITLE                             DATE
                  ---------                                         -----                             ----
           /s/ WILLIAM J. PALUMBO
----------------------------------------------     Chief Executive Officer and President          July 18, 2000
               William J. Palumbo                        (Principal Executive Officer)

             /s/ ANTONIO CANOVA                    Chief Financial Officer, Executive Vice
----------------------------------------------         President and Secretary (Principal         July 18, 2000
                 Antonio Canova                               Accounting Officer)

                      *                               Chairman of the Board of Directors          July 18, 2000
----------------------------------------------
              William E. Gibson

                      *                                            Director                       July 18, 2000
----------------------------------------------
              Andrew I. Fillat

                      *                                            Director                       July 18, 2000
----------------------------------------------
                Denny R.S. Ko

                      *                                            Director                       July 18, 2000
----------------------------------------------
               David F. Millet

                      *                                            Director                       July 18, 2000
----------------------------------------------
             Patrick A. Rivelli

                      *                                            Director                       July 18, 2000
----------------------------------------------
              Mark S. Silverman


*By        /s/ ANTONIO CANOVA
               Antonio Canova
              ATTORNEY-IN-FACT

                      FORM OF INDEPENDENT AUDITORS' REPORT


When the event referred to in Note 11(b) of the Wireless, Inc. financial statements has been consummated, we will be in a position to render the following report.


                                                             /s/ KPMG LLP


The Board of Directors
Wireless, Inc.:

       Under date of February 23, 2000, except for Note 11 which is as of July 2000, we reported on the balance sheets of Wireless, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockhholders' equity, and cash flows for the period from May 7, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, included in the prospectus. In connection with our audits of the aforementioned financial statements, we also audited the accompanying financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

       In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Mountain View, California
February 23, 2000

                                   SCHEDULE II

                                 WIRELESS, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
               FOR THE PERIOD MAY 7, 1997 (INCEPTION) TO DECEMBER
              31, 1997 AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                           BALANCE AT        CHARGED TO COST                                            BALANCE AT
                                          BEGINNING OF           COST AND                                                 END OF
ALLOWANCE FOR DOUBTFUL ACCOUNTS              PERIOD              EXPENSES        OTHER ADDITIONS       DEDUCTIONS         PERIOD
-------------------------------------    ----------------   -----------------   ------------------   ---------------  --------------
         1997........................    $            --    $             --    $              --    $           --   $        --
         1998........................                 --             200,136              145,351           (46,254)      299,233
         1999........................    $       299,233    $      1,044,365    $              --    $     (149,963)  $ 1,193,635

                             EXHIBIT INDEX


EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
---------  -----------------------
1.1**      Form of Underwriting Agreement.
2.1*       Agreement and Plan of Reorganization dated as of June 4, 1998 by and among Multipoint Networks, certain shareholders of Multipoint Networks, Inc., Wireless, Inc. and certain shareholders of Wireless, Inc.
3.1*       Amended and Restated Certificate of Incorporation, to be effective upon consummation of this Offering.
3.2*       Amended and Restated Bylaws, to be effective upon consummation of this offering.
4.1*       Sixth Amended and Restated Investors' Rights Agreement.
4.2*       Form of Registrant's Specimen Common Stock Certificate.
4.3*       Reference is made to Exhibits 3.1 and 3.2.
4.4*       Form of Warrant to Purchase Common Stock, dated as of October 10, 1999, by and among the Registrant and the purchasers of Series E Preferred Stock.
4.5*       Warrant to Purchase Common Stock, dated as of May 5, 1997, by and between the Registrant and Imperial Bank.
4.6*       Convertible Promissory Note, dated as of August 17, 1999, by and between the Registrant and AMT
            Capital, Ltd., as amended.
4.7*       Warrant to Purchase Series D Preferred Stock, dated as of October 16, 1998, by and between the Registrant and Silicon Valley Bank.
4.8*       Warrant to Purchase Series E Preferred Stock, dated as of September 13, 1999, by and between the Registrant and Silicon
            Valley Bank.
4.9*       Form of Warrant to Purchase Common Stock, dated as of November 18, 1999, by and between the Registrant and each of Peter Sutherland and Jed Davis.
4.10*      Form of Warrant to Purchase Common Stock, dated as of February 14, 2000, by and between the Registrant and each of Dynamics Technology, Inc., Gemini Investors LLC, Stratford Equity Partners, L.P., Crossroads
            Venture Capital, LLC and TRW.
4.11       Warrant to Purchase Common Stock, dated as of June 1, 2000, by and between the Registrant and Silicon Valley Bank.
4.12*      Convertible Promissory Note dated as of August 17, 1999, by and between the Registrant and AMT Capital, Ltd.
5.1*       Opinion of Brobeck, Phleger & Harrison LLP, counsel for the Registrant, with respect to the common stock being registered.
10.1*      Registrant's 2000 Stock Incentive Plan.
10.2*      Registrant's 2000 Employee Stock Purchase Plan.
10.3*      Form of Registrant's Directors' and Officers' Indemnification Agreement.
10.4*      Lease Agreement, dated June 4, 1999, between the Registrant and W.F. Batton & Co.
10.5*      Loan and Security Agreement, dated as of February 27, 1999, between the Registrant and Silicon Valley Bank.
10.6*      Amendment to Loan Documents, dated as of September 13, 1999, to the Loan and Security Agreement, dated as of
            February 27, 1999, between the Registrant and Silicon Valley Bank.
10.7*      Amendment to Loan Documents, dated as of February 23, 2000, to the Loan and Security Agreement dated as of
            February 27, 1999, between the Registrant and Silicon Valley Bank.
10.7(a)    Amendment to Loan Documents, dated July 13, 2000, to the Loan and Security Agreement dated as of February 27, 1999, between the Registrant and Silicon Valley Bank.
10.8+      Purchase and License Agreement, dated as of January 14, 2000, between the Registrant and TRW.
10.9+*     Master Distributor Agreement, dated April 1, 1999, as amended, between the Registrant and Digital Microwave Corporation.
10.10*     Promissory Note, dated as of December 10, 1999, executed by William J. Palumbo in favor of the Registrant.
10.10(a)   Amendment to Promissory Note, dated as of June 22, 2000, to the Promissory Note, dated as of December 10, 1999, executed by William J. Palumbo in favor of the Registrant.
10.11*     Lease Agreement dated as of May 12, 1997 by and between the Registrant and Spieker Properties, L.P.
10.12      Consulting Agreement, dated as of October 18, 1999, by and between William E. Gibson and the Registrant.
10.13      Employment Agreement, dated March 30, 2000, between Antonio Canova and the Registrant.
23.1       Consent of KPMG LLP, Independent Auditors relative to Wireless, Inc.
23.2       Consent of KPMG LLP, Independent Auditors relative to Multipoint Networks, Inc.


EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
---------  -----------------------
23.3*      Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
24.1*      Power of Attorney. Reference is made to Page II-5.
27.1       Financial Data Schedule.

--------------
    * Previously filed.
   ** To be filed by subsequent amendment
    + Confidential treatment has been requested for certain portions thereof.